   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 1998.

                                                      REGISTRATION NO. 333-42117
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           TRANSWESTERN HOLDINGS L.P.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                  2741                                 33-0560667
    (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NO.)

                            ------------------------

                               TWP CAPITAL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                  2741                                 33-0779058
    (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NO.)

                            ------------------------

                         8344 CLAIREMONT MESA BOULEVARD
                          SAN DIEGO, CALIFORNIA 92111
                           TELEPHONE: (619) 467-2800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                JOAN M. FIORITO                                     COPY TO:
         8344 CLAIREMONT MESA BOULEVARD                     WILLIAM S. KIRSCH, P.C.
          SAN DIEGO, CALIFORNIA 92111                           KIRKLAND & ELLIS
           TELEPHONE: (619) 467-2800                        200 EAST RANDOLPH DRIVE
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                TELEPHONE NUMBER,                           CHICAGO, ILLINOIS 60601
   INCLUDING AREA CODE, OF AGENT FOR SERVICE)              TELEPHONE: (312) 861-2000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                            ------------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 20, 1998


PRELIMINARY PROSPECTUS

FEBRUARY   , 1998
                           TRANSWESTERN HOLDINGS L.P.

                               TWP CAPITAL CORP.
    OFFER TO EXCHANGE THEIR SERIES B 11 7/8% SENIOR DISCOUNT NOTES DUE 2008
                      FOR ANY AND ALL OF THEIR OUTSTANDING
                     11 7/8% SENIOR DISCOUNT NOTES DUE 2008

 THE DISCOUNT NOTE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
                  ON                 , 1998, UNLESS EXTENDED.

     TransWestern Holdings L.P., a Delaware limited partnership ("Holdings") and TWP Capital Corp., a Delaware corporation ("Capital" and, together with Holdings, the "Discount Note Issuers") hereby offer (the "Discount Note Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount at maturity of their Series B 11 7/8% Senior Discount Notes due 2008 (the "Exchange Discount Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part, for each $1,000 principal amount at maturity of their outstanding 11 7/8% Senior Discount Notes due 2008 (the "Old Discount Notes"), of which $57,916,000 aggregate principal amount at maturity is outstanding as of the date hereof. The form and terms of the Exchange Discount Notes are the same as the form and terms of the Old Discount Notes except that (i) the Exchange Discount Notes will bear a Series B designation, (ii) the Exchange Discount Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) holders of the Exchange Discount Notes will not be entitled to certain rights of holders of Old Discount Notes under the Registration Rights Agreement (as defined herein). The Exchange Discount Notes will evidence the same debt as the Old Discount Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated as November 12, 1997 (the "Discount Note Indenture") by and among the Discount Note Issuers and Wilmington Trust Company, as trustee. The Old Discount Notes were initially issued on November 12, 1997. The Old Discount Notes and the Exchange Discount Notes are sometimes referred to herein collectively as the "Discount Notes." See "The Discount Note Exchange Offer" and "Description of the Discount Notes."

     The Old Discount Notes were issued at a substantial discount to their principal amount at maturity. The offering price of the Old Discount Notes was $32,500,000 and their principal amount at maturity is $57,916,000. Interest on the Discount Notes will not accrue or be payable prior to November 15, 2002. Thereafter, interest on the Discount Notes will accrue on the principal amount at maturity at the rate of 11 7/8% per annum and will be payable semi-annually on each May 15 and November 15, commencing May 15, 2003. Interest will be payable at the option of the Discount Note Issuers at a rate of 13 3/8% per annum by the issuance of additional Discount Notes (valued at 100% of the face amount thereof) in lieu of cash interest.

     The Discount Notes will be redeemable at the option of the Discount Note Issuers, in whole or in part, at any time on or after November 15, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest thereon, if any, to the redemption date. In addition, the Discount Note Issuers, at their option, may redeem all, but not less than all, of the aggregate principal amount of the Discount Notes outstanding at any time prior to November 15, 2002 at a redemption price equal to 111.875% of the Accreted Value (as defined herein) thereof, out of the Net Proceeds (as defined herein) of one or more Public Equity Offerings (as defined herein), provided, however, that any such redemption occurs within 90 days following the closing of any such Public Equity Offering. See "Description of the Discount Notes -- Optional Redemption." Upon the occurrence of a Change of Control (as defined herein), each holder of the Discount Notes will be entitled to require the Discount Note Issuers to purchase such holder's Discount Notes at a purchase price equal to (i) 101% of the Accreted Value thereof, if the repurchase date is on or prior to November 15, 2002, or (ii) 101% of the principal amount at maturity thereof, together with accrued and unpaid interest thereon, if any, to the repurchase date, if such date is after November 15, 2002. See "Description of the Discount
Notes -- Change of Control Offer."

     The Discount Notes will be general senior unsecured obligations of the Discount Note Issuers and will rank senior in right of payment to any subordinated indebtedness of the Discount Note Issuers. The Discount Notes will be effectively subordinated in right of payment to all existing and future obligations of the Company's (as defined herein) subsidiaries, including TransWestern (as defined herein). As of October 31, 1997, after giving effect to the consummation of the Initial Offerings (as defined herein) and the Asset Drop-Down (as defined herein), such subsidiaries would have had approximately $185.0 million aggregate principal amount of Indebtedness outstanding. In addition, such
                                             (Cover continued on following page)
                            ------------------------

     SEE "RISK FACTORS" ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD DISCOUNT NOTES IN THE DISCOUNT NOTE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

(Cover page continued)

subsidiaries would have had $40.0 million of additional borrowing availability under the Senior Credit Facility (as defined herein). Holdings' pro forma earnings were insufficient to cover fixed charges by approximately $4.5 million for the fiscal year ended April 30, 1997 and $10.0 million for the six-month period ended October 31, 1997. See "Capitalization" and "Description of the Discount Notes."

     The Discount Note Issuers will accept for exchange any and all Old Discount Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time
on                , 1998, unless extended by the Discount Note Issuers in their sole discretion (the "Expiration Date"). Tenders of Old Discount Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Discount Note Exchange Offer is subject to certain customary conditions. The Old Discount Notes were sold by the Discount Note Issuers on November 12, 1997 to CIBC Oppenheimer and First Union Capital Markets Corp. (the "Initial Purchasers") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Discount Note Offering"). The Initial Purchasers subsequently placed the Old Discount Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act and qualified buyers outside the United States in reliance upon Regulation S under the Securities Act. Accordingly, the Old Discount Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Discount Notes are being offered hereunder in order to satisfy the obligations of the Discount Note Issuers under the Registration Rights Agreement entered into by the Discount
Note Issuers and the Initial Purchasers in connection with the Initial Discount Note Offering. See "The Discount Note Exchange Offer."

     Based upon an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters issued to third parties, the Discount Note Issuers believe that the Exchange Discount Notes issued pursuant to the Discount Note Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Discount Note Issuers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Discount Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Discount Notes. See "The Discount Note Exchange Offer -- Resale of the Exchange Discount Notes." Holders of Old Discount Notes wishing to accept the Discount Note Exchange Offer must represent to the Discount Note Issuers, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Discount Notes for its own account pursuant to the Discount Note Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Discount Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Discount Notes received in exchange for Old Discount Notes where such Old Discount Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Discount
Note Issuers have agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus, as it may be required to be amended or supplemented during such period, available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

     Holders of Old Discount Notes not tendered and accepted in the Discount Note Exchange Offer will continue to hold such Old Discount Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Discount Note Indenture and with respect to transfer under the Securities Act.

     The Discount Note Issuers will not receive any proceeds from the Discount Note Exchange Offer. The Discount Note Issuers have agreed to bear the expenses of the Discount Note Exchange Offer. No underwriter is being used in connection with the Discount Note Exchange Offer.

     There has not previously been any public market for the Old Discount Notes or the Exchange Discount Notes. The Discount Note Issuers do not intend to list the Exchange Discount Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Discount Notes will develop. See "Risk
Factors -- Absence of a Public Market Could Adversely Affect the Value of Exchange Discount Notes." Moreover, to the extent

(Cover page continued)

that Old Discount Notes are tendered and accepted in the Discount Note Exchange Offer, the trading market for untendered and tendered but unaccepted Old Discount Notes could be adversely affected.

     Concurrent with the Initial Discount Note Offering, TransWestern Publishing Company LLC ("TransWestern"), a subsidiary of Holdings, and TWP Capital Corp. II ("Capital II," and together with TransWestern, the "Company" or the "Issuers"), sold (the "Initial Offering," and together with the Initial Discount Note Offering, the "Initial Offerings") $100 million in initial aggregate principal amount of their 9 5/8% Senior Subordinated Notes due 2007 (the "Old Notes").

     Concurrent with this Discount Note Exchange Offer, the Issuers are offering to exchange (the "Exchange Offer," and together with this Discount Note Exchange Offer, the "Exchange Offers") $1,000 principal amount at maturity of their Series B 9 5/8% Senior Subordinated Notes due 2007 (the "Exchange Notes") registered under the Securities Act pursuant to a registration statement, for each $1,000 principal amount at maturity of their outstanding Old Notes, of which $100 million in initial aggregate principal amount is outstanding. The Old Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Transactions" and "Description of the Notes."

     Pursuant to the Recapitalization, Holdings redeemed a portion of the limited partnership interests held by the Existing Limited Partners (as defined herein), including the Management Investors (as defined herein), who as a group received an aggregate of approximately $38 million in the Recapitalization and exchanged their remaining limited partnership interests, valued at approximately $11 million in the Recapitalization, for newly issued Preferred and Class A Units (as defined herein). Also in connection with the Recapitalization, Holdings repaid $833,419 in loans made to Holdings by TransWestern Communications Company, Inc. ("TCC"), its General Partner. The loans were made by TCC to Holdings for amounts distributed to TCC in connection with the periodic and special distributions made by Holdings to its partners. Holdings used approximately $31.3 million of the proceeds of the Initial Discount Note Offering to redeem approximately one half of the Preferred Units held by its limited partners. See "Certain Transactions -- Benefits of the Recapitalization to Certain Existing Security Owners and Management Investors," "-- Payments on TCC Note" and "-- Redemption of Preferred Units."

     THE DISCOUNT NOTE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE DISCOUNT NOTE ISSUERS ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD DISCOUNT NOTES IN ANY JURISDICTION IN WHICH THE DISCOUNT NOTE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DISCOUNT NOTE ISSUERS.

     UNTIL                , 1998 (90 DAYS AFTER COMMENCEMENT OF THE DISCOUNT
NOTE EXCHANGE OFFER), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE DISCOUNT NOTES, WHETHER OR NOT PARTICIPATING IN THE DISCOUNT NOTE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     The Exchange Discount Notes will be available initially only in book-entry form and the Discount Note Issuers expect that the Exchange Discount Notes issued pursuant to the Discount Note Exchange Offer will be issued in the form of a Global Note (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Note representing the Exchange Discount Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. After the initial issuance of the Global Note, Exchange Discount Notes in certificated form will be issued in exchange for the Global Note only under limited circumstances as set forth in the Discount Note Indenture. See "Description of the Discount Notes -- Book Entry; Delivery and Form."

                             AVAILABLE INFORMATION

     The Discount Note Issuers have filed with the Commission a registration statement on Form S-4 (the "Discount Note Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Discount Note Exchange Offer contemplated hereby. This Prospectus does not contain all the information set forth in the Discount Note Exchange Offer Registration Statement. For further information with respect to the Discount Note Issuers and the Discount Note Exchange Offer, reference is made to the Discount Note Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Discount Note Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Discount Note Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and inspected at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     As a result of the filing of the Discount Note Exchange Offer Registration Statement with the Commission, the Discount Note Issuers will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of the Discount Note Issuers to file periodic reports and other information with the Commission will be suspended if the Discount Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of the Discount
Note Issuers other than the fiscal year in which the Discount Note Exchange Offer Registration Statement is declared effective. Holdings has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Discount Notes remain outstanding, it will furnish to the holders of the Discount Notes and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdings was required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Holdings' certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holdings was required to file such reports. Capital will furnish to the holders of the Discount Notes and file such reports with the Commission only if it is required to file such reports with the Commission by the rules and regulations of the Commission. In addition, for so long as any of the Discount Notes remain outstanding, the Discount Note Issuers have agreed to furnish to the holders of the Discount Notes or any prospective transferee of any such holder, upon their request the information required to be delivered by Rule 144A(d)(4) under the Securities Act.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise specified herein, all market and industry data relating to independent yellow pages directory publishers are based on information provided by Cowles/Simba Information, an independent market research firm, as adjusted to reflect the Company's actual performance and events known to the Company, including recent acquisitions and dispositions of directories by certain of the publishers listed therein, and all other market and industry data have been obtained from the Yellow Pages Publishers Association, an independent trade association. Unless the context otherwise requires (i) the term "TransWestern business" refers to the historical operations of the Company and the TransWestern business acquired in 1993 (the "1993 Acquisition") from US West Marketing Resources Group, Inc., a subsidiary of US WEST INC. ("US West"), (ii) the term "Holdings" refers to TransWestern Holdings L.P. (f/k/a TransWestern Publishing Company, L.P.), (iii) the term "TCC" refers to TransWestern Communications Company, Inc., which is the general partner of Holdings and the manager of TransWestern Publishing Company LLC, (iv) the term "Capital" refers to TWP Capital Corp., a wholly-owned subsidiary of Holdings, (v) the term "Discount Note Issuers" collectively refers to Holdings and Capital, (vi) the term "TransWestern" refers to TransWestern Publishing Company LLC, a wholly-owned subsidiary of Holdings, (vii) the term "Capital II" refers to TWP Capital Corp. II, a wholly-owned subsidiary of TransWestern,
(viii) the term "Company" refers to TransWestern and, where the context requires, to the historical operations of TransWestern Publishing Company, L.P. prior to the Asset Drop-Down, (ix) the term "Partnership" refers to TransWestern Publishing Company, L.P. prior to the Asset Drop-Down, and (x) a single customer that advertises in more than one directory is counted as a separate "account" for each directory in which it advertises. The information contained in this Prospectus does not give effect to the Company's acquisition of eight directories from Mast Advertising and Publishing, Inc., which was completed on February 2, 1998. See "-- Recent Developments." All references to fiscal years in this Prospectus refer to years ended April 30.

                                  THE COMPANY

     The Company is one of the largest independent yellow pages directory publishers in the United States. The Company's 142 directories serve communities in the 12 states of California, Connecticut, Indiana, Kansas, Kentucky, Louisiana, Massachusetts, New York, Ohio, Oklahoma, Tennessee and Texas. The Company's presence in its markets is well-established; more than 70% of its directories have been in publication for more than 10 years. The Company's revenues are derived from the sale of advertising to a diversified base of over 93,000 accounts consisting primarily of small to medium-sized local businesses. Yellow pages are an important advertising medium for local businesses due to their low advertising cost, widespread distribution, lasting presence, and high consumer usage.


     Since the 1993 Acquisition, the Company's management team has successfully executed its strategy of growing revenues from existing directories, improving operating efficiency, accelerating cash flows and starting and acquiring new directories. Over this period, the Company increased average revenue per account from $789 to $981 and increased its number of directories from 90 to 142, driving the Company's net revenues from $54.9 million to $91.4 million and its net income from $1.4 million to $10.7 million. The Company achieved this growth without significantly increasing working capital or capital expenditures, while leveraging its existing cost structure and creating a platform for future growth. As a result, the Company's EBITDA (as defined on page 13 of this Prospectus) increased from $3.2 million to $24.9 million and its EBITDA margin increased from 5.9% to 27.2%.


                               INDUSTRY OVERVIEW

     The United States yellow pages directory industry generated revenues of approximately $10.8 billion in 1996, with circulation of approximately 316 million directories. Yellow pages directories are published by both telephone utilities and, in many markets, independent directory publishers, such as the Company, which are not affiliated with the telephone service provider. More than 250 independent directory publishers circulated over 77 million directories and generated an estimated $677 million in revenues during 1996. Between 1991 and 1996, while industry-wide yellow pages advertising revenues grew at a compound annual rate of 3.5%, advertising revenues of independent directories grew at a compound annual rate of approximately 6.9%. Concurrent with the overall expansion of the yellow pages advertising market, independent directory publishers have steadily increased their market share from 5.5% in 1991 to 6.5% in 1996. This has occurred because the diverse needs of both consumers and advertisers are often not satisfied by a single utility directory. Successful independent publishers effectively compete with telephone utilities by differentiating their product based on geographical market segmentation, pricing strategy and enhanced product features.

                              OPERATING STRENGTHS

     The Company believes that it benefits from the following operating strengths:

     High Revenue Stability and Account Renewal Rates. The Company's high revenue renewal and account retention rates (averaging 86% and 76%, respectively, during the last five fiscal years) have provided considerable revenue and profit stability and form a strong base of business from which to grow. For many local businesses, yellow pages directory advertising is their principal form of advertising and provides an effective means of reaching their potential customers.

     Geographic, Directory, Industry and Account Diversity. The Company's 142 directories serve communities in 12 states across the country. No single directory accounted for more than 5% of net revenues, and the top five directories accounted for less than 19% of net revenues in fiscal 1997. The Company's 93,000 accounts represent a wide variety of businesses and its top 1,000 accounts represented less than 12% of the Company's fiscal 1997 net revenues. This high level of diversification reduces the Company's exposure to adverse regional economic conditions and enhances revenue and cash flow stability.

     Favorable Cash Flow Characteristics. The Company's favorable cash flow characteristics result from its stable revenues, high level of advance payments, predictable cost structure, low working capital investment and minimal capital expenditure needs. During fiscal 1997, the Company collected approximately 45% of its net revenues prior to publication of its directories, up from approximately 26% in fiscal 1993. In addition to collecting higher levels of advance payments, the Company shortened customer payment terms and reduced credit exposure to its smallest customers. Further, the Company's capital expenditures have averaged less than $750,000 per year over the last five fiscal years.

     Proven, Experienced Management. The Company has a proven senior management team with extensive experience in the yellow pages business. Collectively, management owns approximately 9% of Holdings and also participates in a substantial equity-based incentive program tied to the successful long-term performance of the Company.

                               BUSINESS STRATEGY

     The Company's strategy is to capitalize on its operating structure, consisting of a decentralized sales force and centralized production and administrative operations, in order to grow its position as a leading independent yellow pages publisher. Specific elements of the Company's business strategy are as follows:

     Grow Revenues from Existing Directories. Management believes there are opportunities to increase revenues from both existing advertisers and new accounts. Specific initiatives include (i) cross-selling advertisers into multiple directories, (ii) encouraging customers to purchase larger advertisements or advertisements under multiple headings within the same directory, (iii) introducing new premium advertising features, including color, at premium prices, and (iv) offering Internet directory listings.

     Improve Operating Efficiency. The Company works to continuously improve its production processes and systems in order to increase its operating efficiency. Management has created a team-oriented environment focused on managing costs, streamlining processes and cross-training personnel to adjust to fluctuations in production levels. These efforts have resulted in increased capacity and lower production costs.

     Accelerate Cash Flows. The Company continues to focus on increasing the amount of cash it collects from advertisers prior to the publication of each directory. Increasing advance payments and shortening customer payment terms (i) reduces the Company's investment in working capital, (ii) decreases collection and bad debt costs and (iii) permits the Company to finance the introduction of new directories from internally generated funds. During 1997, the Company collected approximately 45% of its net revenues prior to publication of its directories, up from approximately 26% in fiscal 1993. In fiscal 1997, the Company's average accounts receivable turnover was approximately 167 days. Accounts receivable as a percentage of the Company's revenues decreases as the Company increases the percentage of its net revenues that it collects prior to directory publication.

     New Directory Growth. The Company's strategy includes growth through new directory start-ups and selective acquisitions. The Company minimizes start-up risks by launching new directories in areas contiguous to the Company's existing markets where it has established sales infrastructure and local recognition and where existing customers can provide an initial revenue base.

                                THE TRANSACTIONS

     The Initial Discount Note Offering was made in conjunction with the Partnership's $312.7 million Recapitalization which was consummated in October 1997.

     In the Recapitalization, new investors, led by Thomas H. Lee Equity Fund III, L.P. ("THL") and its affiliates (together, the "THL Parties"), along with other investors, the Existing Limited Partners (as defined herein), and the Company's 25 most senior managers (the "Management Investors"), invested new and continuing capital of $130.0 million in the Partnership and TCC (the "Equity Investment"). The proceeds of the Equity Investment, together with approximately $182.7 million of aggregate proceeds from the debt financings described below, were used (i) for $224.5 million of Recapitalization consideration, including the redemption of a portion of the limited partnership interests from the Existing Limited Partners, (ii) to repay $75.6 million under the Partnership's existing credit facilities (the "Old Credit Facility"), (iii) to pay $10.6 million of fees and expenses and (iv) for $2.0 million for general corporate purposes, including working capital.

     The Recapitalization was financed with (i) the Equity Investment of $130.0 million, (ii) borrowings of approximately $107.7 million under a $125.0 million senior credit facility (the "Senior Credit Facility") and (iii) borrowings of $75.0 million under a senior subordinated financing facility (the "Senior Subordinated Facility"). The above-described purchase and redemption of partnership units and the borrowings under the Senior Credit Facility and the Senior Subordinated Facility and the use of proceeds therefrom are collectively referred to herein as the "Recapitalization."

     The following table sets forth the sources and uses of funds in the Recapitalization (dollars in millions):

        SOURCES:
          Senior Credit Facility(a)(b)......................................  $107.7
          Senior Subordinated Facility(b)...................................    75.0
          Equity Investment(c)..............................................   130.0
                                                                              ------
                  Total sources.............................................  $312.7
                                                                              ======
        USES:
          Recapitalization consideration(d).................................  $224.5
          Repayment of Old Credit Facility(e)...............................    75.6
          Fees and expenses.................................................    10.6
          Working Capital...................................................     2.0
                                                                              ------
                  Total uses................................................  $312.7
                                                                              ======

---------------

(a) Includes borrowings of $85.0 million in Term Loans and $22.7 million under the Revolving Credit Facility (as defined herein). Although the Company had actually drawn $17.2 million under the Revolving Credit Facility as of October 1, 1997, this table reflects an amount, $22.7 million, that would have been borrowed under the Revolving Credit Facility if all estimated fees and expenses, other debt assumed and the total amount to be paid under the Equity Compensation Plan (as defined herein) had been paid on that date.

(b) The net proceeds of the Initial Offering were applied to (i) repay the Senior Subordinated Facility, (ii) reduce the outstanding balance under the Revolving Credit Facility, (iii) pay fees and expenses related to the Initial Offering and (iv) for general corporate purposes, including working capital.

(c) Includes $87.3 million from the New Investors (as defined herein), comprised of (i) $77.0 million invested by the THL Parties, (ii) $5.0 million invested by the CIBC Merchant Fund (as defined herein), (iii) $4.5 million invested by CIVC III (as defined herein) and (iv) $0.8 million from new management investors. Also includes $42.7 million from continuing investors, comprised of

    (i) $25.5 million from CIVC (as defined herein), (ii) $11.2 million from the Management Investors, (iii) $5.0 million from First Union Capital Partners Inc. ("FUCP") and (iv) $1.0 million from the Partnership's former Chairman.

(d) Includes $174.4 million for redemption of outstanding partnership units, $1.4 million for the purchase of TCC common stock, $5.5 million reserved for payments pursuant to the Equity Compensation Plan, $0.5 million representing debt assumed and $42.7 million of capital which was reinvested by the Management Investors and certain other Existing Limited Partners.

(e) The Old Credit Facility was provided by First Union (as defined herein), as lender and administrative agent, and CIBC Inc., an affiliate of CIBC Oppenheimer, as lender and documentation agent.

     As a result of the Recapitalization, the THL Parties became the holders of a majority of the equity of the Partnership. The following chart shows the structure of the Partnership after the Recapitalization (the percentages shown below reflect the approximate percentage ownership of both Class A and Preferred Units):

                                     [CHART]

     In November 1997, the Partnership formed and contributed substantially all of its assets to TransWestern, TransWestern assumed or guaranteed all of the liabilities of the Partnership, and the Partnership changed its name to TransWestern Holdings L.P. (the "Asset Drop-Down"). As a result of the Asset Drop-Down, Holdings' only assets are all of the TransWestern membership interests and all of Capital's capital stock. All of the operations that were previously conducted by the Partnership are now being conducted by TransWestern. The following chart shows the structure of the Company after the Asset Drop-Down:

                                     [CHART]

     Holdings applied the net proceeds of the Initial Discount Note Offering to redeem approximately $31.3 million of the Equity Investment. Concurrent with the Initial Discount Note Offering, TransWestern and Capital II offered $100 million of their 9 5/8% Old Senior Subordinated Notes due 2007. TransWestern applied the net proceeds of the Initial Offering to repay the Senior Subordinated Facility and to reduce its outstanding indebtedness under the Revolving Credit Facility (as defined herein) established by the Senior Credit Facility. See "The Transactions." The Recapitalization, together with the Asset Drop-Down and the Initial Offerings and the use of proceeds therefrom, are collectively referred to herein as the "Transactions."

     After giving effect to the Transactions, the THL Parties collectively own approximately 59% of the equity of Holdings and the CIVC Parties (as defined herein), the Management Investors and TCC own approximately 23%, 9% and 1.7% of the equity of Holdings, respectively. The remainder of the equity of Holdings is held by other investors. TCC is owned approximately pro rata by all the equity investors in Holdings. See "The Transactions."

                            THE PRINCIPAL INVESTORS

     The Company's principal equity investor, THL, is party to a management agreement with Thomas H. Lee Company ("THL Co."), one of the oldest and most successful private equity investment firms in the United States. Founded in 1974, THL Co. focuses on identifying and acquiring substantial ownership stakes in middle market growth companies. THL Co. currently manages over $3 billion of capital and has participated in more than 100 acquisitions and investments.

     Continental Illinois Venture Corporation ("CIVC") was the principal investor in the 1993 Acquisition and continues to be a principal investor in the Partnership. CIVC is an indirect subsidiary of BankAmerica Corporation, an international financial services organization.

     The Management Investors have all been members of the Company's senior management since at least 1993 and have extensive experience in the yellow pages publishing business. See "Management" and "Security Ownership of Certain Beneficial Owners and Management."

     The Company's principal executive offices are located at 8344 Clairemont Mesa Boulevard, San Diego, California 92111, and its telephone number is (619) 467-2800.

                              RECENT DEVELOPMENTS


     On February 2, 1998, the company acquired eight directories from Mast Advertising and Publishing, Inc. ("Mast") for approximately $9.0 million. The purchase price consisted of (i) approximately $7.7 million of cash, (ii) a $265,000 promissory note due in one year from the Company to Mast (subject to adjustment based on the actual bad debt experience of the acquired directories) and (iii) certain assumed liabilities of approximately $1.0 million. The cash portion of the purchase price was funded with borrowings under the Revolving Credit Facility and is subject to further adjustment based on the actual net costs of the acquired directories. Six of the acquired directories are located in Northern Ohio and Southern Michigan and serve the Toledo and Columbus areas, and two of the acquired directories are contiguous with the Nashville market. The Company retained 2 area sales managers and 22 account executives associated with the acquired directories. The eight directories generated approximately $4.7 million of net revenue in 1997.

                       THE INITIAL DISCOUNT NOTE OFFERING

Old Discount Notes............   The Old Discount Notes were sold by the
                                 Discount Note Issuers on November 12, 1997 to the Initial Purchasers pursuant to a Securities
                                 Purchase Agreement dated November 6, 1997 (the
                                 "Purchase Agreement"). The Initial Purchasers subsequently resold the Old Discount Notes to qualified institutional buyers pursuant to Rule
                                 144A under the Securities Act and qualified buyers outside the United States in reliance upon Regulation S under the Securities Act.

Registration Rights
Agreement.....................   Pursuant to the Purchase Agreement, the
                                 Discount Note Issuers and the Initial
                                 Purchasers entered into a Registration Rights
                                 Agreement dated as of November 12, 1997 (the
                                 "Registration Rights Agreement"), which grants the holders of the Old Discount Notes certain exchange and registration rights. The Discount
                                 Note Exchange Offer is intended to satisfy such exchange and registration rights which terminate upon the consummation of the Discount
                                 Note Exchange Offer.

                        THE DISCOUNT NOTE EXCHANGE OFFER

Securities Offered............   $57,916,000 aggregate principal amount at
                                 maturity of Series B 11 7/8% Senior Discount
                                 Notes due 2008 of the Discount Note Issuers.

The Discount Note Exchange
Offer.........................   $1,000 principal amount at maturity of Exchange
                                 Discount Notes in exchange for each $1,000 principal amount at maturity of Old Discount
                                 Notes. As of the date hereof, $57,916,000 aggregate principal amount at maturity of Old
                                 Discount Notes are outstanding. The Discount
                                 Note Issuers will issue the Exchange Discount
                                 Notes to holders on or promptly after the Expiration Date.

                                 Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Discount Note Issuers believe that Exchange Discount Notes issued pursuant to the Discount Note Exchange Offer in exchange for Old Discount Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Discount Note Issuers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Discount Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Discount Notes. Each holder accepting the Discount Note Exchange Offer is required to represent to the Discount Note Issuers in the Letter of Transmittal (or will be deemed to have made such representations in the case of a book-entry transfer) that, among other things the Exchange Discount Notes will be acquired by the holder in the ordinary course of business and the holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Discount Notes.

                                 Any Participating Broker-Dealer that acquired Old Discount Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives Exchange Discount Notes for its own account pursuant to the Discount Note Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Discount Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Discount Notes received in exchange for Old Discount Notes where such Old Discount Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Discount Note Issuers have agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus, as it may be required to be amended or supplemented during such period, available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                                 Any holder who tenders in the Discount Note
                                 Exchange Offer with the intention to
                                 participate, or for the purpose of
                                 participating, in a distribution of the
                                 Exchange Discount Notes cannot rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction of the Exchange Notes. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Discount Note Issuers.

Expiration Date...............   5:00 p.m., New York City time, on             ,
                                 1998 unless the Discount Note Exchange Offer is extended, in which case the term "Expiration
                                 Date" means the latest date and time to which the Discount Note Exchange Offer is extended.

Accreted Value and Accrued
Interest on the Exchange
Discount Notes and the Old
Discount Notes................   No cash interest will accrue or be payable in
                                 respect of the Exchange Discount Notes prior to November 15, 2002. Thereafter, interest on the
                                 Exchange Discount Notes will accrue on the principal amount at maturity at the rate of 11 7/8% per annum and will be payable semi-annually on each May 15 and November 15, commencing May 15, 2003. Interest will be payable at the option of the Discount Note
                                 Issuers at a rate of 13 3/8% per annum by the issuance of additional Discount Notes (valued at 100% of the face amount thereof) in lieu of cash interest. The Old Discount Notes will continue to accrete at the rate of 11 7/8% per annum to, but excluding, the date of issuance of the Exchange Discount Notes and will cease to accrete upon cancellation of the Old
                                 Discount Notes and issuance of the Exchange
                                 Discount Notes. Any Old Discount Notes not tendered or accepted for exchange will continue to accrete at the rate of 11 7/8% per annum in accordance with their terms. The Accreted Value of Exchange Discount Notes upon issuance will equal the Accreted Value of the Old Discount
                                 Notes accepted for exchange immediately prior to issuance of the Exchange Discount Notes.

Conditions to the Discount
Note Exchange Offer...........   The Discount Note Exchange Offer is subject to
                                 certain customary conditions, which may be waived by the Discount Note Issuers. See "The
                                 Discount Note Exchange Offer -- Conditions."

Procedures for Tendering Old
Discount Notes................   Each holder of Old Discount Notes wishing to
                                 accept the Discount Note Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof or transmit an Agent's Message (as defined herein) in connection with a book-entry transfer, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, such facsimile or such Agent's Message, together with the Old Discount Notes and any other required documentation to the Exchange Agent
                                 (as defined herein) at the address set forth herein by no later than the Expiration Date. By executing the Letter of Transmittal or transmitting an Agent's Message, each holder will represent to the Discount Note Issuers that, among other things, the Exchange Discount
                                 Notes acquired pursuant to the Discount Note
                                 Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Discount Notes, whether or not such person is the holder, that neither the holder nor any such other person (i) has any arrangement or understanding with any person to participate in the distribution of such Exchange Discount Notes, (ii) is engaging in or intends to engage in the distribution of such Exchange Notes, or (iii) is an "affiliate," as defined under Rule 405 of the Securities Act, of the Discount Note Issuers.
                                 See "The Discount Note Exchange
                                 Offer -- Purpose and Effect of the Discount
                                 Note Exchange Offer" and "-- Procedures for
                                 Tendering."

Untendered Old Discount
Notes.........................   Following the consummation of the Discount Note
                                 Exchange Offer, holders of Old Discount Notes eligible to participate but who do not tender their Old Discount Notes will not have any further exchange rights and such Old Discount
                                 Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Discount
                                 Notes could be adversely affected.

Consequences of Failure to
Exchange......................   The Old Discount Notes that are not exchanged
                                 pursuant to the Discount Note Exchange Offer will remain restricted securities. Accordingly, such Old Discount Notes may be resold only (i) to the Discount Note Issuers, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities
                                 Act, or (iv) pursuant to an effective
                                 registration statement under the Securities
                                 Act. See "The Discount Note Exchange
                                 Offer -- Consequences of Failure to Exchange."


Federal Income Tax
Considerations................   In the opinion of Kirkland & Ellis, counsel to
                                 the Discount Note Issuers, the exchange of Old
                                 Discount Notes pursuant to the Discount Note
                                 Exchange Offer will not be a taxable event for federal income tax purposes. See "Certain U.S.
                                 Federal Income Tax Considerations."


Shelf Registration
Statement.....................   If any holder of the Old Discount Notes (other
                                 than any such holder which is an "affiliate" of the Discount Note Issuers within the meaning of Rule 405 under the Securities
                                 Act) is not eligible under applicable
                                 securities laws to participate in the Discount
                                 Note Exchange Offer, and such holder has satisfied certain conditions relating to the provision of information to the Discount Note
                                 Issuers for use therein, the Discount Note
                                 Issuers have agreed to register the Old
                                 Discount Notes on a shelf registration
                                 statement (the "Shelf Registration Statement") and use their reasonable best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Discount Note Exchange
                                 Offer. The Discount Note Issuers have agreed to maintain the effectiveness of the Shelf
                                 Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Old Discount Notes held by any such holders.

Special Procedures for
Beneficial Owners.............   Any beneficial owner whose Old Discount Notes
                                 are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Discount Notes, either make appropriate arrangements to register ownership of the Old
                                 Discount Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The
                                 Discount Note Issuers will keep the Discount
                                 Note Exchange Offer open for not less than thirty days in order to provide for the transfer of registered ownership.

Guaranteed Delivery
Procedures....................   Holders of Old Discount Notes who wish to
                                 tender their Old Discount Notes and whose Old
                                 Discount Notes are not immediately available or who cannot deliver their Old Discount Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old
                                 Discount Notes according to the guaranteed delivery procedures set forth in "The Discount
                                 Note Exchange Offer -- Guaranteed Delivery
                                 Procedures."

Withdrawal Rights.............   Tenders may be withdrawn at any time prior to
                                 5:00 p.m., New York City time, on the
                                 Expiration Date.

Acceptance of Old Discount
Notes and Delivery of Exchange
Discount Notes................   The Discount Note Issuers will accept for
                                 exchange any and all Old Discount Notes which are properly tendered in the Discount Note
                                 Exchange Offer prior to 5:00 p.m., New York
                                 City time, on the Expiration Date. The Exchange
                                 Discount Notes issued pursuant to the Discount
                                 Note Exchange Offer will be delivered promptly following the Expiration Date. See "The
                                 Discount Note Exchange Offer -- Terms of the
                                 Discount Note Exchange Offer."

Use of Proceeds...............   There will be no cash proceeds to the Discount
                                 Note Issuers from the exchange pursuant to the Discount Note Exchange Offer.

Exchange Agent................   Wilmington Trust Company.

                          THE EXCHANGE DISCOUNT NOTES

General.......................   The form and terms of the Exchange Discount
                                 Notes are the same as the form and terms of the Old Discount Notes (which they replace) except that (i) the Exchange Discount Notes bear a Series B designation, (ii) the Exchange
                                 Discount Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and
                                 (iii) the holders of Exchange Discount Notes will generally not be entitled to certain rights under the Registration Rights Agreement, which rights will generally be satisfied when the Discount Note Exchange Offer is consummated. See "The Discount Note Exchange
                                 Offer -- Purpose and Effect of the Discount
                                 Note Exchange Offer." The Exchange Discount
                                 Notes will evidence the same debt as the Old
                                 Discount Notes and will be entitled to the benefits of the Discount Note Indenture. See
                                 "Description of the Discount Notes." The Old
                                 Discount Notes and the Exchange Discount Notes are referred to herein collectively as the "Discount Notes."

Maturity Date.................   November 15, 2008.

Original Issue Discount.......   The Discount Notes were issued at a substantial
                                 discount to their principal amount at maturity.
                                 A holder of Discount Notes will be required to include the accretion of the original issue discount as gross income for U.S. federal income tax purposes prior to the receipt of the cash payments to which such income is attributable. See "Certain U.S. Federal Income
                                 Tax Considerations -- U.S. Holders -- Original
                                 Issue Discount on the Discount Notes."

Interest......................   Interest on the Exchange Discount Notes will
                                 not accrue or be payable prior to November 15, 2002. Thereafter, interest on the Exchange
                                 Discount Notes will accrue on the principal amount at maturity at a rate of 11 7/8% per annum, and will be payable semiannually in arrears on each May 15 and November 15, commencing May 15, 2003. Interest will be payable at the option of the Company at a rate of 13 3/8% per annum by the issuance of additional Discount Notes (valued at 100% of the face amount thereof) in lieu of cash interest.

Ranking.......................   The Exchange Discount Notes will be, as the Old
                                 Discount Notes (which they replace) are, senior unsecured obligations of the Discount Note
                                 Issuers and will rank senior in right of payment to any subordinated indebtedness of the Discount Note Issuers. The Discount Notes will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities, including trade payables, of subsidiaries of the Discount Note Issuers. As of October 31, 1997, after giving effect to the consummation of the Initial Offerings and the Asset Drop-Down, such subsidiaries would have had approximately $185.0 million aggregate principal amount of Indebtedness outstanding.
                                 In addition, such subsidiaries would have had $40.0 million of additional borrowing availability under the Senior Credit Facility.

Optional Redemption...........   The Exchange Discount Notes will be, as the Old
                                 Discount Notes (which they replace) are, redeemable at the option of the Discount Note
                                 Issuers, in whole or in part, at any time on or after November 15, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest thereon, if any, to the redemption date. In addition, the Discount Note
                                 Issuers, at their option, may redeem all, but not less than all, of the principal amount of the

                                 Discount Notes outstanding at any time prior to November 15, 2002 at a redemption price equal to 111.875% of the Accreted Value thereof, out of the Net Proceeds of one or more Public Equity Offerings, provided, however, that any such redemption occurs within 90 days following the closing of any such Public Equity Offering. See "Description of the Discount
                                 Notes -- Optional Redemption."

Change of Control.............   Upon the occurrence of a Change of Control,
                                 each holder of the Discount Notes will be entitled to require the Discount Note Issuers to purchase such holder's Discount Notes at a purchase price equal to (i) 101% of the Accreted Value thereof, if the repurchase date is on or prior to November 15, 2002 or (ii)
                                 101% of the principal amount at maturity thereof, together with accrued and unpaid interest thereon, if any, to the repurchase date, if such date is after November 15, 2002.
                                 Certain events involving a Change of Control may result in an event of default under the Senior Credit Facility, the Notes or other indebtedness of the Discount Note Issuers that may be incurred in the future. Moreover, the exercise by the holders of the Discount Notes of their right to require the Discount Note
                                 Issuers to purchase the Discount Notes may cause an event of default under the Senior
                                 Credit Facility, the Notes or such other indebtedness, even if the Change of Control does not. In addition, there can be no assurance that the Discount Note Issuers will have the financial resources necessary to purchase the Discount Notes upon a Change of Control. See "Risk Factors -- Limitations on
                                 Change of Control; Ability to Purchase Discount
                                 Notes Upon a Change of Control" and
                                 "Description of the Discount Notes -- Change of
                                 Control Offer."

Asset Sale Proceeds...........   The Discount Note Issuers will be obligated in
                                 certain instances to make an offer to
                                 repurchase the Discount Notes at a purchase price equal to (i) 100% of the Accreted Value thereof, if the repurchase date is on or prior to November 15, 2002, or (ii) 100% of the principal amount at maturity thereof, together with accrued and unpaid interest thereon to the purchase date, with the net cash proceeds of certain asset sales. See "Description of the Discount Notes -- Certain
                                 Covenants -- Limitation on Certain Asset
                                 Sales."

Certain Covenants.............   The Discount Notes Indenture contains covenants
                                 for the benefit of the holders of the Discount
                                 Notes that, among other things, restrict the ability of (a) the Discount Note Issuers and any of their Restricted Subsidiaries to (i) incur additional Indebtedness (as defined herein), (ii) pay dividends and make distributions, (iii) make certain investments,
                                 (iv) repurchase stock, (v) enter into
                                 transactions with affiliates, (vi) enter into sale lease-back transactions and (vii) merge or consolidate the Company; (b) the Discount Note
                                 Issuers to create liens and transfer or sell assets. These covenants are subject to a number of important exceptions, including the allowance of Permitted Tax Distributions (as defined herein) as a result of Holdings' status as a limited partnership. See "Description of the Discount Notes -- Certain Covenants."

                                  RISK FACTORS

     Holders of old Discount Notes should carefully consider the specific matters set forth under "Risk Factors" as well as the other information and data set forth in this Prospectus before tendering the Old Discount Notes in exchange for Exchange Discount Notes.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA
                             (DOLLARS IN THOUSANDS)

     The following table presents summary historical consolidated financial data for the five fiscal years ended April 30, 1997. The statement of operations data for each of the three years in the period ended April 30, 1997 have been derived from the audited consolidated financial statements of Holdings and the TransWestern business and the notes thereto appearing elsewhere in this Prospectus. The statement of operations data for the years ended April 30, 1993 and 1994 are derived from the audited consolidated financial statements of Holdings and the TransWestern business not appearing in this Prospectus. The summary historical consolidated financial data for the six months ended October 31, 1996 and October 31, 1997 have been derived from unaudited consolidated financial statements of Holdings, which in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results for the six months ended October 31, 1997 are not necessarily indicative of results that may be expected for the entire year.

     The following summary unaudited pro forma consolidated statement of operations data give effect to, among other things, the Transactions, as if they had occurred at the beginning of each period presented. The following summary unaudited pro forma consolidated balance sheet data give effect to, among other things, the Initial Offerings and the Asset Drop-Down, as if they had occurred October 31, 1997. Certain management assumptions and adjustments relating to the Initial Offerings and the Asset Drop-Down are described in the Notes to Unaudited Pro Forma Consolidated Financial Data and should be read in conjunction therewith. The summary unaudited pro forma consolidated financial data do not purport to be indicative of the actual financial position or results of operations of Holdings that would have actually been attained had the Transactions in fact occurred on the date specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. See "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Holdings and notes thereto appearing elsewhere herein.


                                             YEARS ENDED APRIL 30,                             SIX MONTHS ENDED OCTOBER 31,
                       ------------------------------------------------------------------    --------------------------------
                       PREDECESSOR                                              PRO FORMA                           PRO FORMA
                         1993(A)      1994       1995       1996       1997       1997        1996       1997         1997
                       -----------   -------    -------    -------    -------   ---------    -------    -------     ---------
STATEMENT OF OPERATIONS DATA:
Net revenues..........   $54,949     $62,219    $69,845    $77,731    $91,414    $91,414     $38,050    $38,254(b)   $38,254 (b)
Gross profit..........    37,110      43,431     52,889     59,529     71,914     71,914      29,054     29,082       29,082
Income (loss) from
  operations..........     1,844       4,093     11,414     14,538     18,453     13,010       5,296     (1,468)      (1,418)
Other income
  (expense), net......       243         344        470        375         48         48          18       (107)        (107)
Interest expense......      (342)     (2,951)    (4,345)    (6,630)    (7,816)   (23,057)(c)  (4,029)    (4,333)     (13,977) (c)
Income (loss) before
  extraordinary
  item................   $ 1,745     $ 1,486    $ 7,539    $ 8,283    $10,685    $(9,999)    $ 1,285    $(5,908)    $(15,502)
OTHER DATA:
Depreciation and
  amortization........   $ 1,129     $ 4,603    $ 4,593    $ 4,691    $ 6,399    $ 3,699     $ 3,122    $ 3,274      $ 3,274
Capital
  expenditures........       743         769        496        484      1,034      1,034         259        580          580
Cash flows provided by
  (used for):
  Operating
    activities........     9,022       9,853     14,608     13,091     15,302    (10,173)      5,672      6,245       (6,749)
  Investing
    activities........      (743)     (3,121)    (2,838)    (8,344)    (3,592)   (17,074)     (2,817)    (8,762)     (14,062)
  Financing
    activities........    (8,174)     (6,075)   (11,550)    (4,361)   (11,776)     6,390      (2,875)     3,486       13,736
EBITDA(d).............     3,216       9,040     17,002     20,400     24,900     25,000       8,586      7,242(b)     7,292 (b)
EBITDA margin(e)......       5.9%       14.5%      24.3%      26.2%      27.2%      27.3%       22.6%      18.9%        19.1 %
Gross margin..........      67.5%       69.8%      75.7%      76.6%      78.7%      78.7%       76.4%      76.0%        76.0 %
Bookings(f)...........   $54,188     $64,269    $70,013    $75,709    $86,859    $86,859     $44,485    $49,926      $49,926
Advance payments as a
  % of net
  revenues(g).........      26.2%       31.8%      36.9%      41.0%      45.1%      45.1%       43.6%      46.6%        46.6 %
Number of
  accounts(h).........    69,632      71,832     77,371     84,117     93,157     93,157      37,904     38,025       38,025
Average net revenues
  per account(i)......   $   789     $   866    $   903    $   924    $   981    $   981     $ 1,004    $ 1,006       $1,006
Number of
  directories.........        90          97        106        118        128        128          49         57           57
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital.......                                                                                               $ 4,377
Total assets..........                                                                                                55,603
Total debt............                                                                                               217,930
Partnership
  deficit(j)..........                                                                                              (187,255)


                                               (See footnotes on following page)

        NOTES TO SUMMARY HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA
                     CONSOLIDATED FINANCIAL AND OTHER DATA
                             (DOLLARS IN THOUSANDS)

(a) Effective May 1, 1993, an investor group and CIVC formed the Partnership to acquire the TransWestern business from US West. The results of operations of the predecessor are not directly comparable to the results of operations of the Company due to (i) the incurrence of interest expense from borrowings to finance the acquisition and subsequent distributions, and (ii) the effect of increased depreciation and amortization expense associated with the acquisition.


(b) For the six months ended October 31, 1997 consolidated net revenues increased $204,000 and EBITDA decreased $1.3 million as compared to the six months ended October 31, 1996 primarily due to changes in the publication schedule which caused a different mix of directories to be published in the respective six month periods. Consolidated EBITDA for the latest twelve months ended October 31, 1997 and November 30, 1997 was $23,707 and $24,730, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(c) Non-cash interest expense relating to amortization of debt issuance costs for pro forma fiscal 1997 and the pro forma six months ended October 31, 1997 was $1,136 and $568, respectively.


(d) "EBITDA" is defined as income (loss) before extraordinary item plus interest expense, discretionary contributions to the Equity Compensation Plan (as defined herein) (such contributions represent special distributions to the Equity Compensation Plan in connection with refinancing transactions) and depreciation and amortization and is consistent with the definition of EBITDA in the Discount Note Indenture and in the Senior Credit Facility. Contributions to the Equity Compensation Plan were $525 in fiscal 1995, $796 in fiscal 1996 and $5,543 for the six months ended October 31, 1997. EBITDA is not a measure of performance under generally accepted accounting principles ("GAAP"). EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. However, management has included EBITDA because it may be used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. The Company's definition of EBITDA may not be comparable to that of other companies. See the tabular presentation of EBITDA included in "Unaudited Pro Forma Financial
    Data -- Unaudited Pro Forma Statement of Operations for the Fiscal Year Ended April 30, 1997" and "-- Unaudited Pro Forma Statement of Operations for the Six Months Ended October 31, 1997."


(e) "EBITDA margin" is defined as EBITDA as a percentage of net revenues. Management believes that EBITDA margin provides a valuable indication of the Company's ability to generate cash flows available for debt service.

(f) "Bookings" is defined as the daily advertising orders received from accounts during a given period and generally occur at a steady pace throughout the year. In fiscal 1997, net revenues included $4,200 from acquired directories, while bookings does not reflect this adjustment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

(g) "Advance payments as a percentage of net revenues" is defined as, for a given period, all cash deposits received on advertising orders prior to revenue recognition as a percentage of net revenues recognized upon directory distribution.

(h) "Number of accounts" is defined as the total number of advertising accounts for all directories published during a given period. Customers are counted as multiple accounts if advertising in more than one directory.

(i) "Average net revenues per account" is defined as net revenues divided by the number of accounts.

(j) Partnership equity (deficit) represents the value of equity contributions to Holdings by its partners plus net income of Holdings less partner distributions for income taxes and distributions related to recapitalization transactions completed during fiscal 1995 and 1996 and in the six months ended October 31, 1997. Partnership distributions for income taxes in fiscal 1995, 1996, 1997 and in the six months ended October 31, 1997 totaled $3,250, $3,400, $5,801 and $2,100, respectively. Partnership distributions made in connection with recapitalization transactions completed in fiscal 1995 and fiscal 1996 and in the six months ended October 31, 1997 totaled $31,076, $36,400 and $174,381, respectively.

                                  RISK FACTORS

     This Prospectus contains certain forward-looking statements, including, without limitation, statements concerning the Company's operations, economic performance and financial condition, including in particular statements relating to the Company's business strategy. Such forward-looking statements are based on the beliefs of the Company's management as well as on assumptions made by and information currently available to the Company at the time such statements were made. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Prospective investors should be aware that actual results could differ materially from those projected by such forward-looking statements as a result of the risk factors set forth below or other factors. Prospective investors should consider carefully the following factors as well as the other information and data included in this Prospectus before tendering Old Discount Notes in exchange for Exchange Discount Notes. The Discount Note Issuers caution the reader, however, that this list of factors may not be exhaustive and that these or other factors could have an adverse effect on the Company's ability to service its indebtedness, including principal and interest payments on the Discount Notes.

RISKS ASSOCIATED WITH A HIGH LEVEL OF INDEBTEDNESS AND ABILITY TO SERVICE DEBT

     Holdings incurred significant debt in connection with the Recapitalization. As of October 31, 1997, after giving pro forma effect to the Initial Offerings and the Asset Drop-Down, Holdings would have had outstanding indebtedness of approximately $217.9 million and partnership deficit of approximately $187.3 million. After giving pro forma effect to the Initial Offerings and the Asset Drop-Down, Holdings' earnings would have been insufficient to cover fixed charges by $4.5 million for the fiscal year ended April 30, 1997 and $10.0 million for the six-month period ended October 31, 1997. In addition, the Discount Notes are effectively subordinated in right of payment to all existing and future claims of creditors of subsidiaries of Holdings, including the lenders under the Senior Credit Facility, the holders of the Notes and trade creditors. After giving pro forma effect to the Initial Offerings and the Asset Drop-Down, as of October 31, 1997, the subsidiaries of Holdings would have had approximately $185.0 million aggregate principal amount of indebtedness outstanding. In addition, such subsidiaries would have had $40.0 million of additional borrowing availability under the Senior Credit Facility. The lenders under the Senior Credit Facility have an exclusive security interest in substantially all of the assets of and membership interests in the Company and in any assets of Holdings not timely transferred to the Company in the Asset Drop-Down.

     Holdings' leveraged financial position poses substantial consequences to holders of the Discount Notes, including the risks that (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on the Notes and the payment of principal and interest under the Senior Credit Facility and other indebtedness, (ii) the Company's leveraged position may impede its ability to obtain financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes, and
(iii) the Company's highly leveraged financial position may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. Based upon the successful implementation of management's business and operating strategy, the Company believes it will have sufficient capital to carry on its business and will be able to meet its scheduled debt service requirements. However, there can be no assurance that the future cash flow of the Company will be sufficient to meet the Company's obligations and commitments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     In addition, as of October 31, 1997, after giving effect to the consummation of the Initial Offerings and the Asset Drop-Down, the Company would have had outstanding indebtedness of approximately $85 million under the Senior Credit Facility and would have had $40.0 million of additional borrowing availability under the Senior Credit Facility. The Senior Credit Facility bears interest at floating rates. Accordingly, an increase in prevailing interest rates which causes a corresponding increase in the interest rates under the Senior Credit Facility could have an adverse impact on the Company's business, operating results or financial condition. See "Description of Senior Credit Facility."

     The Company will be required to make quarterly scheduled principal payments on the Term Loans (as defined herein) under the Senior Credit Facility commencing on January 1, 1998 and to repay the Term Loans in full in 2004. The Senior Credit Facility also provides that the Revolving Credit Facility will be reduced each year commencing on January 1, 2000 and that all borrowings under the Revolving Credit Facility will become due in 2003. The Company's ability to make the required scheduled payments will depend on its financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond its control, including interest rates, unscheduled shutdowns at the Company's suppliers or printers, paper prices and other developments. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness and to meet its other commitments, the Company will be required to adopt one or more alternatives, such as refinancing or restructuring its indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable the Company to continue to satisfy its capital requirements. In addition, the terms of existing or future debt agreements, including the Indenture and the Senior Credit Facility, may prohibit the Company from adopting any of these alternatives, which could cause the Company to default on a portion of, or all of, its indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," "Description of Senior Credit Facility" and "Description of the Notes."

RISKS ASSOCIATED WITH HOLDING COMPANY STRUCTURE AND THE LIMITATIONS ON THE ACCESS TO THE CASH FLOWS OF SUBSIDIARIES

     Holdings is a holding company which has no significant assets other than its investments in its direct and indirect subsidiaries, and therefore, its ability to make payments with respect to the Discount Notes is dependent upon the receipt of dividends or debt service in respect of intercompany indebtedness from its direct and indirect subsidiaries.

     The Senior Credit Facility and the indenture governing the Notes significantly restrict the distribution of funds by TransWestern and the other subsidiaries of Holdings. See "Description of Senior Credit Facility" and "Description of the Notes." There can be no assurance that the agreements governing indebtedness of Holdings' subsidiaries will permit such subsidiaries to distribute funds to Holdings in amounts sufficient to pay the Accreted Value or principal or interest on the Discount Notes when the same becomes due (whether at maturity, upon acceleration or redemption or otherwise). The Discount Notes are effectively subordinated in right of payment to all existing and future claims of creditors of subsidiaries of Holdings, including the lenders under the Senior Credit Facility, the holders of the Notes and trade creditors. After giving pro forma effect to the Initial Offerings and the Asset Drop-Down as of October 31, 1997, the subsidiaries of Holdings would have had approximately $185.0 million aggregate principal amount of indebtedness outstanding. In addition, such subsidiaries would have had $40.0 million of additional borrowing availability under the Senior Credit Facility.

RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S INDEBTEDNESS

     The agreements governing the outstanding indebtedness of the Company impose certain operating and financial restrictions on the Company. The Senior Credit Facility requires the Company to comply with financial covenants with respect to
(i) a minimum interest coverage ratio, (ii) a minimum EBITDA (as defined in the Senior Credit Facility), (iii) a maximum leverage ratio, and (iv) a minimum fixed charge coverage ratio. In addition, the Senior Credit Facility restricts, among other things, the Company's ability to (i) declare dividends or redeem or repurchase capital stock, (ii) prepay, redeem or purchase debt, (iii) incur liens and engage in sale lease-back transactions, (iv) make loans and investments, (v) incur additional indebtedness, (vi) amend or otherwise alter debt and other material agreements, (vii) make capital expenditures, (viii) engage in mergers, acquisitions and asset sales, (ix) transact with affiliates,
(x) alter the business it conducts, (xi) enter into guarantees of indebtedness, and (xii) make optional payments on or modify the terms of subordinated debt. A failure to comply with the restrictions contained in the Senior Credit Facility could lead to an event of default thereunder which could result in an acceleration of such indebtedness. Such an acceleration would constitute an event of default under the Discount Note Indenture. See "Description of Senior Credit Facility."

     The indenture relating to the Notes contains a number of covenants which restrict, among other things, the Company's ability to (i) incur additional Indebtedness, (ii) pay dividends and make distributions, (iii) issue stock of subsidiaries, (iv) make certain investments, (v) repurchase stock, (vi) create liens, (vii) enter into transactions with affiliates, (viii) enter into sale lease-back transactions, (ix) merge or consolidate the Company or any Guarantors, and (x) transfer or sell assets. A failure to comply with the restrictions in this indenture could lead to an event of default thereunder which could result in an acceleration of such indebtedness. Such an acceleration would result in an event of default under the Discount Note Indenture. See "Description of the Notes."

     The Discount Note Indenture contains a number of covenants which restrict, among other things, the ability of Holdings and its subsidiaries, including TransWestern, to (i) incur additional indebtedness, (ii) pay dividends and make distributions, (iii) issue stock of subsidiaries, (iv) make certain investments,
(v) repurchase stock, (vi) enter into transactions with affiliates, (vii) enter into sale lease-back transactions, and (viii) merge or consolidate Holdings. A failure to comply with the restrictions in the Discount Note Indenture could result in an event of default thereunder. See "Description of the Discount Notes."

IMPORTANCE OF ACCOUNT EXECUTIVES; RISKS ASSOCIATED WITH TURNOVER AMONGST ACCOUNT EXECUTIVES

     The Company's ability to achieve its business plan depends to a significant extent on its ability to identify, hire, train and retain qualified sales personnel in each of the regions in which the Company operates. Historically, the Company's revenue performance has been closely related to the aggregate number of the Company's sales people. The Company's aggregate number of salesperson days increased by approximately 59% from fiscal 1993 to fiscal 1997 and the Company's net revenues increased by approximately 66% over the same period. In fiscal 1993, 1994, 1995, 1996 and 1997, the Company experienced a turnover of approximately 34%, 48%, 55%, 73% and 73%, respectively, in its sales force, particularly among new hires. As a result of these turnover rates, the Company expends a significant amount of resources and management time on identifying and training its account executives. While the Company has been able to achieve its objectives for increasing the number of sales days, the Company's ability to attract and retain qualified sales personnel depends on numerous factors, including factors out of the Company's control, such as conditions in the local employment markets in which the Company operates. The Company's business plan calls for a continued increase in the number of account executives, and there can be no assurance that the Company will be able to hire or retain a sufficient number of account executives to achieve its financial objectives. A decrease in the number of account executives could have an adverse effect on the Company's ability to service its indebtedness and could have a material adverse effect on the Company's business, operating results or financial condition.

RISKS RELATED TO VARIATION IN QUARTERLY RESULTS

     The Company's net revenues and operating results have exhibited some degree of variability from quarter to quarter and between periods and some degree of seasonality. Although the Company records bookings and receives advance payments at a fairly constant rate, the Company does not recognize net revenues with respect to bookings or cash receipts for any given directory or the costs directly related to sales, production, printing and distribution of that directory until the month in which it is distributed. The actual publication and distribution dates of individual directories are subject to change and a significant number of individual directories are not published during the same month each year, which results in significant monthly fluctuation in the Company's net revenues and EBITDA. Thus, EBITDA and other financial indicators generally relied on by investors to evaluate a company's ability to service its debt may not, in the case of the Company, reflect actual cash received during a given period. Also, changes to the Company's sales canvassing, production and distribution schedules could have a material adverse effect on the Company's ability to satisfy certain of the covenants in the Senior Credit Facility and the indenture relating to the Notes and therefore on Holdings' ability to satisfy certain of the covenants in the Discount Note Indenture. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

RISK ASSOCIATED WITH THE EXTENSION OF CREDIT TO SMALL BUSINESSES


     Approximately 95% of the Company's net revenues come from selling advertising to local businesses. In the ordinary course of its business, the Company extends credit to its customers for advertising purchases. Full collection of delinquent accounts can take up to 18 to 24 months. The Company's net accounts receivable for a given month fluctuates based on the number and size of directories published each month. The Company's net accounts receivable was as low as $17.7 million in June 1996 and as high as $23.3 million in April 1997. As of December 31, 1997, the Company had approximately 20,800 credit customers with an average amount due per customer of approximately $1,100.00. The Company's average accounts receivable turnover was approximately 167 days in fiscal 1997. A reserve for bad debt and errors is established when revenue is recognized for individual directories. The estimated bad debt expense is determined on a market basis taking into account actual collection history over a period of 15 to 21 months following publication of individual directories. Actual write-offs are taken against the reserve when management determines that an account is uncollectible, which typically is determined after completion of the next annual selling cycle. Therefore, actual account write-offs may not occur for 18 to 24 months after directory publication. The estimated provision for bad debt totaled $6.4 million, $7.1 million and $8.9 million, respectively, in fiscal 1995, 1996 and 1997 or 9.2%, 9.1% and 9.8%, respectively of net revenues. Actual account write-offs equaled $7.3 million or 10.5% of net revenues in fiscal 1995. As described above, actual account write-offs for fiscal 1996 and 1997 have not yet been determined. Based on current estimates, management believes that actual write-offs in fiscal 1996 will total approximately $7.5 million or 9.7% of net revenues.


     As a group, local businesses tend to have fewer financial resources and higher financial failure rates than larger businesses. Consequently, although the Company attempts to mitigate this exposure through the size, geographic and industry diversification of its customer base as well as through collection of advance payments, there can be no assurance that it will not be adversely affected by its dependence on local businesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General."

DEPENDENCE ON KEY PERSONNEL; RISKS ASSOCIATED WITH THE LOSS OF KEY PERSONNEL

     The Company is dependent on the continued services of its senior management team, including its regional sales management personnel. In connection with the Recapitalization, the Company's previous Chairman of the Board and Chief Executive Officer resigned and was replaced, in his Chief Executive Officer capacity, by Ricardo Puente, the Company's existing President and, in his capacity as Chairman of the Board, by Laurence H. Bloch, the Company's previous Vice Chairman and Chief Financial Officer. Otherwise, the Company has retained the services of its existing senior management team, all of whom have significant experience in the yellow pages publishing industry. Messrs. Puente and Bloch have each entered into an employment contract with the Company which provides for their continued employment for a five year term. See
"Management -- Employment Agreements." Although the Company believes it could replace such key employees in an orderly fashion should the need arise, the loss of such key personnel could have a material adverse effect on the Company's business, operating results or financial condition. See "Management -- Directors and Executive Officers."

RISKS ASSOCIATED WITH ACQUISITION OF DIRECTORIES AND START-UPS OF NEW
DIRECTORIES

     A substantial portion of the Company's growth, approximately 39% of revenue growth, since the 1993 Acquisition has resulted from the acquisition of directories from other independent yellow pages publishers and start-ups of new directories. While one of the Company's strategies for achieving its financial objectives is increasing the number of directories it publishes and the local markets which it serves, there can be no assurance that the Company's historical success with acquisitions or start-ups will continue. The Company intends to continue to seek out opportunities for future expansion, but there can be no assurance that the Company will be able to develop new directories or identify, negotiate and consummate acquisitions on attractive terms, nor can there be any assurance that new acquisitions or start-ups can be operated profitably or integrated successfully into the Company's operations. Furthermore, start-ups and acquisitions both require substantial attention from and place substantial demands upon the senior management of the Company, which may divert attention from and adversely impact their ability to manage the Company's existing businesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

RISK ASSOCIATED WITH SUBSTANTIAL COMPETITION

     The yellow pages directory advertising business is highly competitive. There are over 250 independent publishers operating in competition with the regional Bell operating companies and other telephone utilities. In most markets, the Company competes not only with the telephone utilities, but also with one or more independent yellow pages publishers. Many of these telephone utility competitors are larger and have greater financial resources than the Company. Other media in competition with yellow pages for local business and professional advertising include newspapers, radio, television, billboards and direct mail. There can be no assurance that the Company will be able to compete effectively with these other firms for advertising or acquisitions in the future.

RISK OF CHANGING TECHNOLOGY; NEW PRODUCT DEVELOPMENT

     The yellow pages directory advertising business is subject to changes arising from developments in technology (including information distribution methods) and users' technological preferences. As a result of these factors, the Company's growth and future financial performance may depend upon its ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to accommodate the latest technological advances and user preferences, including the use of the Internet. The increasing use of the Internet by consumers as a means to transact commerce may result in new technologies being developed and services provided that could compete with the Company's products and services. The Company has entered into a strategic agreement with InfoSpace, Inc. ("InfoSpace") with respect to its Internet service. However, there can be no assurance that the Company will be successful in its attempt to provide its services over the Internet. A failure by the Company to anticipate or respond adequately to changes in technology and user preferences, or an inability to finance the necessary capital expenditures, could have a material adverse effect on the Company's business, operating results or financial condition.

RISK ASSOCIATED WITH FLUCTUATIONS IN PAPER COSTS

     The Company is dependent upon outside suppliers for all of its raw material needs and, therefore, is subject to price increases and delays in receiving supplies of such materials. The Company's principal raw material is paper, and it used approximately 16.4 million and 17.6 million pounds of directory grade paper in its fiscal years ended April 30, 1996 and 1997, respectively, resulting in a total cost of paper during such periods of $6.0 million and $5.8 million, respectively. Certain commodity grades of paper, including directory grade paper, have shown considerable price volatility since 1989. Paper prices rose sharply in 1995 and then fell throughout 1996. The Company does not purchase paper directly from paper mills; instead, the Company's printers purchase the paper on behalf of the Company at prices negotiated by the Company. Changes in the supply of, or demand for, paper could affect delivery times and prices. No assurances can be given that the Company will continue to have available necessary raw materials at reasonable prices or that any increases in paper costs would not have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Result of Operations -- Overview" and "Business -- Raw Materials."

RISKS ASSOCIATED WITH THE SENSITIVITY OF THE COMPANY'S REVENUE TO GENERAL ECONOMIC CONDITIONS

     The Company derives its net revenues from the sale of advertising in its directories. Advertising revenues of the Company, as well as those of yellow pages publishers in general, generally do not fluctuate widely with economic cycles. However, a prolonged national or regional economic recession could have a material adverse effect on the Company's business, operating results or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Industry Overview."

ABILITY OF CONTROLLING EQUITYHOLDER TO CONTROL THE POLICIES AND OPERATIONS OF THE COMPANY

     The THL Parties own approximately 59% of TCC's Common Stock. Under the terms of the Investors Agreement (as defined herein), all of the stockholders of TCC have agreed to vote in favor of those individuals designated by THL to serve on the Board of Directors of TCC, and THL has the right to appoint a majority of the Directors until the occurrence of certain events. As a result, THL has the ability to control the policies and operations of Holdings. Circumstances may occur in which the interests of THL, as the principal equity holder of Holdings could be in conflict with the interests of the holders of the Discount Notes. In addition, the equity investors may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the Notes. See "Security Ownership of Certain Beneficial Owners and Management."

LIMITATIONS ON CHANGE OF CONTROL; ABILITY TO PURCHASE DISCOUNT NOTES UPON A CHANGE OF CONTROL

     In the event of a Change of Control, the Discount Note Issuers will be required to make an offer for cash to purchase the Discount Notes at a purchase price equal to (i) 101% of the Accreted Value thereof, if the repurchase date is on or prior to November 15, 2002 or (ii) 101% of the principal amount at maturity thereof, together with accrued and unpaid interest thereon, if any, to the repurchase date, if such date is after November 15, 2002. Certain events involving a Change of Control may result in an event of default under the Senior Credit Facility, the Notes or other indebtedness of the Discount Note Issuers that may be incurred in the future. Moreover, the exercise by the holders of the Discount Notes of their right to require the Discount Note Issuers to purchase the Discount Notes may cause an event of default under the Senior Credit Facility, the Notes or such other indebtedness, even if the Change of Control does not. The Discount Note Issuers' obligations under this provision of the Discount Note Indenture could delay, deter or prevent a sale of Holdings which might otherwise be advantageous to holders of the Discount Notes. Finally, there can be no assurance that the Discount Note Issuers will have the financial resources necessary to purchase the Discount Notes upon a Change of Control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the Discount Notes -- Change of Control Offer."

RISKS OF WAIVER OF DEFAULTS, COMPLIANCE WITH THE DISCOUNT NOTE INDENTURE AND MODIFICATION OF THE DISCOUNT NOTE INDENTURE BY THE HOLDERS OF A MAJORITY IN PRINCIPAL AMOUNT OF THE DISCOUNT NOTES OUTSTANDING

     Subject to certain limitations specified in the Discount Note Indenture, the holders of a majority in principal amount of the Discount Notes then outstanding have the right to (i) waive certain existing Defaults (as defined in the Discount Note Indenture) or Events of Default (as defined in the Discount
Note Indenture), (ii) waive compliance with certain provisions of the Discount
Note Indenture or the Discount Notes, (iii) modify or supplement the Discount
Note Indenture, and (iv) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee. These provisions of the Discount Note Indenture could allow actions affecting the Discount Notes to be taken without the approval of all of the holders of the Discount Notes and thus, may have an adverse effect on the holders of the Discount Notes who do not approve of such actions. See "Description of the Discount Notes -- Events of Default" and "-- Modification of Indenture."

RISK ASSOCIATED WITH FRAUDULENT CONVEYANCE LIABILITY

     Under applicable provisions of the U.S. Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, if the Company, at the time it borrowed under the Senior Credit Facility and the Senior Subordinated Facility or issued the Notes or if Holdings, at the time it issued the Discount Notes and redeemed the Preferred Units, (i) incurred such indebtedness with intent to hinder, delay or defraud creditors or (ii)(a) received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (b)(1) was insolvent at the time of incurrence,
(2) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (3) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company or Holdings (as the case may be) constituted unreasonably small capital to carry on its businesses or (4) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each case, a court of competent jurisdiction could void, in whole or in part, the Notes or the Discount Notes or, in the alternative, subordinate the Notes and the Discount Notes to existing and future indebtedness of the Company and Holdings, respectively. The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, Holdings would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

     Management believes that, for purposes of the U.S. Bankruptcy Code and state fraudulent transfer or conveyance laws, the Discount Notes were issued and are being exchanged without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith and that Holdings, after the issuance and exchange of the Discount Notes and the application of the proceeds therefrom, will be solvent (this belief is not based on an opinion of counsel), will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with management's view.

ORIGINAL ISSUE DISCOUNT

     The Discount Notes will be considered to be issued with original issue discount. Holders of the Discount Notes will be required to include the accretion of the original issue discount in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which such income is attributable. See "Certain U.S. Federal Income Tax Considerations -- Original Issue Discount on the Discount Notes" for a more detailed discussion of the U.S. federal income tax consequences to holders of the Discount Notes of the purchase, ownership and disposition of the Discount Notes. If a bankruptcy case is commenced by or against Holdings or the Company under the United States Bankruptcy Code after the issuance of the Discount Notes, the claim of a holder of Discount Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the purchase price, and (ii) that portion of the original issue discount which has been amortized as of any such bankruptcy filing.

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF EXCHANGE DISCOUNT NOTES

     The Old Discount Notes were issued to, and the Discount Note Issuers believe are currently owned by, a relatively small number of beneficial owners. Prior to the Discount Note Exchange Offer, there has not been any public market for the Old Discount Notes. The Old Discount Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Discount Notes by holders who are entitled to participate in this Discount Note Exchange Offer. The holders of Old Discount Notes (other than any such holder that is an "affiliate" of the Discount Note Issuers within the meaning of Rule 405 under the Securities
Act) who are not eligible to participate in the Discount Note Exchange Offer are entitled to certain registration rights, and the Discount Note Issuers are required to file a Shelf Registration Statement with respect to such Old Discount Notes. The Exchange Discount Notes will constitute a new issue of securities with no established trading market. The Discount Note Issuers do not intend to list the Exchange Discount Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Discount Note Issuers that they currently intend to make a market in the Exchange Discount Notes, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Discount Note Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Discount Notes or as to the liquidity of the trading market for the Exchange Discount Notes. If a trading market does not develop or is not maintained, holders of the Exchange Discount Notes may experience difficulty in reselling the Exchange Discount Notes or may be unable to sell them at all. If a market for the Exchange Discount Notes develops, any such market may be discontinued at any time.

     If a public trading market develops for the Exchange Discount Notes, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Discount Note Issuers' results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Discount Note Issuers, the Exchange Discount Notes may trade at a discount from their principal amount.

FAILURE TO FOLLOW DISCOUNT NOTE EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

     Issuance of the Exchange Discount Notes in exchange for the Old Discount Notes pursuant to the Discount Note Exchange Offer will be made only after a timely receipt by the Discount Note Issuers of such Old Discount Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Discount Notes desiring to tender such Old Discount Notes in exchange for Exchange Discount Notes should allow sufficient time to ensure timely delivery. The Discount Note Issuers are under no duty to give notification of defects or irregularities with respect to the tender of Old Discount Notes for exchange. Old Discount Notes that are not tendered or are tendered but not accepted will, following the consummation of the Discount Note Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Discount Note Exchange Offer certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Discount Notes who tenders in the Discount Note Exchange Offer for the purpose of participating in a distribution of the Exchange Discount Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Discount Notes for its own account in exchange for Old Discount Notes, where such Old Discount Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Discount Notes. See "Plan of Distribution." To the extent that Old Discount Notes are tendered and accepted in the Discount Note Exchange Offer, the trading market for untendered and tendered but unaccepted Old Discount Notes could be adversely affected. See "The Discount Note Exchange Offer."

                           THE DISCOUNT NOTE ISSUERS

     TransWestern Holdings L.P. The Partnership was formed by CIVC, the Management Investors and certain other investors in May 1993 to acquire the TransWestern business from US West. US West assembled the assets and management team that comprised the TransWestern business through the acquisition of 15 independent companies between 1985 and 1989. In November 1997, the Partnership formed and contributed substantially all its assets to TransWestern, TransWestern assumed or guaranteed all of the liabilities of the Partnership, and the Partnership changed its name to TransWestern Holdings L.P.

     TWP Capital Corp. Capital, a wholly-owned subsidiary of Holdings, was incorporated in 1997 for the purpose of serving as a co-issuer of the Discount Notes. Capital will not have substantial operations or assets of any kind and will not have any revenues. As a result, prospective purchasers of the Discount Notes should not expect Capital to participate in servicing the interest or principal obligations of the Discount Notes. The Discount Note Indenture will impose substantial restrictions on the activities of Capital.

     The Company's principal executive offices are located at 8344 Clairemont Mesa Boulevard, San Diego, California 92111, and its telephone number is (619) 467-2800.

                                THE TRANSACTIONS

     The Initial Discount Note Offering was consummated in conjunction with the Partnership's $312.7 million Recapitalization plan set forth in the Securities Purchase and Redemption Agreement, dated as of August 27, 1997, as amended, among the THL Parties, CIBC WG Argosy Merchant Fund 2, L.L.C. ("CIBC Merchant Fund"), an affiliate of CIBC Oppenheimer, which was one of the Initial Purchasers, the Partnership and each of the Partnership's existing limited partners (the "Existing Limited Partners").

     In the Recapitalization, the THL Parties, CIBC Merchant Fund and CIVC Partners III ("CIVC III" and together with the THL Parties and CIBC Merchant Fund, the "New Investors"), the Management Investors and certain of the other Existing Limited Partners made the Equity Investment in the Partnership and TCC. The proceeds of the Equity Investment, together with approximately $182.7 million of aggregate proceeds from the debt financings described below, were used (i) for $224.5 million of Recapitalization consideration, (ii) to repay $75.6 million under the Old Credit Facility, (iii) to pay $10.6 million of fees and expenses and (iv) for $2.0 million for general corporate purposes, including working capital. The Recapitalization consideration consisted of (a) $174.4 million for redemption of outstanding partnership units, (b) $42.7 million of capital which was reinvested by the Management Investors and certain other Existing Limited Partners, (c) $5.5 million reserved for payments pursuant to the Equity Compensation Plan, (d) $1.4 million for the purchase of TCC common stock and (e) $0.5 million representing debt assumed.

     The Recapitalization was financed with (i) the Equity Investment of $130.0 million, (ii) borrowings of approximately $107.7 million under the Senior Credit Facility and (iii) borrowings of $75.0 million under the Senior Subordinated Facility.

     The Senior Credit Facility was provided by Canadian Imperial Bank of Commerce, New York Agency, as lender and administrative agent ("CIBC"), and First Union National Bank, as lender and documentation agent ("First Union"), both of which are affiliates of the Initial Purchasers. The Senior Subordinated Facility was provided by CIBC Oppenheimer and First Union Corporation, an affiliate of First Union Capital Markets Corp., which is one of the Initial Purchasers. TCC is owned approximately pro rata by all the equity investors in the Partnership.

     One half of the $5.5 million reserved for payments pursuant to the Equity Compensation Plan was paid in the Recapitalization and one half remains an obligation of the Company and was not borrowed concurrently with the other steps of the Recapitalization. However, the entire $5.5 million for payments pursuant to the Equity Compensation Plan is included in the sources and uses of funds outlined below. See "Management -- Equity Compensation Arrangements."

     The following table sets forth the sources and uses of funds in the Recapitalization (dollars in millions):

        SOURCES:
          Senior Credit Facility(a)(b)......................................  $107.7
          Senior Subordinated Facility(b)...................................    75.0
          Equity Investment(c)..............................................   130.0
                                                                              ------
                  Total sources.............................................  $312.7
                                                                              ======
        USES:
          Recapitalization consideration(d).................................  $224.5
          Repayment of Old Credit Facility(e)...............................    75.6
          Fees and expenses.................................................    10.6
          Working Capital...................................................     2.0
                                                                              ------
                  Total uses................................................  $312.7
                                                                              ======

---------------
(a) Includes borrowings of $85.0 million in Term Loans and $22.7 million under the Revolving Credit Facility. Although the Company had actually drawn $17.2 million under the Revolving Credit Facility as of October 1, 1997, this table reflects an amount, $22.7 million, that would have been borrowed under the

    Revolving Credit Facility if all estimated fees and expenses, other debt assumed and the total amount to be paid under the Equity Compensation Plan had been paid on that date.

(b) The net proceeds of the Initial Offering were applied to (i) repay the Senior Subordinated Facility, (ii) reduce the outstanding balance under the Revolving Credit Facility, (iii) pay fees and expenses related to the Initial Offering and (iv) for general corporate purposes, including working capital.

(c) Includes $87.3 million from the New Investors, comprised of (i) $77.0 million invested by the THL Parties, (ii) $5.0 million invested by the CIBC Merchant Fund, (iii) $4.5 million invested by CIVC III and (iv) $0.8 million from new management investors. Also includes $42.7 million from continuing investors, comprised of (i) $25.5 million from CIVC, (ii) $11.2 million from the Management Investors, (iii) $5.0 million from FUCP and (iv) $1.0 million from the Partnership's former Chairman.

(d) Includes $174.4 million for redemption of outstanding partnership units, $1.4 million for the purchase of TCC common stock, $5.5 million reserved for payments pursuant to the Equity Compensation Plan, $0.5 million representing debt assumed and $42.7 million of capital which was reinvested by the Management Investors and certain other Existing Limited Partners.

(e) The Old Credit Facility was provided by First Union, as lender and administrative agent, and CIBC Inc., an affiliate of CIBC Oppenheimer, as lender and documentation agent.

     As a result of the Recapitalization, the THL Parties became the holders of a majority of the equity of the Partnership. The following chart shows the structure of the Partnership after the Recapitalization (the percentages shown below reflect the approximate percentage ownership of both Class A and Preferred Units):

                                     [CHART]

     In November 1997, the Partnership formed and contributed substantially all of its assets to TransWestern, TransWestern assumed or guaranteed all of the liabilities of the Partnership, and the Partnership changed its name to TransWestern Holdings L.P. As a result of the Asset Drop-Down, Holdings' only assets are all of the TransWestern membership interests and all of Capital's capital stock. All of the operations that were previously conducted by the Partnership are now being conducted by TransWestern.

     The following chart shows the structure of the Company after the Asset Drop-Down:

                                     [CHART]

     Holdings applied the net proceeds of the Initial Discount Note Offering to redeem approximately $31.3 million of the Equity Investment. Concurrent with the Initial Discount Note Offering, TransWestern and Capital II offered $100 million of their 9 5/8% Senior Subordinated Notes due 2007. TransWestern applied the net proceeds of the Initial Offering to repay the Senior Subordinated Facility and to reduce its outstanding indebtedness under the Revolving Credit Facility established by the Senior Credit Facility.

     After giving effect to the Initial Offerings and Asset Drop-Down, the THL Parties collectively own approximately 59% of the equity of Holdings and the CIVC Parties and the Management Investors and TCC own approximately 23%, 9% and 1.7% of the equity of Holdings, respectively. The remainder of the equity of Holdings is held by other investors.

                            THE PRINCIPAL INVESTORS

     After giving effect to the Initial Offerings and the Asset Drop-Down, the THL Parties are collectively the principal investors in the Company, owning approximately 59% of the Preferred Units, the Class A Units and the stock of TCC. THL, which is the principal THL Party, is managed by THL Co., one of the oldest and most successful private equity investment firms in the United States. Founded in 1974, THL Co. focuses on identifying and acquiring ownership stakes in middle market growth companies. THL Co. currently manages more than $3 billion of capital and has participated in more than 100 acquisitions and investments.

     CIVC and CIVC III (the "CIVC Parties") together own approximately 23% of the Preferred Units, the Class A Units and the stock of TCC. CIVC is a private equity firm and a licensed small business investment company. Since 1990, CIVC has invested approximately $300 million in small and middle market businesses and was the principal investor in the 1993 Acquisition. CIVC is an indirect subsidiary of BankAmerica Corporation, an international financial services organization.

     All of the Management Investors, who own in the aggregate approximately 9% of the Preferred Units, the Class A Units and the stock of TCC, have been officers and/or senior operational managers of the Company since the 1993 Acquisition. The Management Investors have extensive experience in the yellow pages publishing business. See "Management."

                                USE OF PROCEEDS

     Holdings used the net proceeds of the Initial Discount Note Offering, estimated to be approximately $31.3 million (after deduction of estimated discounts to the Initial Purchasers and other Discount Note Offering expenses), to redeem approximately $31.3 million of the Equity Investment. Affiliates of the Initial Purchasers own Preferred Units and therefore participated in such redemption.

     The Discount Note Exchange Offer is intended to satisfy certain of the Discount Note Issuers' obligations under the Registration Rights Agreement. The Discount Note Issuers will not receive any cash proceeds from the issuance of the Exchange Discount Notes offered hereby. In consideration for issuing the Exchange Discount Notes contemplated in this Prospectus, the Discount Note Issuers will receive Old Discount Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Discount Notes (which replace the Old Discount Notes), except as otherwise described herein.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Holdings as of October 31, 1997, after giving effect to the Initial Offerings and the Asset Drop-Down. The Old Discount Notes surrendered in exchange for Exchange Discount Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Discount Notes will not result in any increase or decrease in the indebtedness of the Discount Note Issuers. As such, no effect has been given to the Discount Note Exchange Offer in the following capitalization table. The information in this table should be read in conjunction with "The Transactions," "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes thereto appearing elsewhere in this Prospectus.

                                                                 OCTOBER 31, 1997
                                                           -----------------------------
                                                                            PRO FORMA
                                                                         FOR THE INITIAL
                                                                          OFFERINGS AND
                                                                               THE
                                                            ACTUAL       ASSET DROP-DOWN
                                                           ---------     ---------------
                                                              (DOLLARS IN THOUSANDS)
        Total debt:
          Senior Credit Facility(a):
             Revolving Credit Facility(a)................  $  16,000        $      --
             Term Loans(a)...............................     85,000           85,000
          Senior Subordinated Facility...................     75,000               --
          Notes(b).......................................         --          100,000
          Discount Notes.................................         --           32,500
          Other debt.....................................        430              430
                                                           ---------        ---------
             Total debt..................................    176,430          217,930
        Total Partnership deficit(c)(d)..................   (152,605)        (187,255)
                                                           ---------        ---------
             Total capitalization........................  $  23,825        $  30,675
                                                           =========        =========

---------------
(a) The Senior Credit Facility consists of a $40 million Revolving Credit Facility and $85 million in Term Loans. See "Description of Senior Credit Facility." Although the Company had actually drawn $17.2 million under the Revolving Credit Facility as of October 1, 1997, this table reflects an amount, $22.7 million, that would have been borrowed under the Revolving Credit Facility if all estimated fees and expenses, other assumed debt and the total amount to be paid under the Equity Compensation Plan had been paid on that date. On a pro forma basis, the Company would have had approximately $40 million of additional borrowing availability under the Revolving Credit Facility after applying a portion of the proceeds from the issuance of the Old Notes to reducing the outstanding balance under the Revolving Credit Facility.

(b) These obligations are direct obligations of TransWestern and Capital II, to which the Discount Notes are effectively subordinated.

(c) As of October 31, 1997, there were 1,270,456 Preferred units, 1,270,456 Class A units and 10,000 Class B units issued and outstanding.

(d) As of the date hereof, there were 659,660 Preferred Units, 1,270,456 Class A Units and 10,000 Class B Units issued and outstanding.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma consolidated financial data are derived from Holdings' consolidated financial statements appearing elsewhere in this Prospectus, as adjusted to give effect to the Transactions. The unaudited pro forma consolidated statements of operations data for the fiscal year ended April 30, 1997 and the six-month period ended October 31, 1997 give effect to the Transactions as if they had occurred at the beginning of such periods, and the unaudited pro forma consolidated balance sheet data give effect to the Initial Offerings and the Asset Drop-Down as if they had occurred on October 31, 1997. The pro forma adjustments are based upon available data and certain assumptions that Holdings believes are reasonable. The unaudited pro forma consolidated financial data do not purport to represent what Holdings' results of consolidated operations or consolidated financial position would actually have been had the Transactions in fact occurred at such prior times or to project the Company's consolidated results of operations or financial position for or at any future period or date. The unaudited pro forma consolidated financial data should be read in conjunction with the consolidated financial statements of Holdings' and the information contained in "The Transactions," "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                           TRANSWESTERN HOLDINGS L.P.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED APRIL 30, 1997
                             (DOLLARS IN THOUSANDS)


                                                                           PRO FORMA
                                                                          TRANSACTIONS
                                                          HISTORICAL      ADJUSTMENTS       PRO FORMA
                                                          ----------      ------------      ---------
Net revenues............................................   $ 91,414                         $  91,414
Cost of revenues........................................     19,500                            19,500
                                                            -------                          --------
  Gross profit..........................................     71,914                            71,914
Operating expenses:
  Sales and marketing...................................     36,640                            36,640
  General and administrative............................     16,821         $   (100)(a)       16,721
                                                            -------         --------         --------
Total operating expenses................................     53,461             (100)          53,361
                                                            -------         --------         --------
Income from operations..................................     18,453              100           18,553
Other income (expense), net.............................         48                                48
Interest expense........................................     (7,816)         (15,241)(b)      (23,057)
                                                            -------         --------         --------
Income (loss) before extraordinary item.................   $ 10,685         $(15,141)       $  (4,456)
                                                            =======         ========         ========
EBITDA data:
  Income (loss) before extraordinary item...............   $ 10,685                         $  (4,456)
  Interest expense......................................      7,816                            23,057
  Depreciation and amortization.........................      6,399                             6,399
                                                            -------                          --------
  EBITDA................................................   $ 24,900                         $  25,000
                                                            =======                          ========
Ratio of earnings to fixed charges(c)...................       2.29x                               --
                                                            =======                          ========


    See accompanying Notes to Unaudited Pro Forma Consolidated Statements of
                                  Operations.

                           TRANSWESTERN HOLDINGS L.P.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED OCTOBER 31, 1997
                             (DOLLARS IN THOUSANDS)


                                                                             PRO FORMA
                                                                           TRANSACTIONS
                                                            HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                            ----------     -------------     ---------
Net revenues..............................................   $ 38,254                        $  38,254
Cost of revenues..........................................      9,172                            9,172
                                                              -------                          -------
  Gross profit............................................     29,082                           29,082
Operating expenses:
  Sales and marketing.....................................     17,114                           17,114
  General and administrative..............................      7,893         $   (50)(a)        7,843
  Contribution to Equity Compensation Plan................      5,543          (5,543)(d)           --
                                                              -------         -------          -------
Total operating expenses..................................     30,550          (5,593)          24,957
                                                              -------         -------          -------
Income (loss) from operations.............................     (1,468)          5,593           (4,125)
Other income (expense), net...............................       (107)                            (107)
Interest expense..........................................     (4,333)         (9,644)(b)      (13,977)
                                                              -------         -------          -------
Income (loss) before extraordinary item...................   $ (5,908)        $(4,051)       $  (9,959)
                                                              =======         =======          =======
EBITDA data:
  Income (loss) before extraordinary item.................   $ (5,908)                       $  (9,959)
  Interest expense........................................      4,333                           13,977
  Contribution to Equity Compensation Plan................      5,543                            5,543
  Depreciation and amortization...........................      3,274                            3,274
                                                              -------                          -------
EBITDA....................................................   $  7,242                        $   7,292
                                                              =======                          =======
Ratio of earnings to fixed charges(c).....................         --                               --
                                                              =======                          =======


    See accompanying Notes to Unaudited Pro Forma Consolidated Statements of
                                  Operations.

                           TRANSWESTERN HOLDINGS L.P.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


                                                                    YEAR ENDED        SIX MONTHS
                                                                    APRIL 30,      ENDED OCTOBER 31,
                                                                       1997              1997
                                                                    ----------     -----------------
(a)   Entry records elimination of expenses of former Chairman
      net of expenses associated with the Management Fee (as
      defined
      herein)...................................................     $   (100)          $   (50)
(b)   Pro forma adjustments to interest expense as a result of
      the
      Transactions are as follows:
      Interest expense:
      Term Loans ($85,000 @ 8.50%)..............................        7,191             3,613
      Notes ($100,000 @ 9.625%).................................        9,625             4,813
      Unused Revolving Credit Facility fee......................          200               100
      Discount Notes(i).........................................        4,905             2,348
                                                                      -------           -------
      Pro forma cash interest expense...........................       21,921            10,874
      Amortization of debt issuance costs (ii)..................        1,136               568
                                                                      -------           -------
      Total pro forma interest expense..........................       23,057            11,442
                                                                      -------           -------
      Less historical interest expense..........................       (7,816)           (1,798)
                                                                      -------           -------
                                                                     $ 15,241           $ 9,644
                                                                      =======           =======


     (i) Interest expense on the Discount Notes has been calculated under the interest rate method using an annual rate of 11.875%.

     (ii) It is anticipated that the total amount of the Senior Subordinated Facility debt issuance costs of $3,400 will be written off upon consummation of the Offerings.


(c) Earnings consist of income (loss) before extraordinary item plus contributions to the Equity Compensation Plan plus fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt issuance costs, whether expensed or capitalized, and
     (iii) an allocation of one-fourth of the rental expense from operating leases which management considers is a reasonable approximation of the interest factor of rental expense. Pro forma earnings were insufficient to cover fixed charges by $4,456 for the year ended April 30, 1997 and $9,959 for the six-month period ended October 31, 1997.



(d) Due to the non-recurring nature of the contribution to the Equity Compensation Plan (terminated upon consummation of the Recapitalization) in connection with the Recapitalization, the above Pro Forma Statement of Operations does not reflect the $5.5 million charge in arriving at incoming
     (loss) from operations and income (loss) before extraordinary item.

                           TRANSWESTERN HOLDINGS L.P.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                OCTOBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                                        PRO FORMA
                                                                         INITIAL
                                                                        OFFERINGS
                                                                         AND THE
                                                                          ASSET
                                                                        DROP-DOWN
                                                        HISTORICAL     ADJUSTMENTS       PRO FORMA
                                                        ----------     -----------       ---------
ASSETS
Current assets:
  Cash................................................  $    2,223      $   3,515(a)     $   5,738
  Trade receivables...................................      17,230                          17,230
  Deferred directory costs............................       8,417                           8,417
  Other current assets................................         475                             475
                                                          --------                       ---------
Total current assets..................................      28,345                          31,860
Property, equipment and leasehold improvements, net...       2,881                           2,881
Acquired intangibles, net.............................       9,281                           9,281
Other assets, primarily debt
  issuance costs,net..................................       8,246          6,735(a)        11,581
                                                                           (3,400)(b)
                                                          --------       --------        ---------
                                                        $   48,753      $   6,850        $  55,603
                                                          ========       ========        =========
LIABILITIES AND PARTNERSHIP DEFICIT
Current liabilities:
  Accounts payable....................................  $    2,925                       $   2,925
  Salaries and benefits payable.......................       2,498                           2,498
  Other accrued liabilities...........................       4,753                           4,753
  Amount due Holdings' general partner................          --                              --
  Customer deposits...................................      14,752                          14,752
  Current portion, long-term debt.....................       2,555                           2,555
                                                          --------                       ---------
Total current liabilities.............................      27,483                          27,483
Long-term debt:
  Senior Credit Facility..............................      98,875      $ (16,000)(a)       82,875
  Senior Subordinated Facility........................      75,000        (75,000)(a)           --
  Notes...............................................          --        100,000(a)       100,000
  Discount Notes......................................          --         32,500(a)        32,500
Partnership deficit...................................    (152,605)        (3,400)(b)     (187,255)
                                                                          (31,250)(a)
                                                          --------       --------        ---------
                                                        $   48,753      $   6,850        $  55,603
                                                          ========       ========        =========

   See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                           TRANSWESTERN HOLDINGS L.P.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(a) Reflects the actual sources and uses of funds for the Recapitalization through October 31, 1997 and the estimated pro forma sources and uses of funds for the Initial Offerings as if they had occurred as of October 31, 1997:

                                                                                                        INITIAL
                                                                               RECAPITALIZATION         OFFERINGS
                                                                            ----------------------      --------
     SOURCES OF FUNDS:
       New Investors(i):
         THL Parties.....................................................   $75,674
         CIVC III........................................................     4,422
         CIBC Merchant Fund .............................................     4,914
         Management Investors............................................       738       $ 85,748
                                                                            -------
       Continuing investors(i)(ii):
         CIVC ...........................................................    25,061
         Management Investors and the former Chairman....................    12,048
         FUCP............................................................     4,914         42,023
                                                                            -------
       New financing:
         Senior Credit Facility(iii):
           Revolving Credit Facility.....................................    22,716
           Term Loans....................................................    85,000
         Senior Subordinated Facility....................................    75,000        182,716
                                                                            -------
         Notes...........................................................                               $100,000
         Discount Notes..................................................                                 32,500
                                                                                          --------      --------
                                                                                          $310,487(v)   $132,500
                                                                                          ========      ========
     USES OF FUNDS:
       Repay Old Credit Facility ........................................                 $ 75,600
       Repay amount due General Partner..................................                      833
       Redemption of partnership units...................................                  174,381
       Continuing investors(ii)..........................................                   42,023
       Repay Revolving Credit Facility...................................                               $ 16,000
       Repay Senior Subordinated Facility................................                                 75,000
       Contribution to Equity Compensation Plan..........................                    5,543
       Redemption of Preferred Units(i)..................................                                 31,250
       Transaction costs and fees(iv):
         Senior Credit Facility..........................................   $ 3,319
         Senior Subordinated Facility....................................     3,428
         Transaction costs...............................................     3,858         10,605
                                                                            -------
         Prepaid Offering Costs..........................................                     1000
         Notes...........................................................                                  5,485
         Discount Notes..................................................                                  1,250
       Funds available for Working Capital...............................                      502         3,515
                                                                                          --------      --------
                                                                                          $310,487(v)   $132,500
                                                                                          ========      ========

    (i) The table below sets forth the Equity Investment from New Investors and continuing investors and TCC's partnership interests as of the Recapitalization and as adjusted to reflect the Initial Discount Note Offering and the redemption of the Preferred Units.

                                                                                     PREFERRED          AS ADJUSTED
                                                                 AS OF THE             UNIT               FOR THE
                                                              RECAPITALIZATION      REDEMPTIONS      INITIAL OFFERINGS
                                                              ----------------      -----------      -----------------
     New Investors:
       THL Parties.........................................       $ 75,674           $ (18,191)           $57,483
       CIVC III............................................          4,422              (1,063)             3,359
       CIBC Merchant Fund..................................          4,914              (1,182)             3,732
       Management Investors................................            738                (177)               561
     Continuing investors:
       CIVC................................................         25,061              (6,024)            19,037
       Management Investors................................         12,048              (2,894)             9,154
       FUCP................................................          4,914              (1,181)             3,733
     TCC...................................................          2,238                (538)             1,700
                                                                  --------            --------            -------
                                                                  $130,009           $ (31,250)           $98,759
                                                                  ========            ========            =======

                      TRANSWESTERN PUBLISHING COMPANY LLC

                             (DOLLARS IN THOUSANDS)


     (ii) Based on the purchase price per unit for the New Investors, multiplied by the number of units retained by the continuing investors in the Recapitalization. See "The Transactions." This implied value does not represent (a) a purchase, sale or other change in such equity investment for accounting or tax purposes or (b) any funds or proceeds paid to or used by the Company in the Recapitalization.

    (iii) The Senior Credit Facility makes available up to $40,000 under the terms of the Revolving Credit Facility. The terms of the Term Loans require annual principal payments of $2,125 (in years one through five), $27,625 in year six and $46,750 in year seven.

     (iv) The Transaction costs and fees and the allocation to the various components of the Recapitalization and the Initial Offerings have been estimated by management and may be subject to change. Transaction costs and fees include legal and accounting fees and transaction charges from lenders and investors and other incremental costs related directly to the Transactions. The costs and fees were allocated to the various consideration in the Transactions based on specific charges, and to the extent charges were applicable to all of the various considerations, a pro rata allocation was made based on the amounts involved. Management believes that the final allocation of the transaction costs and fees will not have a material impact on Holdings' financial statements.

      (v) Does not include approximately $2.2 million expended by the New Investors to purchase common stock of TCC directly from the holders thereof in connection with the Recapitalization.

(b) Entry records write-off of debt issuance costs:

                                                                     OFFERING
                                                                 ---------------
     Senior Subordinated Facility.............................      $  3,400

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

                             (DOLLARS IN THOUSANDS)

     The following tables present selected historical consolidated financial data and, insofar as they relate to each of the five fiscal years in the period ended April 30, 1997, have been derived from the audited consolidated financial statements of Holdings and the TransWestern business. The audited consolidated statements of operations of Holdings for each of the three years in the period ended April 30, 1997 and the audited consolidated balance sheet of Holdings as of April 30, 1996 and 1997 and the notes thereto appear elsewhere in this Prospectus. The consolidated balance sheet data at April 30, 1993, 1994 and 1995 and the consolidated statement of operations data for each of the years ended April 30, 1993 and 1994 have been derived from the audited consolidated financial statements of Holdings and the TransWestern business which do not appear in this Prospectus. The selected historical consolidated statement of operations and balance sheet data of Holdings as of and for the six months ended October 31, 1996 and 1997 have been derived from unaudited consolidated financial statements of Holdings included elsewhere in this Prospectus, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. Results for the six months ended October 31, 1997 are not necessarily indicative of results that may be expected for the entire year. See "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of Holdings and notes thereto appearing elsewhere herein.


                                                          YEARS ENDED APRIL 30,                               SIX MONTHS ENDED
                                     ----------------------------------------------------------------           OCTOBER 31,
                                     PREDECESSOR                                                           ----------------------
                                       1993(A)       1994          1995          1996          1997         1996          1997
                                     -----------    -------      --------      --------      --------      -------      ---------
STATEMENT OF OPERATIONS DATA:
Net revenues.......................    $54,949      $62,219      $ 69,845      $ 77,731      $ 91,414      $38,050        $38,254(b)
Cost of revenues...................     17,839       18,788        16,956        18,202        19,500        8,996          9,172
                                       -------      -------       -------       -------       -------      -------       --------
  Gross profit.....................     37,110       43,431        52,889        59,529        71,914       29,054         29,082
Operating expenses:
  Selling and marketing............     26,473       26,301        27,671        29,919        36,640       15,888         17,114
  General and administrative.......      8,793       13,037        13,804        15,072        16,821        7,870         13,436
                                       -------      -------       -------       -------       -------      -------       --------
Total operating expenses...........     35,266       39,338        41,475        44,991        53,461       23,758         30,550
                                       -------      -------       -------       -------       -------      -------       --------
Income from operations.............      1,844        4,093        11,414        14,538        18,453        5,296         (1,468)
Other income(expense), net.........        243          344           470           375            48           18           (107)
Interest expense...................       (342)      (2,951)       (4,345)       (6,630)       (7,816)      (4,029)        (4,333)
                                       -------      -------       -------       -------       -------      -------       --------
Income before extraordinary item...      1,745        1,486         7,539         8,283        10,685        1,285         (5,908)
Extraordinary (loss)(c)............       (296)          --          (392)       (1,368)           --           --         (1,391)
                                       -------      -------       -------       -------       -------      -------       --------
Net income.........................    $ 1,449      $ 1,486      $  7,147      $  6,915      $ 10,685      $ 1,285        $(7,299)
                                       =======      =======       =======       =======       =======      =======       ========
OTHER DATA:
Depreciation and amortization......    $ 1,129      $ 4,603      $  4,593      $  4,691      $  6,399      $ 3,122         $3,274
Capital expenditures...............        743          769           496           484         1,034          259            580
Cash flows provided by (used for):
  Operating activities.............      9,022        9,853        14,608        13,091        15,302        5,672          6,245
  Investing activities.............       (743)      (3,121)       (2,838)       (8,344)       (3,592)      (2,817)        (8,762)
  Financing activities.............     (8,174)      (6,075)      (11,550)       (4,361)      (11,776)      (2,875)         3,486
EBITDA(d)..........................      3,216        9,040        17,002        20,400        24,900        8,586          7,292(b)
EBITDA margin(e)...................        5.9%        14.5%         24.3%         26.2%         27.2%        22.6%          19.1%
Gross margin.......................       67.5%        69.8%         75.7%         76.6%         78.7%        76.4%          76.0%
Bookings(f)........................    $54,188      $64,269      $ 70,013      $ 75,709      $ 86,859      $44,485        $49,926
Advance payments as a % of net
  revenues(g)......................       26.2%        31.8%         36.9%         41.0%         45.1%        43.6%          46.6%
Number of accounts(h)..............     69,632       71,832        77,371        84,117        93,157       37,904         38,025
Average net revenues per
  account(i).......................    $   789      $   866      $    903      $    924      $    981      $ 1,004         $1,006
Number of directories..............         90           97           106           118           128           49             57
Ratio of earnings to fixed
  charges(j).......................       3.55x        1.44x         2.69x         2.28x         2.29x        1.17x            --
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working capital....................    $10,436      $12,034      $  3,496      $  2,088      $     24      $(1,522)          $862
Total assets.......................     46,594       43,879        41,831        47,423        48,231       47,975         48,753
Total debt.........................     28,921       25,724        47,961        84,410        78,435       84,335        176,430
Partnership equity (deficit)(k)....      5,850        4,458       (22,721)      (55,606)      (50,722)     (57,675)      (152,605)


 See accompanying Notes to Selected Historical Consolidated Financial and Other
                                     Data.

       NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
                             (DOLLARS IN THOUSANDS)

(a) Effective May 1, 1993, an investor group and CIVC formed the Partnership to acquire the Transwestern business from US West. The results of operations of the predecessor are not directly comparable to the results of operations of the Company due to (i) the incurrence of interest expense from borrowings to finance the acquisition and subsequent distributions, and
     (ii) the effect of increased depreciation and amortization expense associated with the acquisition.


(b) For the six months ended October 31, 1997 consolidated net revenues increased $204,000 and EBITDA decreased $1.3 million as compared to the six months ended October 31, 1996 primarily due to changes in the publication schedule which caused a different mix of directories to be published in the respective six month periods. EBITDA for the latest twelve months ended October 31, 1997 and November 30, 1997 was $23,707 and $24,730
     respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(c) "Extraordinary item" represents the write-off of unamortized debt issuance costs related to the repayment of debt prior to maturity. See Note 4 of the Notes to the Financial Statements.


(d) "EBITDA" is defined as income (loss) before extraordinary item plus interest expense, discretionary contributions to the Equity Compensation Plan (such contributions represent special distributions to the Equity Compensation Plan in connection with refinancing transactions) and depreciation and amortization and is consistent with the definition of EBITDA in the Discount Note Indenture and in the Senior Credit Facility. Contributions to the Equity Compensation Plan were $525 in fiscal 1995, $796 in fiscal 1996 and $5,543 for the six months ended October 31, 1997. EBITDA is not a measure of performance under GAAP. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. However, management has included EBITDA because it may be used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. The Company's definition of EBITDA may not be comparable to that of other companies. See the tabular presentation of EBITDA included in "Unaudited Pro Forma Financial Data -- Unaudited Pro Forma Statement of Operations for the Fiscal Year Ended April 30, 1997" and "-- Unaudited Pro Forma Statement of Operations for the Six Months Ended October 31, 1997."


(e) "EBITDA margin" is defined as EBITDA as a percentage of net revenues. Management believes that EBITDA margin provides a valuable indication of the Company's ability to generate cash flows available for debt service.

(f) "Bookings" is defined as the daily advertising orders received from accounts during a given period and generally occur at a steady pace throughout the year. In fiscal 1997, net revenues included $4,200 from acquired directories, while bookings does not reflect this adjustment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

(g) "Advance payments as a percentage of net revenues" is defined as, for a given period, all cash deposits received on advertising orders prior to revenue recognition as a percentage of net revenues recognized upon directory distribution.

(h) "Number of accounts" is defined as the total number of advertising accounts for all directories published during a given period. Customers are counted as multiple accounts if advertising in more than one directory.

(i) "Average net revenues per account" is defined as net revenues divided by the number of accounts.

(j) Earnings consist of income (loss) before extraordinary item plus contributions to the Equity Compensation Plan plus fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt issuance costs, whether expensed or capitalized, and
     (iii) an allocation of one-fourth of the rental expense from operating leases which management considers is a reasonable approximation of the interest factor of rental expense.

(k) Partnership equity (deficit) represents the value of equity contributions to Holdings by its partners plus net income of Holdings less partner distributions for income taxes and distributions related to recapitalization transactions completed during fiscal 1995 and 1996 and in the six months ended October 31, 1997. Partnership distributions for income taxes in fiscal 1995, 1996, 1997 and in the six months ended October 31, 1997 totaled $3,250, $3,400, $5,801 and $2,100, respectively. Partnership distributions made in connection with recapitalization transactions completed in fiscal 1995 and fiscal 1996 and in the six months ended October 31, 1997 totaled $31,076, $36,400 and $174,381, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     The Partnership was formed in May 1993 to acquire the TransWestern business from US West. In November 1997, the Partnership formed and contributed substantially all of its assets to TransWestern, TransWestern assumed or guaranteed all of the liabilities of the Partnership, and the Partnership changed its name to TransWestern Holdings L.P.

     Revenue Recognition. The Company recognizes net revenues from the sale of advertisements placed in each directory when the completed directory is distributed. Costs directly related to sales, production, printing and distribution of each directory are capitalized initially as deferred directory costs and then matched against related net revenues upon distribution. All other operating costs are recognized during the period when incurred. As the number of directories grows, the publication schedule is periodically adjusted to accommodate new books. In addition, changes in distribution dates are affected by market and competitive conditions and the staffing level required to achieve the individual directory revenue goals. As a result, the Company's directories may be published in a month earlier or later than the previous year and may move from one fiscal quarter or year to another. Year to year results depend on both timing and performance factors.

     Notwithstanding significant monthly fluctuation in net revenues recognized based on actual distribution dates of individual directories, the Company's bookings and cash collection activities generally occur at a steady pace throughout the year. The table below demonstrates that quarterly bookings, collection of advance payments and total cash receipts vary less than net revenues or EBITDA:


                                  FISCAL 1996                     FISCAL 1997             FISCAL 1998
                         -----------------------------   -----------------------------   -------------
                          Q1      Q2      Q3      Q4      Q1      Q2      Q3      Q4      Q1      Q2
                         -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
                                                 (DOLLARS IN MILLIONS)
    Net revenues(a)....  $20.7   $14.7   $20.9   $21.4   $23.3   $14.7   $23.5   $29.9   $19.2    19.1
    EBITDA.............    5.5     2.4     7.0     5.5     5.8     2.6     6.9     9.6     4.0     3.2
    Bookings(b)........   18.1    20.0    17.6    20.0    20.5    23.9    21.4    21.1    22.7    27.2
    Advance payments...    8.0     8.0     8.2     9.6     8.8    10.1    10.4    12.2    11.1    11.8
    Total cash
      receipts(c)......   17.7    18.0    17.4    19.5    18.5    20.9    20.0    22.6    22.6    24.1


---------------

(a) Fiscal 1997 includes $4.2 million of net revenues from contracts acquired by the Company in connection with directory acquisitions.

(b) Excludes $4.2 million from contracts booked before the related directories were acquired by the Company.

(c)  Includes both advance payments and collection of accounts receivable.

     Revenue Growth. Since the 1993 Acquisition, the Company's total number of directories increased by 52, from 90 to 142, and the Company increased its total number of accounts from nearly 70,000 to more than 93,000. Four acquisitions completed since May 1995 expanded the Company's presence in northern California, upstate New York, western Massachusetts, southern Indiana, Kentucky and Tennessee and accounted for the addition of 24 directories and approximately $9.2 million of net revenues in fiscal 1997. In addition, the Company started 26 new directories since fiscal 1993 which accounted for $5.2 million of net revenues in fiscal 1997. Excluding these new and acquired directories, the Company's net revenues grew 9.0% in fiscal 1995, 7.2% in fiscal 1996 and 6.7% in fiscal 1997 with average revenue per account increasing from $919 in fiscal 1995 to $959 in fiscal 1996 and $1,017 in fiscal 1997. The Company's overall revenue renewal and account retention rates have averaged 86% and 76%, respectively, over the last five years.

     Bookings. The length of the measurement periods for revenues and bookings are the same; however, the measurement period for bookings for each month is the thirty-day period ending on the twentieth of that month. Consequently, the measurement period for bookings lags the measurement period for revenue and other items by 10 days. Growth in bookings, which is closely correlated with the number of account executives, has been 9.7% through the seven months ended November 30, 1997 versus the same period in 1996. Through November 30, 1997, the Company has recognized net revenues of $42.8 million and has account bookings of $39.9 million for directories scheduled but not yet published in fiscal 1998, compared to $42.0 million of net revenues and $37.4 million of bookings recognized through November 30, 1996. To facilitate future growth, the Company increased the size of its sales force by approximately 12.0%, increasing the number of account executives from 400 as of November 30, 1996 to 448 as of November 30, 1997. Average bookings per week has grown from approximately $1.6 million for the 12-month period ended November 30, 1996 to $1.8 million for the 12-month period ended November 30, 1997, an increase of approximately 12.5%.

     Cost of Revenues. The Company's principal operating costs are production, paper and printing. Total operating costs represented 21.3% of net revenues in fiscal 1997. At the individual directory level, production, printing, distribution and licensing costs are largely fixed for an established circulation, resulting in high marginal profit contribution from incremental advertising sales into an existing directory. Since fiscal 1995, the Company's constant focus on process improvement and increased productivity has enabled it to minimize additional production and administrative costs while increasing the number of its directories. Despite the addition of 52 directories and an approximately 34% increase in the total number of accounts since fiscal 1993, improved production and administrative processing has enabled the Company to reduce total non-sales staffing from 214 in fiscal 1993 to 148 in fiscal 1997 and to improve the proportion of account executives to total employees from 43.1% in fiscal 1993 to 64.3% in fiscal 1997.

     The Company's principal raw material is paper. The Company used approximately 16.4 million and 17.6 million pounds of directory grade paper in fiscal 1996 and 1997, respectively, resulting in a total cost of paper during such periods of approximately $6.0 million and $5.8 million, respectively. White pages listings are licensed from telephone utilities for a set fee per name and the number of listings correspond directly to planned circulation and does not fluctuate. Total licensing fees incurred by the Company in fiscal 1997 were $1.1 million. Distribution is provided by two third-party vendors at a fixed delivery cost per directory as established by individual market.

     Selling and Marketing Expenses. Direct sales expense correlates closely with the size of the Company's sales force. As the Company continues to increase the number of directories and to expand its total customer base, the number of account executives required to complete the annual selling cycle grows accordingly. The Company's ability to complete selling each directory within a prescribed time frame depends on account executive staffing levels and productivity. Historically, the Company has experienced a high turnover rate among its account executives, particularly among new hires, and therefore continues to invest in recruiting and training account executives to build the size of its sales force and to continue to grow revenue. The number of account executives has grown from 296 at the end of fiscal 1995 to 433 at the end of fiscal 1997 and 448 as of November 30, 1997. However, as a result of a significantly increased percentage of revenue attributable to new accounts, revenue per account executive has decreased from $236,000 in fiscal 1995 to $211,000 in fiscal 1997. Revenue per account executive has decreased because the selling time required to develop a new account typically exceeds the time required to service a renewal account and new accounts typically commit to smaller advertising programs than do established renewal accounts. Although the account renewal rate is typically lower for newer accounts than for established accounts, as new accounts renew and mature, the net revenues from such accounts generally increase, while the cost of revenues for such accounts decreases. Direct sales expense accounted for approximately 19% of net revenues in fiscal 1997, 18% of net revenues in fiscal 1996 and 17% of net revenues in fiscal 1995.

     Cash Flow Management. The Company has instituted several policies to accelerate customer payments including (i) requiring customers to make minimum deposits on their annual purchase at the time of contract signing, (ii) requiring customers with small advertising purchases to pay 100% at the time of contract signing, (iii) offering a cash discount to customers who pay 100% at the time of contract signing, (iv) providing commission incentives to account executives to collect higher customer deposits earlier in the sales process, (v) shortening customer payment terms from 12 months to eight months or less, and
(vi) requiring new customers to begin payments immediately after contract signing rather than waiting for the directory to be distributed. As a result of these initiatives, advance payments received prior to directory publication as a percentage of net revenues has increased from 26.2% in fiscal 1993 to 45.1% in fiscal 1997.

     Although the Company generally collects an advance payment from all advertisers, credit is extended based upon the size of the advertising program and customer collection history. While the Company's accounts receivable are not subject to any concentrated credit risk, credit losses represent a cost of doing business due to the nature of the Company's customer base, largely local businesses, and the use of extended credit terms. Generally, for larger and established accounts, credit may be extended under eight to 12 month installment payment terms. In addition, customers are given credits for the current year when errors occur in their advertisements. A reserve for bad debt and errors is established when revenue is recognized for individual directories. The estimated bad debt expense is determined on a market by market basis taking into account prior years' collection history. Actual write-offs are taken against the reserve when management determines that an account is uncollectible, which typically will be determined after completion of the next annual selling cycle. Therefore, actual account write-offs may not occur until 18 to 24 months after a directory has been published. The estimated provision for bad debt equaled 9.2%, 9.1% and 9.8% of net revenues for fiscal years 1995, 1996 and 1997, respectively. Actual account write-offs equaled 10.2% of net revenues in fiscal 1995. As described above, actual account write-offs for fiscal 1996 and fiscal 1997 have not yet been determined. Based on current estimates, management believes that actual write-offs in fiscal 1996 will be approximately 9.7% of net revenues. Management regularly reviews actual write-offs of accounts receivable as compared to the reserve estimates made at the time individual directories are published. During fiscal 1997, the Company's provision for bad debt included approximately $600,000 more than management expects to write-off with respect to fiscal 1997 directories. This addition was made to offset lower realized collections with respect to the fiscal 1995 directories.

     Recapitalization Accounting and Tax Effects. The Company believes the Recapitalization qualifies for recapitalization accounting treatment, pursuant to which the Company has incurred substantial negative net worth. For tax purposes the Company's basis in its assets is increased to approximately $225 million. This step-up in the basis of its assets will increase the Company's amortization expense for tax purposes by approximately $15 million per year over the next 15 years. Under current federal tax laws, Holdings' partners, not Holdings, pay federal income taxes with respect to Holdings' net income.

RESULTS OF OPERATIONS

     The following table summarizes the Company's historical results of operations as a percentage of net revenues for the fiscal years ended April 30, 1995, 1996 and 1997 and for the six month periods ended October 31, 1996 and 1997:


                                                                                 SIX MONTHS
                                                                                ENDED OCTOBER
                                                   YEAR ENDED APRIL 30,              31,
                                                 -------------------------     ---------------
                                                 1995      1996      1997      1996      1997
                                                 -----     -----     -----     -----     -----
    Net revenues...............................  100.0%    100.0%    100.0%    100.0%    100.0%
    Cost of revenues...........................   24.3      23.4      21.3      23.6      24.0
                                                 -----     -----     -----     -----     -----
    Gross profit...............................   75.7      76.6      78.7      76.4      76.0
    Selling and marketing......................   39.6      38.5      40.1      41.8      44.7
    General and administrative.................   19.8      19.4      18.4      20.7      35.1
                                                 -----     -----     -----     -----     -----
    Income (loss) from operations..............   16.3%     18.7%     20.2%     13.9%     (3.8)%
                                                 =====     =====     =====     =====     =====
    EBITDA(a)..................................   24.3%     26.2%     27.2%     22.6%     18.9%


---------------


(a) "EBITDA" is defined as income (loss) before extraordinary item plus interest expense, discretionary contributions to the Equity Compensation Plan (such contributions represent special distributions to the Equity Compensation Plan in connection with refinancing transactions) and depreciation and amortization and is consistent with the definition of EBITDA in the Discount
    Note Indenture and in the Senior Credit Facility. Contributions to the Equity Compensation Plan were $525 in fiscal 1995, $796 in fiscal 1996 and $5,543 for the six months ended October 31, 1997. EBITDA is not a measure of performance under GAAP. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. However, management has included EBITDA because it may be used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. The Company's definition of EBITDA may not be comparable to that of other companies. See the tabular presentation of EBITDA included in "Unaudited Pro Forma Financial
    Data -- Unaudited Pro Forma Statement of Operations for the Fiscal Year Ended April 30, 1997" and "-- Unaudited Pro Forma Statement of Operations for the Six Months Ended October 31, 1997."

SIX MONTHS ENDED OCTOBER 31, 1997 COMPARED TO SIX MONTHS ENDED OCTOBER 31, 1996

     The Company's financial results were affected by changes in the publishing schedule during the first six months of fiscal 1998 compared to the same period in fiscal 1997, resulting in differences in the number and mix of directories published. As a result, interim results are not indicative of results that may be expected for the entire year, as the impact of changes in the Company's publishing schedule is diminished over longer reporting periods.

     On October 1, 1997 the Company consummated the Recapitalization, the effects of which are included in the financial results of the six month period ending October 31, 1997.

     Net revenues increased $204,000, from $38.1 million for the first six months of fiscal 1997 to $38.3 million during the first six months of fiscal 1998. The Company published 57 directories during the first six months of fiscal 1998 and 49 directories during the first six months of fiscal 1997. The increase in net revenue consisted of $2.0 million from year to year growth of the same 43 directories published during both periods, $0.6 million from four new directories and $3.6 million from directories for which the publication date moved into the period offset by $6.0 million from directories for which the publication date moved out of the period.

     Same book revenue growth for the 43 directories published in both periods was 6.1% and the average revenue per account was 6.4% higher in the first six months of fiscal 1998 than in the first six months of fiscal 1997.

     Cost of revenues for the first six months of fiscal 1998 increased $176,000 from $9.0 million to $9.2 million for the same period in fiscal 1997, primarily due to changes in the mix of publications. Cost of revenues for the same 43 directories published in both periods decreased by $426,000, from 20.3% of revenue to 17.9% and was attributable to a reduction in printing and distribution expenses.

     Gross profit for the six months ended October 31, 1997 remained flat at $29.1 million compared to the same period in fiscal 1997. Timing changes led to the publication during the first six months of fiscal 1998 of more directories with lower profit contributions than those published during the same period in fiscal 1997, the effect of which was partially offset by an increase in gross profit of $2.2 million, or 9.2%, for the same 43 directories published in both periods and $266,000 of gross profit associated with four new directories. Gross margin decreased slightly from 76.4% during the first six months of fiscal 1997 to 76.0% during the same period in fiscal 1998.

     Selling and marketing expense increased $1.2 million from $15.9 million for the first six months of fiscal 1997 to $17.1 million for the same period in fiscal 1998. This increase in selling and marketing costs was attributable to increased selling costs of $0.7 million for the same 43 directories published in both periods, $0.4 million for the four new directories and $0.1 million from an increase in sales management costs. The provision for bad debt as a percentage of net revenues increased from 8.7% to 9.1% due to the change in the mix of directories published. Selling and marketing expense as a percentage of net revenues increased from 41.8% during the first six months of fiscal 1997 to 44.7% during the same period in fiscal 1998 due to an increase in the number of sales representatives selling advertising for the same 43 books and higher start-up selling costs for the four new directories.

     General and administrative expense increased $5.5 million from $7.9 million in the first six months of fiscal 1997 to $13.4 million in the same period of fiscal 1998 as a result of a contribution to the Equity Compensation Plan of $5.5 million made on October 1, 1997 in connection with the Recapitalization. There were no such contributions made in the first six months of fiscal 1997. General and administrative expenses as a percentage of net revenues increased from 20.7% for the first six months of fiscal 1997 to 35.1% during the same period in fiscal 1998.

     As a result of the above factors, income (loss) from operations decreased $6.8 million, from $5.3 million for the first six months of fiscal 1997 to ($1.5) million for the same period in fiscal 1998. Income (loss) from operations as a percentage of net revenues decreased from 13.9% during the first six months of fiscal 1997 to (3.8%) during the same period of fiscal 1998.

     Depreciation and amortization increased $152,000 from $3.1 million for the first six months of fiscal 1997 to $3.3 million in fiscal 1998.

     Interest expense increased $304,000 from $4.0 million for the first six months of fiscal 1997 to $4.3 million in fiscal 1998.

     Income (loss) before extraordinary item decreased $7.2 million from $1.3 million in the first six months of fiscal 1997 to ($5.9) million in fiscal 1998.

     Extraordinary item charges of $1.4 million in the six month period ended October 31, 1997 were in connection with the Recapitalization and consisted of write-off of unamortized debt issuance costs related to the repayment of debt prior to maturity.

YEAR ENDED APRIL 30, 1997 COMPARED TO YEAR ENDED APRIL 30, 1996

     Net revenues increased $13.7 million, or 17.6%, from $77.7 million in fiscal 1996 to $91.4 million in fiscal 1997. The Company published 128 directories in fiscal 1997 as compared to 118 directories in fiscal 1996. The net revenue growth was due to (i) $9.5 million from 21 new directories published in fiscal 1997, (ii) an increase in net revenues of $5.6 million in the same 106 directories published in both periods, and (iii) $2.0 million from the second publication of the Tyler, Texas directory during fiscal 1997, offset by $3.4 million of net revenues associated with 12 directories published in fiscal 1996 but not in fiscal 1997.

     Same book revenue growth for the 106 directories published in both periods was 7.8%, and was the result of 74.2% of accounts representing 85.3% of the fiscal 1996 net revenues renewing their advertising program in fiscal 1997, with new accounts contributing to the balance of the growth. In addition, the average revenue per account was 4.8% higher in fiscal 1997 than in fiscal 1996.

     Cost of revenues increased $1.3 million, or 7.1%, from $18.2 million in fiscal 1996 to $19.5 million in fiscal 1997. The increase was the result of (i) $2.7 million of costs associated with 21 new directories published in fiscal 1997 and (ii) $0.5 million of additional production and distribution overhead costs, offset by (a) $1.0 million of lower costs for the same 106 directories published in both fiscal years and (b) $0.9 million of costs associated with 12 directories published during fiscal 1996, but not in fiscal 1997. For the same 106 directories that were published in both fiscal years, cost of revenues as a percentage of net revenues improved from 23.4% in fiscal 1996 to 21.3% in fiscal 1997, primarily due to a decrease in printing and production costs and license fees.

     As a result of the above factors, gross profit increased $12.4 million, or 20.8%, from $59.5 million in fiscal 1996 to $71.9 million in fiscal 1997. Gross margin increased from 76.6% in fiscal 1996 to 78.7% in fiscal 1997 as a result of reduced printing and production costs and license fees and increased sales on a same directory basis.

     Selling and marketing expense increased $6.7 million, or 22.5%, from $29.9 million in fiscal 1996 to $36.6 million in fiscal 1997. The majority of the increase was attributable to increased sales staffing for new and acquired directories, the establishment of a permanent sales office in the Nashville, Tennessee market and an increase in the provision for bad debt for write-offs expected on fiscal 1995 directories. Selling and marketing expense as a percentage of net revenues increased from 38.5% in fiscal 1996 to 40.1% in fiscal 1997.

     General and administrative expense increased $1.7 million, or 11.6%, from $15.1 million in fiscal 1996 to $16.8 million in fiscal 1997, primarily as a result of increased depreciation and amortization. General and administrative expense as a percentage of net revenues decreased from 19.4% in fiscal 1996 to 18.4% in fiscal 1997.

     As a result of the above factors, income from operations increased $3.9 million, or 26.9%, from $14.5 million in fiscal 1996 to $18.5 million in fiscal 1997. Income from operations as a percentage of net revenues increased from 18.7% in fiscal 1996 to 20.2% in fiscal 1997.

     Depreciation and amortization expense increased $1.7 million, or 37.2%, from $4.7 million in fiscal 1996 to $6.4 million in fiscal 1997.

     Interest expense increased $1.2 million, or 17.9%, from $6.6 million in fiscal 1996 to $7.8 million in fiscal 1997.

     Income before extraordinary item increased $2.4 million, or 29.0%, from $8.3 million in fiscal 1996 to $10.7 million in fiscal 1997.

YEAR ENDED APRIL 30, 1996 COMPARED TO YEAR ENDED APRIL 30, 1995

     Net revenues increased $7.9 million, or 11.3%, from $69.8 million in fiscal 1995 to $77.7 million in fiscal 1996. The Company published 118 directories in fiscal 1996 as compared to 106 directories in fiscal 1995. The growth in net revenues was the result of (i) $2.7 million from the addition of 15 new directories, (ii) $5.4 million of increased net revenues from the same 103 directories published in both periods, partially offset by $209,000 from the discontinuation of three Oklahoma directories.

     Same book revenue growth for the 103 directories published in both periods was 7.8%, and was the result of 76.3% of accounts accounting for 87.5% of the fiscal 1995 net revenues renewing their advertising program in fiscal 1996, with new accounts contributing to the balance of the growth. In addition, the average revenue per account was 4.0% higher in fiscal 1996 than in fiscal 1995.

     Cost of revenues increased $1.2 million, or 7.3%, from $17.0 million in fiscal 1995 to $18.2 million in fiscal 1996. The increase was the result of $1.2 million for new directories, $0.5 million from an increase in paper prices and distribution costs for the same 103 directories published in both fiscal 1996 and 1995, offset by $323,000 associated with the discontinuation of three Oklahoma directories and $200,000 of production cost savings. For the same 103 directories that were published in both fiscal years, cost of revenues as a percentage of net revenues improved from 19.4% in fiscal 1995 to 18.6% to fiscal 1996, primarily due to a decrease in printing and production costs and license fees.

     As a result of the above factors, gross profit increased $6.6 million, or 12.6%, from $52.9 million in fiscal 1995 to $59.5 million in fiscal 1996. Gross profit margin grew from 75.7% in fiscal 1995 to 76.6% in fiscal 1996, primarily due to improved margins on the same 103 directories published during both fiscal 1995 and 1996, new directories and from improvements in production processing.

     Selling and marketing expense increased $2.2 million, or 8.1%, from $27.7 million in fiscal 1995 to $29.9 million in fiscal 1996. The bulk of this increase was due to increased sales staffing for the 15 new directories introduced in 1996 as well as the same 103 directories published during both fiscal years. Selling and marketing expense as a percentage of net revenues decreased from 39.6% in fiscal 1995 to 38.5% in fiscal 1996.

     General and administrative expense increased $1.3 million, or 9.2%, from $13.8 million in fiscal 1995 to $15.1 million in fiscal 1996. This increase was due to higher salaries and benefits, additional costs associated with travel and recruiting and an increase in incentives paid for the collection of advance payments. General and administrative expense as a percentage of net revenues decreased from 19.8% in fiscal 1995 to 19.4% in fiscal 1996.

     As a result of the above factors, income from operations increased $3.1 million, or 27.4%, from $11.4 million in fiscal 1995 to $14.5 million in fiscal 1996. Income from operations as a percentage of net revenues increased from 16.3% in fiscal 1995 to 18.7% in fiscal 1996.

     Depreciation and amortization expense increased $98,000, or 2.1%, from $4.6 million in fiscal 1995 to $4.7 million in fiscal 1996.

     Interest expense increased $2.3 million, or 52.6%, from $4.3 million in fiscal 1995 to $6.6 million in fiscal 1996. This increase in interest expense was due to a refinancing of the Partnership that was consummated in November 1995.

     Income before extraordinary item increased $0.7 million, or 9.9%, from $7.5 million in fiscal 1995 to $8.3 million in fiscal 1996 due to Equity Compensation Plan expenses.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's operations are not capital intensive. Capital expenditures were $496,000, $484,000 and $1.0 million in fiscal 1995, 1996 and 1997, respectively. Capital spending is largely for computer hardware and software upgrades for the maintenance of its production and operating systems. The increase of $0.5 million in fiscal 1997 was related to the purchase of graphics workstations that will allow the Company to produce color advertisements in-house and avoid the high cost for color processing charged by third-party vendors. As of the end of fiscal 1997 and October 31, 1997, the Company did not have any material commitments for capital expenditures.

     Through its focus on increasing customer advance payments and the acceleration of cash receipts, the Company has been able to reduce working capital requirements despite strong revenue growth. Several factors have contributed to this reduction, including (i) programs designed to accelerate advance payments, (ii) shortening billing options for credit payments, (iii) improved production and administrative processing to reduce non-sales staffing and the elimination of costly third party vended services, and (iv) consistent earnings growth. Net accounts receivable, which represents the largest component of working capital, increased to $23.3 million in fiscal 1997 compared to $17.5 million in fiscal 1993. This increase of $5.7 million, or 32.8%, compares favorably to the net revenue growth of $36.5 million, or 66.4%, over the same period. In addition, advance payments as a percentage of net revenues increased from 26.2% in fiscal 1993 to 45.1% in fiscal 1997.

     Net cash provided by operating activities was approximately $6.2 million in the six months ended October 31, 1997 as compared to approximately $5.7 million in the same period in 1996. This increase was primarily related to substantially increased sources of funds from lower accounts receivable and higher customer deposits. Despite an increase in the absolute number of directories published in the six months ended October 31, 1997, the average amount of billed receivables was lower due to increased advance payments. Collection of accounts receivable also improved over the previous year. Cash flows in the six month period were also favorably impacted by timing differences in the directory publishing schedule, which had a favorable impact on net cash provided by accrued expenses and payables.

     Net cash provided by operating activities was approximately $14.6 million, $13.1 million and $15.3 million in fiscal 1995, 1996 and 1997, respectively. The decrease from 1995 to 1996 was caused by increased write-offs of doubtful accounts totaling $(2.1) million due to a review of older balances, reduced accounts payable and accrued liabilities of $(1.7) million caused primarily by publication schedule changes and accrued interest of $(1.1) million related to the write-off of unamortized financing fees booked as part of the 1996 refinancing. The increase from 1996 to 1997 was primarily related to the $3.8 million increase in net income and increased non-cash charges for depreciation, amortization and provision for bad debt along with an approximate $1.0 million reduction in write-offs of doubtful accounts to an amount which is in line with normal levels associated with the growth in revenue. Also, the use of cash in fiscal 1997 from increased trade receivables associated with higher published revenues was partially offset by the timing impact on accrued interest and accounts payable balances totaling $1.9 million.

     Net cash used for investing activities was approximately $(8.8) million in the six months ended October 31, 1997 as compared to approximately $(2.8) million in the same period in 1996. This increase was primarily the result of debt issuance costs related to the Recapitalization and cash paid for directory acquisitions. Net cash used for investing activities was approximately $(2.8) million, $(8.3) million and $(3.6) million in fiscal 1995, 1996 and 1997, respectively. The increase from 1995 to 1996 was related to payments for purchases of directories, and the decrease from 1996 to 1997 was caused by reduced amounts paid in connection with directory asset purchases compared to fiscal 1996 and refinancing costs in 1996 which did not recur in 1997.

     Net cash provided by (used for) financing activities was approximately $3.5 million in the first six months of October 31, 1997 as compared to approximately $(2.9) million in the same period in 1996. This increase was primarily the result of net proceeds from the Recapitalization. Net cash used for financing activities was approximately $(11.6) million, $(4.4) million and $(11.8) million in fiscal 1995, 1996 and 1997, respectively. The decrease from 1995 to 1996 was primarily related to a refinancing of the Partnership completed in fiscal 1996 which was relatively larger in amount than a refinancing completed in fiscal 1995. The increase from 1996 to 1997 was caused by a decrease in the net proceeds of long term debt as fiscal 1997 did not include any refinancing activity.

     Holdings is a holding company which has no significant assets other than its investments in its direct and indirect subsidiaries, and therefore, its ability to make payments with respect to the Discount Notes is dependent upon the receipt of dividends or debt service in respect of intercompany indebtedness from its direct and indirect subsidiaries.

     In connection with the Transactions, Holdings and the Company incurred significant debt. As of October 31, 1997, after giving pro forma effect to the Initial Offerings and the Asset Drop-Down, Holdings would have had outstanding indebtedness of approximately $217.9 million a partnership deficit of approximately $187.3 million. Holdings pro forma earnings were insufficient to cover fixed charges by $4.5 million for the fiscal year ended April 30, 1997 and $10.0 million for the six-month period ended October 31, 1997. As of October 31, 1997, after giving effect to the consummation of the Initial Offerings and the Asset Drop-Down, the Company would have had total outstanding debt of approximately $185 million, of which $100 million is represented by the Notes and $85 million is outstanding borrowings under the Senior Credit Facility, which ranks senior to the Notes. In addition, the Company would have had $40.0 million of additional borrowing availability under the Senior Credit Facility. The Company's pro forma earnings were insufficient to cover fixed charges by approximately $7.6 million for the six-month period ended October 31, 1997.

     The ability of the Company to pay principal and interest on the Notes and Holdings to pay the Accreted Value or principal or interest on the Discount Notes will depend upon future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, some of which are beyond the control of the Company and Holdings, as well as borrowings under the Senior Credit Facility. If the Company's operating cash flow is insufficient to meet its operating expenses and to service its debt requirements as they become due, the Company may be required to refinance all or a portion of the principal of the Notes and amounts outstanding under the Senior Credit Facility and Holdings may be required to refinance all or a portion of the principal of the Discount Notes. If the Company is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these remedies can be effected on satisfactory terms, if at all. Based on current levels of operations and anticipated growth, the Company does not believe that the indebtedness incurred in connection with the Transactions will have a material adverse effect on the Company's business, operations or capital expenditures, although there can be no assurance in this regard. In addition, the Company may require additional capital to fund the start up and selective acquisition portion of its growth strategy, and there can be no assurance that such funds will be available. See "Description of Senior Credit Facility," "Description of the Notes" and "Description of the Discount Notes."

     The Company's principal sources of funds following the Initial Offerings and Asset Drop-Down are anticipated to be cash flows from operating activities and borrowings under the Revolving Credit Facility. See "Description of Senior Credit Facility." Based upon the successful implementation of management's business and operating strategy, the Company believes that these funds will provide it with sufficient liquidity and capital resources to meet current and future financial obligations, including the payment of principal and interest on the Notes, as well as to provide funds for the Company's working capital, capital expenditures and other needs for the next twelve months. The Company's future operating performance and ability to service or refinance the Notes and to repay, extend or refinance the Senior Credit Facility will be subject to future economic conditions and to financial, businesses and other factors, many of which are beyond the Company's control. There can be no assurance that such sources of funds will be adequate and that the Company will not require additional capital from borrowings or securities offerings to satisfy such requirements. In addition, the Company may require additional capital to fund future acquisitions and there can be no assurance that such capital will be available. See "Risk Factors."

     The Revolving Credit Facility and the indenture governing the Notes significantly restrict the distribution of funds by TransWestern and the other subsidiaries of Holdings. See "Description of Certain Indebtedness" and "Description of the Notes." There can be no assurance that the agreements governing indebtedness of Holdings' subsidiaries will permit such subsidiaries to distribute funds to Holdings in amounts sufficient to pay the Accreted Value or principal or interest on the Discount Notes when the same becomes due (whether at maturity, upon acceleration or redemption or otherwise). The Discount Notes will be effectively subordinated in right of payment to all existing and future claims of creditors of subsidiaries of Holdings, including the lenders under the Senior Credit Facility, the holders of the Notes and trade creditors. After giving pro forma effect to the Initial Offerings and the Asset Drop-Down as of October 31, 1997, the subsidiaries of Holdings would have had approximately $185.0 million aggregate principal amount of indebtedness outstanding. In addition, such subsidiaries would have had $40.0 million of additional borrowing availability under the Senior Credit Facility.

     In connection with its strategy of growing revenues from existing directories, the Company has increased its sales force from 223 employees at the end of fiscal 1993 to 448 as of November 30, 1997. The Company seeks to continue to increase the absolute size of its sales force, however the Company currently does not believe that its sales force will increase at a rate equal to the percentage increase from 1993 to 1997. The Company does not believe that increases in the number of its sales personnel will materially impact its liquidity.

     Upon the occurrence of a Change of Control, Holdings will be required to make an offer for cash to purchase the Discount Notes at a purchase price equal to (i) 101% of the Accreted Value thereof, if the repurchase date is on or prior to November 15, 2002 or (ii) 101% of the principal amount at maturity thereof, together with accrued and unpaid interest thereon, if any, to the repurchase date, if such date is after November 15, 2002. Certain events involving a Change of Control may result in an event of default under the Senior Credit Facility, the Notes or other indebtedness of Holdings that may be incurred in the future. Moreover, the exercise by the holders of the Discount Notes of their right to require Holdings to purchase the Discount Notes may cause an event of default under the Senior Credit Facility, the Notes or such other indebtedness, even if the Change of Control does not. Finally, there can be no assurance that Holdings will have the financial resources necessary to purchase the Discount Notes upon a Change of Control. See "Risk Factors -- Limitations on Change of Control; Ability to Purchase Discount Notes Upon A Change of Control" and "Description of the Discount Notes -- Change of Control Offer."

FINANCING ACTIVITIES RELATING TO THE TRANSACTIONS

     Holdings applied the net proceeds of the Initial Discount Note Offering to redeem approximately $31.3 million of the Equity Investment. However, this redemption by Holdings did not reduce the equity capitalization of TransWestern. See "The Transactions" and "Use of Proceeds."

                                    BUSINESS

     The Company is one of the largest independent yellow pages directory publishers in the United States. The Company's 142 directories serve communities in the 12 states of California, Connecticut, Indiana, Kansas, Kentucky, Louisiana, Massachusetts, New York, Ohio, Oklahoma, Tennessee and Texas. The Company's presence in its markets is well-established; more than 70% of its directories have been in publication for more than 10 years. The Company's revenues are derived from the sale of advertising to a diversified base of over 93,000 accounts consisting primarily of small to medium-sized local businesses. Yellow pages are an important advertising medium for local businesses due to their low advertising cost, widespread distribution, lasting presence, and high consumer usage. The strength of the Company's directories is evidenced by high revenue renewal and account retention rates, which have averaged 86% and 76%, respectively, during the last five years.


     Since the 1993 Acquisition, the Company's management team has successfully executed its strategy of growing revenues from existing directories, improving operating efficiency, accelerating cash flows and starting and acquiring new directories. Over this period, the Company increased average revenue per account from $789 to $981 and increased its number of directories from 90 to 142, driving the Company's net revenues from $54.9 million to $91.4 million and its net income from $1.4 million to $10.7 million. The Company achieved this growth without significantly increasing working capital or capital expenditures, while leveraging its existing cost structure and creating a platform for future growth. As a result, the Company's EBITDA increased from $3.2 million to $24.9 million and its EBITDA margin increased from 5.9% to 27.2%.


INDUSTRY OVERVIEW

     The United States yellow pages directory industry generated revenues of approximately $10.8 billion in 1996, with circulation of approximately 316 million directories. Yellow pages directories are published by both telephone utilities and, in many markets, independent directory publishers, such as the Company, which are not affiliated with the telephone service provider. More than 250 independent directory publishers circulated over 77 million directories and generated an estimated $677 million in revenues during 1996. Between 1991 and 1996, while industry-wide yellow pages advertising revenues grew at a compound annual rate of 3.5%, advertising revenues of independent directories grew at a compound annual rate of approximately 6.9%. Concurrent with the overall expansion of the yellow pages advertising market, independent directory publishers have steadily increased their market share from 5.5% in 1991 to 6.5% in 1996. This has occurred because the diverse needs of both consumers and advertisers are often not satisfied by a single utility directory.

     Yellow pages directories accounted for approximately 6.0% of total advertising spending in 1996 and compete with all other forms of media advertising, including television, radio, newspapers and direct mail. In general, media advertising may be divided into three categories: (i) market development or image advertising (e.g., television, radio and newspapers), (ii) direct response sales promotion (e.g., direct mail), and (iii) point of purchase or directional advertising (e.g., classified directories). Yellow pages directories are primarily directional advertising because they are used either at home or in the workplace when consumers are contemplating a purchase or in need of a service.

     Yellow pages advertising expenditures tend to be more stable than other forms of media advertising and do not fluctuate widely with economic cycles. Yellow pages directory advertising is considered a "must buy" by many small and medium-sized businesses since it is often their principal means of soliciting customers. The strength of the yellow pages as compared to other forms of advertising lies in its consumer reach, lasting presence and cost-effectiveness. Yellow pages are present in nearly every household and business in the United States. Once an advertisement is placed in a directory, it remains within reach of its target audience until the directory is replaced with the next annual edition or discarded.

     The independent publisher segment of the yellow pages industry is highly fragmented and growing. There are approximately 250 independent yellow pages publishers in the United States and the five largest independent publishers accounted for 63% of 1996 revenues in the independent publisher segment. Successful independent publishers effectively compete with telephone utilities by differentiating their product based on geographical market segmentation, pricing strategy and enhanced product features. To maximize both advertiser value and consumer usage, independent directory publishers target their directory coverage areas based on consumer shopping patterns. In contrast, most directories published by telephone utilities coincide with their telephone service territories, which may incorporate multiple local markets or only portions of a single market. Also, independent publishers generally offer yellow pages advertisements at a significant discount to the price that competing telephone utilities usually charge. As a result, independent yellow pages directories allow local advertisers to better target their desired market and are often more useful for consumers.

     Independent yellow pages publishers generally compete in rural and suburban markets and not major urban markets, where the high distribution quantities for each edition create a barrier to entry. In most markets, independent directory publishers compete with the telephone utility and with one or more independent yellow pages publishers. In markets where two or more directory publishers compete, advertisers frequently purchase advertisements in multiple directories.

     In some markets, independent directory publishers compete by "overscoping" multiple telephone utilities. Overscoping refers to publishing a directory which encompasses the service territories of two or more telephone utilities. For example, an independent publisher may publish a single overscoped directory which provides coverage of an entire county that also contains three smaller utility books corresponding to different telephone service territories. The overscoped directory provides advertisers with a lower cost, more efficient means to reach the entire area, and provides consumers with the most complete yellow pages resource for the area.

     In other markets, independent directory publishers compete by "underscoping" a utility company's directory. For example, an independent publisher may publish multiple smaller community directories which provide targeted local coverage in an area in which a utility publishes a single directory to cover an entire county consisting of many discrete communities. Underscoping provides more efficient advertising for certain types of local businesses for whom advertising outside the immediate community is unproductive, and for consumers interested in local services, the community directory frequently represents a more convenient and relevant source of information than the county-wide directory.

     Independent directory publishers also distinguish their directories from the telephone utility directories on the basis of advertisement pricing. The independents typically price advertising at a significantly lower rate than the utility directories in the same market areas. Advertising rates are specifically tailored to reflect the different size, market position, stage of development and penetration rate of each directory. As a result, businesses generally are able to place either multiple advertisements or a larger advertisement in an independent directory for the same price as a single advertisement with the telephone utility's directory.

OPERATING STRENGTHS

     The Company believes that it benefits from the following operating strengths:

     High Revenue Stability and Account Renewal Rates. The Company's high revenue renewal and account retention rates (averaging 86% and 76%, respectively, during the last five fiscal years) have provided considerable revenue and profit stability and form a strong base of business from which to grow. For many local businesses, yellow pages directory advertising is their principal form of advertising and provides an effective means of reaching their potential customers. Also, advertisement placement within a directory is based on size and seniority, and therefore advertisers have a strong incentive to increase the size of their advertisements and to renew their advertising program. In addition, advertisers are reluctant to cancel their advertising programs when their local competition is well-represented in that directory.

     Geographic, Directory, Industry and Account Diversity. The Company's 142 directories serve communities in 12 states across the country. No single directory accounted for more than 5% of net revenues, and the top five directories accounted for less than 19% of net revenues in fiscal 1997. The Company's 93,000 accounts represent a wide variety of service, retailing and other businesses and its top 1,000 accounts represented less than 12% of the Company's fiscal 1997 net revenues. This high level of diversification reduces the Company's exposure to adverse regional economic conditions and enhances revenue and cash flow stability.

     Favorable Cash Flow Characteristics. The Company's favorable cash flow characteristics result from its stable revenues, high level of advance payments, predictable cost structure, low working capital investment and minimal capital expenditure needs. During fiscal 1997, the Company collected approximately 45% of its net revenues prior to publication of its directories, up from approximately 26% in fiscal 1993. In addition to collecting higher levels of advance payments, the Company shortened customer payment terms and reduced credit exposure to its smallest customers. Further, the Company's capital expenditures have averaged less than $750,000 per year over the last five fiscal years.

     Proven, Experienced Management. The Company has a proven senior management team with extensive experience in the yellow pages business. Since the 1993 Acquisition, management has demonstrated the ability to grow the Company profitably while the Company has had significant financial leverage. Collectively, management owns approximately 9% of Holdings and also participates in a substantial equity-based incentive program tied to the successful long-term performance of the Company.

BUSINESS STRATEGY

     The Company's strategy is to capitalize on its operating structure, consisting of a decentralized sales force and centralized production and administrative operations, in order to grow its position as a leading independent yellow pages publisher. This strategy recognizes the inherent operating leverage of established directories where production and administrative costs are largely fixed, resulting in high marginal profit from incremental sales. At the same time, the Company's focus on continuous process improvements has significantly expanded capacity without increasing production costs, establishing a platform to start and acquire directories in a highly profitable manner. Specific elements of the Company's business strategy are as follows:

     Grow Revenues from Existing Directories. Management believes there are opportunities to increase revenues from both existing advertisers and new accounts. Specific initiatives include (i) cross-selling advertisers into multiple directories, (ii) encouraging customers to purchase larger advertisements or advertisements under multiple headings within the same directory, (iii) introducing new premium advertising features, including color, at premium prices, and (iv) offering Internet directory listings.

     The Company also utilizes its proprietary database to increase its customer penetration by systematically targeting potential customers and converting them into new advertisers. To support this strategy, the Company has expanded its sales force from 223 employees at the end of fiscal 1993 to 448 as of November 30, 1997, representing an increase of approximately 101%. Management believes that new account growth drives long term profitability and improves the quality of its directories. Although in connection with this strategy, the Company seeks to continue to increase the absolute size of its sales force, the Company currently does not believe that its sales force will increase at a rate equal to the percentage increase from 1993 to 1997.

     Improve Operating Efficiency. The Company works to continuously improve its production processes and systems in order to increase its operating efficiency. Management has created a team-oriented environment focused on managing costs, streamlining processes and cross-training personnel to adjust to fluctuations in production levels. These efforts have resulted in increased capacity and lower production costs.

     Accelerate Cash Flows. The Company continues to focus on increasing the amount of cash it collects from advertisers prior to the publication of each directory. Increasing advance payments and shortening customer payment terms (i) reduces the Company's investment in working capital, (ii) decreases collection and bad debt costs and (iii) permits the Company to finance the introduction of new directories from internally generated funds. During 1997, the Company collected approximately 45% of its net revenues prior to publication of its directories, up from approximately 26% in fiscal 1993. In fiscal 1997, the Company's average accounts receivable turnover was approximately 167 days. Accounts receivable as a percentage of the Company's revenue decreases as the Company increases the percentage of its net revenues that it collects prior to directory publication.

     New Directory Growth. The Company's strategy includes growth through new directory start-ups and selective acquisitions. The Company minimizes start-up risks by launching new directories in areas contiguous to the Company's existing markets where the Company has existing sales infrastructure and local recognition and where existing customers can provide an initial revenue base. Since the 1993 Acquisition, the Company has introduced 26 new "fill-in" directory start-ups in California, Connecticut, Indiana, Louisiana, New York, Oklahoma and Texas.

     In addition, the Company has acquired 24 directories in California, Indiana, Kentucky, Massachusetts, New York and Tennessee since the 1993 Acquisition. Although the Company has no current acquisition commitments, management continuously reviews acquisition opportunities and believes it can successfully acquire and integrate additional directories into its existing production and administrative infrastructure.

RECENT ACQUISITION


     On February 2, 1998, the Company acquired eight directories from Mast for approximately $9.0 million. The purchase price consisted of (i) approximately $7.7 million of cash, (ii) a $265,000 promissory note due in one year from the Company to Mast (subject to adjustment based on the actual bad debt experience of the acquired directories) and (iii) certain assumed liabilities of approximately $1.0 million. The cash portion of the purchase price was funded with borrowings under the Revolving Credit Facility and is subject to further adjustment based on the actual net costs of the acquired directories. Six of the acquired directories are located in Northern Ohio and Southern Michigan and serve the Toledo and Columbus areas, and two of the acquired directories are contiguous with the Nashville market. The Company retained 2 area sales managers and 22 account executives associated with the acquired directories. The eight directories generated approximately $4.7 million of net revenue in 1997.


MARKETS SERVED

     The Company publishes 142 yellow pages directories serving distinct communities in 12 states, including California, Connecticut, Indiana, Kansas, Kentucky, Louisiana, Massachusetts, New York, Ohio, Oklahoma, Tennessee and Texas. The Company's directories are generally well-established in their local communities and are clustered in contiguous geographic areas to create a strong local market presence and to achieve selling efficiencies.

     The Company's net revenues are not materially concentrated in any single directory, industry, geographic region or customer. In fiscal 1997, the Company served approximately 93,000 active accounts with its top 1,000 accounts representing less than 12% of net revenues and no single directory accounting for more than 5% of net revenues. Approximately 95% of the Company's net revenues are derived from local accounts with the remaining 5% coming from national companies advertising locally. The Company's high level of diversification reduces exposure to adverse regional economic conditions and provides additional stability in operating results. During fiscal 1997, the Company published 128 directories with a total circulation of approximately 7.0 million copies. The Company's geographic diversity is evidenced in the table below:

                       NUMBER OF DIRECTORIES                                 NET REVENUES
           ---------------------------------------------     ---------------------------------------------
REGION     F'93      F'94      F'95      F'96      F'97      F'93      F'94      F'95      F'96      F'97
-------    -----     -----     -----     -----     -----     -----     -----     -----     -----     -----
                                                                         (DOLLARS IN MILLIONS)
Northeast..   34        37        39        42        45     $23.9     $26.2     $29.2     $33.1     $38.0
Central..     25        26        28        35        42       9.9      11.2      12.5      14.8      19.7
Southwest..   16        19        22        23        23      13.1      16.0      18.2      19.7      22.0
West...       15        15        17        18        18       8.0       8.8       9.9      10.1      11.7
           -----     -----     -----     -----     -----     -----     -----     -----     -----     -----
Total..       90        97       106       118       128     $54.9     $62.2     $69.8     $77.7     $91.4
           =====     =====     =====     =====     =====     =====     =====     =====     =====     =====

PRODUCTS

     The Company's yellow pages directories are designed to meet the informational needs of consumers and the advertising needs of local businesses. Each directory consists of (i) a yellow pages section containing display advertisements and a listing of businesses by various headings, (ii) a white pages section listing the names, addresses, and phone numbers of residences and businesses in the area served, (iii) a community information section providing reference information about general community services such as listings for government offices, schools and hospitals, and
(iv) a map of the geographic area covered by the directory.

     Advertising space is sold throughout the directory including in-column and display advertising space in the yellow pages, bold listings and business card listings in the white pages, banner advertising in the community pages, and image advertisements on the front, back, inside, and outside covers. The Company is also currently in the process of upgrading its production capacity to include options such as full color advertisements which generate significantly higher advertising rates. This diversity of product offerings enables the Company to create customized advertising programs that are responsive to specific customer needs and financial resources.

     The Company's directories are an efficient source of information for consumers. With over 2,000 headings in its directories and an expansive list of businesses by heading in each local market, the Company's directories are both comprehensive and conveniently organized. The Company's management believes that the completeness and accuracy of the data in a directory is essential to consumer acceptance.

     Although the Company remains primarily focused on its printed directories, it has recently initiated an Internet directory service. The Company has entered into a strategic alliance with InfoSpace to offer electronic directory services in each of its local markets. Under this strategic alliance, InfoSpace is responsible for the technical aspects of the alliance and the Company is providing local content and selling advertisement space in this electronic directory. This arrangement enables the Company to avoid technical risks which it is not presently staffed to manage and permits the Company to participate in any opportunities that develop through the Internet. Management believes that the Company's experience, reputation and account relationships within its local markets will help it successfully market this service. Although the growing use of the Internet has not had any appreciable impact on the Company to date, management has not yet determined how, if at all, the Internet will impact its performance, prospects or operations. The Company cross promotes its Internet service and its printed directories. The Company's web site is at http://www.transwesternpub.com.

SALES AND MARKETING

     Yellow pages marketing is a direct sales business which requires both servicing existing accounts and developing new customers. Repeat customers comprise the Company's core account base and a number of these customers have advertised in the Company's directories for many years. On average, since fiscal 1993, accounts representing 86% of the prior year's net revenues for each directory have renewed their advertising program in the current edition of each directory. Management believes that this high revenue renewal rate reflects the importance of the Company's directories to its local accounts for whom yellow pages directory advertising is a principal form of advertising. In addition, yellow pages advertising often comprises an integral part of the local advertising strategy for larger national companies operating at the local level. Advertisers have a strong incentive to increase the size of their advertisement and to renew their advertising programs because advertisements are placed within each heading of a directory based first on size then on seniority. Generally, larger advertisements are more effective than smaller advertisements and advertisements placed near the beginning of a heading generate more responses than similarly sized advertisements placed further back in the heading.

     The Company also builds on its account base by generating new business leads from multiple sources including a comprehensive compilation of data about individual company advertising expenditures in competitive yellow page directories. The Company has developed a proprietary database of high potential customers based on each individual customer's yellow page advertising expenditures and focuses its sales resources on those potential customers. In support of this strategy, the Company has expanded its sales force from 223 employees at the end of fiscal 1993 to 448 employees as of November 30, 1997, representing an increase of approximately 101%. Management has observed a direct correlation between adding new sales force employees and revenue growth.

     The Company employs seven regional vice presidents and 49 area and district sales managers who, together, are responsible for supervising the activities of the account executives. The Company's 448 account executives generate virtually all of the Company's revenues and are responsible for servicing existing advertising accounts and developing new accounts within their assigned service areas.

     The Company has well-established practices and procedures to manage the productivity and effectiveness of its sales force. All new account executives complete a formal two-week training program and receive continuous on-the-job training through the regional sales management structure. Each account executive has a specified account assignment consisting of both new business leads and renewal accounts and is accountable for daily, weekly and monthly sales and advance payment goals. Account executives are compensated in the form of base salary, commissions and car allowance. Approximately 50% of total account executive compensation is in the form of commissions, such that sales force compensation is largely tied to sales performance and account collection. As of November 30, 1997, the Company employed approximately 690 people, 536 of whom were engaged in sales and sales support functions.

     The sales cycle of a directory varies based on the size of the revenue base and can extend from a few weeks to as long as six months. Once the canvass of customers for a directory is completed, the directory is "closed" and the advertisements are assembled into directories in the production cycle.

PRODUCTION AND DISTRIBUTION

     The Company develops a production planning guide for each directory, which is a comprehensive planning tool setting forth production specifications and the cost structure for that directory. Each production planning guide is incorporated into the Company's annual production schedule and serves as the foundation for the Company's annual budgeting process. Although the Company views its directories as annual publications, the actual interval between publications may vary from 11 to 13 months. New directory starts can be incorporated into the production schedule without significant disruption because directory production is staggered throughout the year. As of November 30, 1997, the Company had a production staff of approximately 90 full-time employees.

     The production process includes post-sales, national sales order processing, advertisement design and manufacturing, white pages licensing and production, yellow pages production, community pages production and pagination. Production operations are primarily managed in-house to minimize costs and to assure a high level of accuracy.

     Prior to fiscal 1995, the Company purchased specialized yellow pages data processing services from a third-party provider to supplement its own internal information processing and management functions. In fiscal 1995, the Company began eliminating a substantial portion of third-party information processing services by internally generating leads and processing white pages and yellow pages with its own management information systems.

     Major production initiatives since fiscal 1994 which have resulted in significant savings, include (i) the conversion of yellow pages processing from a third-party vendor to an internal process, (ii) the internal production of all in-column and display advertising graphics and elimination of all third-party vendor graphic costs, (iii) internal processing of sales leads and elimination of third-party lead processing costs, (iv) the re-negotiation and reduction of third-party charges for keying data, (v) the internal typesetting of pages, (vi) the internal production of community pages, and (vii) direct production cost reductions for white pages processing and cover graphics.

     After the in-house production process is complete, the directories are then sent to outside vendors to be printed. The Company does not print any of its directories but instead contracts with a limited number of printers to print and bind its directories. The Company contracts with two outside vendors to distribute its directories to each business and residence in its markets.

RAW MATERIALS

     The Company's principal raw material is paper. The Company used approximately 17.6 and 16.4 million pounds of directory grade paper in its fiscal years ended April 30, 1997 and 1996, respectively, resulting in a total cost of paper during such periods of approximately $5.8 million and $6.0 million, respectively. The

Company does not purchase paper directly from the paper mills; instead, the Company's printers purchase the paper on behalf of the Company at prices negotiated by the Company.

COMPETITION

     The yellow pages directory advertising business is highly competitive. There are over 250 independent publishers operating in competition with the regional Bell operating companies and other telephone utilities. In most markets, the Company competes not only with the local utilities, but also with one or more independent yellow pages publishers. Other media in competition with yellow pages for local business and professional advertising include newspapers, radio, television, billboards and direct mail.

INTELLECTUAL PROPERTY

     The Company has registered one trademark and one service mark used in its business. In addition, each one of the Company's publications is protected under Federal copyright laws. Telephone utilities are required to license directory listings of names and telephone numbers that the Company then licenses for a set fee per name for use in its white pages listings. Total licensing fees paid by the Company were $1.1 million in fiscal 1997. In addition, the Company believes that the phrase "yellow pages" and the walking fingers logo are in the public domain in the United States. Otherwise, the Company believes that it owns or licenses the intellectual property rights necessary to conduct its business.

PROPERTIES

     The Company houses its corporate, administrative and production staff at its headquarters located at 8344 Clairemont Mesa Boulevard, San Diego, California. Information relating to the Company's corporate headquarters and other regional sales offices is set forth in the following table:

                                                              SQUARE       TERM
LOCATION                                ADDRESS               FOOTAGE   EXPIRATION   DESCRIPTION OF USE
--------------------------  --------------------------------  -------   ----------   ------------------
San Diego, CA.............  8344 Clairemont Mesa Boulevard     35,824     10/31/03   Corporate Office/
                                                                                     Sales/Production
Houston, TX...............  11243 Fuqua                         9,600      3/31/01   Sales Office
Elmsford, NY..............  150 Clearbrook Road                 8,775     12/31/00   Sales Office
Albany, NY................  501 New Karner Road, Suite 1        7,565      3/31/99   Sales Office
Bedford, TX...............  4001 Airport Fwy., Suite 230        5,697      7/31/00   Sales Office
Louisville, KY............  2300 Envoy Circle, #2301            5,600      3/31/02   Sales Office
Highland, NY..............  7-9 Cummings Lane                   5,000      4/30/99   Sales Office
Stamford, CT..............  333 Ludlow Street                   4,895      8/31/02   Sales Office
Nashville, TN.............  2525 Perimeter Drive, Suite 105     3,637      5/31/01   Sales Office
Oklahoma City, OK.........  4901 W. Reno, Suite 800             2,931      6/30/02   Sales Office

     The Company leases 24 other sales offices for more remote sales areas and periodically leases small facilities for temporary storage of directories.

EMPLOYEES

     As of November 30, 1997, the Company employed approximately 690 full-time employees, none of whom are members of a union. The Company believes that it has good relations with its employees.

LEGAL PROCEEDINGS

     The Company is a party to various litigation matters incidental to the conduct of its business. Management does not believe that the outcome of any of the matters in which it is currently involved will have a material adverse effect on the financial condition or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information (ages as of November 30, 1997) with respect to the persons who are members of the Board of Directors (the "Board") of TCC or executive officers of Holdings or TransWestern. TCC controls the policies and operations of Holdings and TransWestern. See "Limited Partnership Agreement." THL has the ability to appoint a majority of the members of the Board of TCC pursuant to the Investors Agreement. See "Certain Transactions -- Investors Agreement."

               NAME                   AGE     POSITION AND OFFICES
----------------------------------    ---     -------------------------------------------------
Laurence H. Bloch.................    44      Chairman of the Board, Secretary and Director
Ricardo Puente....................    44      President, Chief Executive Officer and Director
Joan M. Fiorito...................    43      Vice President, Chief Financial Officer and
                                              Assistant Secretary
Marybeth Brennan..................    41      Vice President - Operations
Joseph L. Wazny...................    52      Vice President - Information Services
Robert Bambace....................    56      Regional Vice President - Sales
Richard Beck......................    52      Regional Vice President - Sales
Michael Bynum.....................    42      Regional Vice President - Sales
Steve Cartlidge...................    47      Regional Vice President - Sales
Richard Mellert...................    53      Regional Vice President - Sales
Ita Shea-Oglesby..................    40      Regional Vice President - Sales
C. Hunter Boll....................    42      Director
Terrence M. Mullen................    30      Director
Christopher J. Perry..............    42      Director
Scott A. Schoen...................    40      Director
Marcus D. Wedner..................    34      Director

     Laurence H. Bloch is Chairman and Secretary of TransWestern and Holdings and has been a Director of TCC since 1993. Prior to the Recapitalization, Mr. Bloch served as Vice Chairman and Chief Financial Officer of the Company. Before joining the Company, Mr. Bloch was Senior Vice President and Chief Financial Officer of Lanxide Corporation, a materials technology company. Mr. Bloch was a Vice President, then Managing Director of Smith Barney from 1985 to 1990, prior to which he was Vice President, Corporate Finance with Thomson McKinnon Securities, Inc. Mr. Bloch received a BA from the University of Rochester and an MBA from Wharton Business School. Mr. Bloch also serves as a Director of The Petersen Companies, Inc.

     Ricardo Puente has been President of TransWestern and Holdings and a Director of TCC since 1993 and became Chief Executive Officer as of the Recapitalization. Previously, he held the positions of Vice President of Sales and Controller of the TransWestern business which he joined in 1988. Before joining US West, Mr. Puente held various financial positions with the Pillsbury Company for nine years. After receiving his MS in Accounting from the University of Miami, Mr. Puente was a senior auditor with Touche Ross & Co. Mr. Puente earned a BS in Accounting from Florida State University.

     Joan M. Fiorito is the Vice President, Chief Financial Officer and Assistant Secretary of TransWestern and Holdings and prior to the Recapitalization was Vice President and Controller. Ms. Fiorito joined the TransWestern business in 1989 as Manager, Financial Planning & Analysis and subsequently was promoted to Controller. Prior to joining the TransWestern business, Ms. Fiorito was Controller of Coastal Office Products. Ms. Fiorito received a BS in Management from Dominican College and an MBA in Finance from Fordham University.

     Marybeth Brennan has been the Company's Vice President of Operations since its formation in 1993. Ms. Brennan joined the TransWestern business in 1987 as Production Manager, prior to which Ms. Brennan was Director of Publications for Maynard-Thomas Publishing. Ms. Brennan received a BA in English from Stonehill College.

     Joseph L. Wazny has been the Vice President, Management Information Systems of the Company since its formation in 1993. Before joining the Company, Mr. Wazny was Director of Systems Development and Director, Information Systems with R.H. Donnelley Corp. Mr. Wazny graduated with a degree in Business Administration and Computer Sciences from Roosevelt University.

     Robert Bambace has been a Regional Vice President of the Company since 1993. Mr. Bambace oversees the Downstate New York Region. Mr. Bambace joined the TransWestern business as a District Sales Manager in 1983, and was promoted to his current position in 1993. Mr. Bambace holds a BA in Business Administration from the State University of New York.

     Richard Beck has been a Regional Vice President of the Company since 1993. Mr. Beck oversees the Kentucky/Ohio/Indiana Region. Mr. Beck joined the TransWestern business in 1980 in a sales position. He holds an AA in Business Administration from the University of Kentucky.

     Michael Bynum has been a Regional Vice President of the Company since 1993. Mr. Bynum oversees the Oklahoma/Kansas/Tennessee Region. Mr. Bynum joined the TransWestern business in 1985 as a sales associate and holds a BA in Management from Cameron University.

     Steve Cartlidge has been a Regional Vice President of the Company since 1993. Mr. Cartlidge oversees the North Texas Region. Mr. Cartlidge joined the TransWestern business from Donnelley Publishing in 1989 as an Area Sales Manager and shortly thereafter was promoted to District Sales Manager. Mr. Cartlidge earned a BA from Howard Payne University.

     Richard Mellert has been a Regional Vice President of the Company since 1993. Mr. Mellert oversees the Upstate New York Region. Mr. Mellert joined the TransWestern business in 1980. Mr. Mellert was promoted to District Sales Manager in 1991. Mr. Mellert holds an AA degree from Dutchess Community College.

     Ita Shea-Oglesby has been a Regional Vice President of the Company since 1993. Ms. Shea-Oglesby oversees the South Texas, Louisiana Region and the Northern California Region. Ms. Shea-Oglesby joined the TransWestern business in 1983 and previously held the positions of Area Sales Manager, Sales Trainer and District Sales Manager. Ms. Shea-Oglesby earned a BA from Louisiana State University.

     C. Hunter Boll became a Director of TCC upon the consummation of the Recapitalization. Mr. Boll is a Managing Director of Thomas H. Lee Company where he has been employed since 1986. Mr. Boll is also a Trustee of THL Equity Trust III, the General Partner of THL Equity Advisors Limited Partnership III, which is the General Partner of Thomas H. Lee Equity Fund III, L.P. Mr. Boll also serves as a Director of Stanley Furniture Company, Inc., New York Restaurant Group, Inc., Freedom Securities Corporation and Select Beverages, Inc. Mr. Boll holds an MBA from Stanford University and a BA from Middlebury College.

     Terrence M. Mullen became a Director of TCC upon consummation of the Recapitalization. Mr. Mullen is currently an Associate of the Thomas H. Lee Company. Mr. Mullen worked at the Thomas H. Lee Company from 1992 to 1994 and rejoined in 1996. From 1990 to 1992, Mr. Mullen worked in the Corporate Finance Department of Morgan Stanley & Co., Incorporated. Mr. Mullen also serves as a Director of Anchor Advanced Products, Inc. Mr. Mullen received a BBA in Finance and Economics from the University of Notre Dame and an MBA from the Harvard Graduate School of Business Administration.

     Christopher J. Perry has been a Director of TCC since 1994. Mr. Perry is currently Managing Director and President of Continental Illinois Venture Corporation, a position he has held since 1994, and is also a Managing Partner of CIVC Partners III. Mr. Perry has been at Bank of America or, prior to its merger with Bank of America, Continental Bank, since 1985. Prior positions with Bank of America or Continental Bank include Managing Director and head of the Mezzanine Investments Group and Managing Director and head of the Chicago Structured Finance Group. Prior to joining Continental Bank, Mr. Perry was in the Corporate Finance Department of Northern Trust. In addition to being a Director of TCC, Mr. Perry is a Director of Teletouch Communications. Mr. Perry received a BS from the University of Illinois and an MBA from Pepperdine University and is a certified public accountant.

     Scott A. Schoen became a Director of TCC upon consummation of the Recapitalization. Mr. Schoen is a Managing Director of the Thomas H. Lee Company where he has been employed since 1986. Mr. Schoen is also a Trustee of THL Equity Trust III, the General Partner of THL Equity Advisors Limited Partnership III, which is the General Partner of Thomas H. Lee Equity Fund III, L.P. Mr. Schoen also serves as Vice President of Thomas H. Lee Advisors I and Thomas H. Lee Advisors II. Mr. Schoen is a director of Anchor Advanced Products, Inc., First Alert, Inc., Signature Brands USA, Inc., Rayovac Corporation and Syratech Corporation. Mr. Schoen received a BA in History from Yale University, a JD from Harvard Law School and an MBA from the Harvard Graduate School of Business Administration. Mr. Schoen is a member of the New York Bar.

     Marcus D. Wedner has been a Director of TCC since its formation in 1993. Mr. Wedner is currently a Managing Director of Continental Illinois Venture Corporation, a position he has held since 1992, and is also a Managing Partner of CIVC Partners III. Mr. Wedner joined Continental Illinois Venture Corporation in 1988. Previously, Mr. Wedner held marketing and sales management positions at Pacific Telesis Group and as an associate with Goldman, Sachs & Co. In addition to being a Director of the TCC, Mr. Wedner is a Director of Teletouch Communications. Mr. Wedner holds a BA from the University of California at Los Angeles and received an MBA from Harvard Graduate School of Business Administration.

COMPENSATION OF DIRECTORS

     TransWestern is a limited liability company and Holdings is a limited partnership, both of which are controlled by TCC. See "Limited Partnership Agreement." The Directors of TCC will not be paid for their services, although Directors are reimbursed for out-of-pocket expenses incurred in connection with attending Board meetings.

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation of executive officers of TransWestern will be determined by the Board of TCC. The following Summary Compensation Table includes individual compensation information for the former Chairman and Chief Executive Officer, the current President and Chief Executive Officer and each of the three other most highly compensated executive officers of the Company in fiscal 1997 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during fiscal 1997. There were no stock options exercised during the Company's last fiscal year nor were there any options outstanding at the end of the Company's last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION
                                                         ---------------------        ALL OTHER
NAME AND PRINCIPAL POSITION                               SALARY       BONUS       COMPENSATION(a)
-------------------------------------------------------  --------     --------     ---------------
James D. Dunning, Jr.(b)...............................  $277,709     $277,709         $20,510
  Former Chairman and Chief Executive Officer
Laurence H. Bloch(c)...................................   222,167      222,167          11,998
  Chairman of the Board and Secretary
Ricardo Puente.........................................   199,519      171,822          21,360
  President, Chief Executive Officer(d)
Marybeth Brennan.......................................   132,698      120,030          20,405
  Vice President -- Operations
Joan M. Fiorito(e).....................................   119,460      105,649          21,049
  Vice President, Chief Financial Officer and Assistant
  Secretary

---------------
(a) Includes auto allowance, long-term disability insurance, personal life insurance, profit sharing, tax preparation and bonuses paid pursuant to the Equity Compensation Plan.

(b) Mr. Dunning resigned as Chairman of the Board and Chief Executive Officer upon consummation of the Recapitalization.

(c) Mr. Bloch served as Vice Chairman until consummation of the Recapitalization, at which time he became Chairman.

(d) Mr. Puente served as President until consummation of the Recapitalization, at which time he became President and Chief Executive Officer.

(e) Ms. Fiorito served as Vice President-Controller until consummation of the Recapitalization, at which time she became Vice President, Chief Financial Officer and Assistant Secretary.

EQUITY COMPENSATION ARRANGEMENTS

     Holding's Class B Units are designed to encourage performance by providing the members of management the opportunity to participate in the equity growth of TransWestern. There are 10,000 Class B Units authorized, 8,500 of which were issued to the Management Investors and 1,500 of which were issued to the Equity Compensation Plan discussed below. See "Limited Partnership Agreement" and "Certain Transactions -- Executive Agreements."

     In fiscal 1994, the Company established the TransWestern Publishing Company, L.P. Equity Compensation Plan (the "Equity Compensation Plan") to provide approximately 60 of the Company's managers (other than Messrs. Dunning, Bloch and Puente) the opportunity to participate in the equity growth of the Company without having direct ownership of the Company's securities. In connection with the Recapitalization, the Company reserved $5.5 million for distributions to participants in the Equity Compensation Plan, one half of which was distributed in October 1997, and one half of which will be distributed in October 1998 to participants employed by the Company at the time the distribution is made. The Equity Compensation Plan was terminated upon the consummation of the Recapitalization; however, a new plan has been established on terms substantially the same as those of the Equity Compensation Plan which also requires that participants must be employees of the Company on the date of any distribution. Special distributions made pursuant to the Equity Compensation Plan were recorded as an expense in the Company's financial statements when declared by the Board of Directors. Employees participating in the Equity Compensation Plan were eligible to receive a ratable per unit share of cash distributions made pursuant to the Equity Compensation Plan, if and when, declared. In fiscal 1997, distributions totaling $411,000 were paid and at April 30, 1997, there were no undistributed proceeds under the Equity Compensation Plan.

EMPLOYMENT AGREEMENTS

     Messrs. Bloch and Puente have each entered into an Employment Agreement (each, an "Employment Agreement") with the Company. The Employment Agreements provide for the employment of Mr. Bloch as the Chairman of the Board of Directors of TCC and Chairman of the Partnership and Mr. Puente as the President and Chief Executive Officer of the Partnership and TCC until October 1, 2002 unless terminated earlier as provided in the respective Employment Agreement. The Employment Agreements of Messrs. Bloch and Puente provide for (i) an annual base salary of $222,167 and $199,519 ($235,500 effective May 1, 1998), respectively (subject to annual increases based on the consumer price index) and
(ii) annual bonuses based on the achievement of certain EBITDA (as defined in each Employment Agreement) targets of up to 100% of their base salary. Each executive's employment may be terminated by the Company at any time with cause or without cause. If such executive is terminated by the Company with cause or resigns other than for good reason, the executive will be entitled to his base salary and fringe benefits until the date of termination, but will not be entitled to any unpaid bonus. Messrs. Bloch and Puente will be entitled to their base salary and fringe benefits and any accrued bonus for a period of 12 months following their termination in the event such executive is terminated without cause or resigns with good reason. The Employment Agreements also provide each executive with customary fringe benefits and vacation periods. "Cause" is defined in the Employment Agreements to mean (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud, (ii) conduct tending to bring the Company or any of its subsidiaries into substantial public disgrace or disrepute, (iii) the substantial and repeated failure to perform duties as reasonably directed by TCC or the Company, (iv) gross negligence or willful misconduct with respect to the Company or any subsidiary, or (v) any other material breach of the Employment Agreement or Company policy established by the Board, which breach, if curable, is not cured within 15 days after written notice thereof to the executive. "Good Reason" is defined to mean the occurrence, without such executive's consent, of (i) a reduction by the Company of the executive's annual base salary by more than 20%, (ii) any reduction in the executive's annual base salary (in effect immediately prior to such reduction) if in the fiscal year prior to such reduction the EBITDA for such prior fiscal year was equal to or greater than 80% of the target EBITDA for such prior year, (iii) any willful action by the Company that is intentionally inconsistent with the terms of the Employment Agreement or the executive's Executive Agreement (as defined herein), or (iv) any material reduction in the powers, duties or responsibilities which the executive was entitled to exercise as of the date of the Employment Agreement. Messrs. Bloch and Puente have also entered into Executive Agreements with the Company pursuant to which they purchased Class B Units of the Partnership. See "Certain
Transactions -- Executive Agreements."

401(k) AND PROFIT SHARING PLAN

     The Company has a 401(k) and profit-sharing retirement plan (the "Profit Sharing Plan") for the benefit of substantially all of its employees, which was qualified for tax exempt status by the Internal Revenue Service. Employees can make contributions to the plan up to the maximum amount allowed by federal tax code regulations. The Company may match the employee contributions, up to 83% of the first 6% of annual earnings per participant. The Company may also make annual discretionary profit sharing contributions. The Company's contributions to the Profit Sharing Plan for the years ended April 30, 1995, 1996 and 1997 were approximately $0.6 million, $0.8 million and $0.8 million, respectively.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All of TransWestern's membership interests are owned by Holdings. The following table sets forth certain information regarding the beneficial ownership of the equity securities of Holdings by: (i) each of the Directors of TCC and the executive officers of TransWestern; (ii) all Directors of TCC and executive officers of TransWestern as a group; (iii) all Management Investors as a group and (iv) each owner of more than 5% of any class of equity securities of the Partnership ("5% Owners"). Unless otherwise noted, the address for each executive officer of TransWestern and the Directors of TCC is c/o TransWestern, 8344 Clairemont Mesa Boulevard, San Diego, California 92111. All of Capital's issued and outstanding capital stock is owned by Holdings. All of Capital II's issued and outstanding capital stock is owned by TransWestern.

                                                     CLASS A
                                                     COMMON       PERCENT      PREFERRED     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                UNITS(A)      OF CLASS       UNITS       OF CLASS
--------------------------------------------------  ---------     --------     ---------     --------
DIRECTORS AND EXECUTIVE OFFICERS:
Laurence H. Bloch(b)..............................     19,209        1.51%         9,974        1.51%
Ricardo Puente(c).................................     28,813        2.27         14,961        2.27
Joan M. Fiorito(d)................................      5,282           *          2,743           *
Marybeth Brennan(d)...............................      5,282           *          2,743           *
Joseph L. Wazny(d)................................      5,282           *          2,743           *
C. Hunter Boll(e).................................    715,193       56.29        371,351       56.29
Terrence M. Mullen(e).............................    712,231       56.06        369,813       56.06
Christopher J. Perry(f)...........................    288,134       22.68        149,608       22.68
Scott A. Schoen(e)................................    715,193       56.29        371,351       56.29
Marcus D. Wedner(f)...............................    288,134       22.68        149,608       22.68
All Directors and executive officers as a group
  (10 persons)....................................  1,070,551       84.27        555,862       84.27
All Management Investors as a group...............    115,250        9.07         59,841        9.07

5% OWNERS:
Thomas H. Lee Equity Fund III, L.P.(g)............    712,034       56.05        369,710       56.05
Thomas H. Lee Foreign Fund III, L.P.(h)...........    712,034       56.05        369,710       56.05
THL-CCI Limited Partnership(i)....................    712,034       56.05        369,710       56.05
Continental Illinois Venture Corporation(j).......    288,134       22.68        149,608       22.68
CIVC Partners III(k)..............................    288,134       22.68        149,608       22.68

---------------
 *  Represents less than one percent.

(a) Holders of Class A Units are entitled to share in any distribution on a pro rata basis, but only if the holders of the Preferred Units have received the Preference Amount (as defined herein). The Partnership also issued Class B Units to the Management Investors. The Class B Units will be entitled to share in any such distributions only if the holders of the Preferred Units and Class A Units have achieved an internal rate of return on their total investment of 12%. The percentage of such distributions that the Class B Units will be entitled to receive will range from 10% to 20%, based on the internal rate of return achieved by the holders of the Preferred and Class A Units. All Common Units listed in the table represent Class A Units unless otherwise noted. See "Limited Partnership Agreement."

(b) Does not include 800 Class B Units which are subject to vesting in equal installments over a five year period.

(c) Does not include 2,500 Class B Units which are subject to vesting in equal installments over a five year period.

(d) Does not include 352 Class B Units which are subject to vesting in equal installments over a five year period.

(e) Includes 712,034 Class A Units and 369,710 Preferred Units beneficially owned by Thomas H. Lee Equity Fund III, L.P. Such persons disclaim beneficial ownership of all such interests. Such person's address is c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, Massachusetts 02109.

(f) Includes 244,914 Class A Units and 127,167 Preferred Units owned by CIVC and 43,220 Class A Units and 22,441 Preferred Units owned by CIVC Partners III. Such persons disclaim beneficial ownership of all such interests. Such person's address is c/o Continental Illinois Venture Corporation, 231 South LaSalle Street, Chicago, Illinois 60697.

(g) Includes 39,259 Class A Units and 20,385 Preferred Units owned by Thomas H. Lee Foreign Fund III, L.P. and 38,305 Class A Units and 19,889 Preferred Units owned by THL-CCI Limited Partnership. Such person disclaims beneficial ownership of all such interests. Such person's address is c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, Massachusetts 02109.

(h) Includes 634,470 Class A Units and 329,437 Preferred Units owned by Thomas
    H. Lee Equity Fund III, L.P. and 38,305 Class A Units and 19,889 Preferred Units owned by THL-CCI Limited Partnership. Such person disclaims beneficial ownership of all such interests. Such person's address is c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, Massachusetts 02109.

(i) Includes 634,470 Class A Units and 329,437 Preferred Units owned by Thomas
    H. Lee Equity Fund III, L.P. and 39,259 Class A Units and 20,385 Preferred Units owned by Thomas H. Lee Foreign Fund III, L.P. Such person disclaims beneficial ownership of all such interests. Such person's address is c/o Thomas H. Lee Company, 75 State Street, Suite 2600, Boston, Massachusetts 02109.

(j) Includes 43,220 Class A Units and 22,441 Preferred Units owned by CIVC Partners III. Such person disclaims beneficial ownership of such interests. Such person's address is c/o Continental Illinois Venture Corporation, 231 South LaSalle Street, Chicago, Illinois 60697.

(k) Includes 244,914 Class A Units and 127,167 Preferred Units owned by CIVC. Such person disclaims beneficial ownership of all such interests. Such person's address is c/o Continental Illinois Venture Corporation, 231 South LaSalle Street, Chicago, IL 60697.

                              CERTAIN TRANSACTIONS

MANAGEMENT AGREEMENT

     Effective upon the Recapitalization, the Company entered into a Management Agreement with THL Co. pursuant to which THL Co. agreed to provide (i) general executive and management services, (ii) identification, negotiation and analysis of financial and strategic alternatives, and (iii) other services agreed upon by the Company and THL Co. On the Recapitalization closing date, THL Co. and the other equity investors in the Company each received their pro rata portion of a $5.0 million transaction fee. In addition, THL and all other equity investors will receive a pro rata portion of the $500,000 annual management fee (the "Management Fee"), plus THL will be reimbursed for all reasonable out-of-pocket expenses (payable monthly in arrears). The Management Agreement has an initial term of one year, subject to automatic one-year extensions, unless the Company or THL Co. provides written notice of termination no later than 30 days prior to the end of the initial or any successive period.

INVESTORS AGREEMENT

     Pursuant to the Recapitalization, Holdings, TCC, the New Investors and the reinvesting Existing Limited Partners (together with the New Investors, the "New Partners") entered into an Investors Agreement (the "Investors Agreement"). The Investors Agreement requires that each of the parties thereto vote all of his or its voting securities and take all other necessary or desirable actions to cause the size of the Board of Directors of TCC to be established at nine members and to cause the election to the Board of five representatives designated by THL (the "THL Designees"), each of the then current chairman and president of the Partnership (the "Executive Directors") and two representatives designated by the CIVC Parties (the "CIVC Designees"), of which one CIVC Designee will at all times serve on the Board's compensation committee, audit committee and executive committee. Currently, however, only three of the THL Designees have been appointed to TCC's Board of Directors. The respective rights of THL and the CIVC Parties to designate representatives to the Board terminates at such time when such party owns less than 30% of the Common Units held by such party as of the Recapitalization closing date. If at any time THL and its permitted transferees own less partnership interests in Holdings or less equity securities in TCC than the amount of such partnership interests or such equity securities, as the case may be, owned by the CIVC Parties and the Management Investors, taken as a group, then the number of THL Designees will be reduced automatically from five to three and the number of CIVC Designees will be increased automatically from two to three. The Investors Agreement provides that certain significant actions may not be taken without the express approval of the at least one of the CIVC Designees and at least one of the Executive Directors.

     In addition to the foregoing, the Investors Agreement (i) requires the holders of interests in Holdings and common stock of TCC (other than THL and CIVC) to obtain the prior written consent of THL prior to transferring any interests in Holdings or TCC stock (other than interests or securities held by the Management Investors pursuant to Executive Agreements), (ii) grants in connection with the sale of interests in Holdings or TCC stock by the Management Investors certain preemptive rights with respect to such sale first to Holdings, then to the limited partners, (iii) grants the New Partners certain participation rights in connection with certain transfers made by THL, (iv) grants the New Partners certain preemptive rights in connection with certain issuances, sales or other transfers for consideration of any securities by Holdings or TCC, (v) requires the holders of shares of TCC's common stock to consent to a sale of TCC to an independent third party if such sale is approved by the Board and the holders of a majority of the shares of TCC's common stock, and (vi) requires the holders of interests in Holdings to consent to the sale of Holdings in the event TCC and the holders of a majority of Class A Units approve a sale of Holdings. The foregoing agreements terminate on the earlier of October 1, 2007 and the date on which the Partnership consummates a public offering of $40 million or more of its equity securities (a "Qualified Public Offering"). The agreements with respect to the participation rights and preemptive rights described above continue with respect to each security until the earlier of (i) October 1, 2007, (ii) a Qualified Public Offering, (iii) the transfer in a public sale of such security, (iv) with respect to equity securities of Holdings, upon the sale of the Holdings, and (v) with respect to equity securities of TCC, upon the sale of TCC.

REGISTRATION AGREEMENT

     Pursuant to the Recapitalization, Holdings, TCC, and the New Partners entered into a registration agreement (the "Registration Agreement"). Under the Registration Agreement, the holders of a majority of registrable securities owned by the THL Parties and the CIVC Parties have the right at any time, subject to certain conditions, to require Holdings to register any or all of their interests in Holdings' under the Securities Act on Form S-1 (a "Long-Form Registration") on three occasions at Holdings' expense and on Form S-2 or Form S-3 (a "Short-Form Registration") on three occasions at the Holdings' expense. Holdings is not required, however, to effect any such Long-Form Registration or Short-Form Registration within six months after the effective date of a prior demand registration. In addition, all holders of registrable securities are entitled to request the inclusion of such securities in any registration statement at Holding's expense whenever Holdings proposes to register any of its securities under the Securities Act (other than pursuant to a demand registration). In connection with such registrations, Holdings has agreed to indemnify all holders of registrable securities against certain liabilities, including liabilities under the Securities Act. In addition, Holdings has the one-time right to preempt a demand registration with a piggyback registration.

EXECUTIVE AGREEMENTS

     Each Management Investor has entered into an Executive Agreement with Holdings and TCC (each, an "Executive Agreement"), pursuant to which such Management Investor purchased Class B Units which are subject to a five-year vesting period, which vesting schedule accelerates upon a sale of Holdings. Under each Management Investor's Executive Agreement, in the event that such Management Investor's employment with the Company is terminated for any reason, Holdings has the option to repurchase all of such Management Investor's vested Class B Units and all other of such Management Investor's interests in Holdings and TCC. In addition, in the event of a termination of the Management Investor's employment by Holdings without "cause" or by such Management Investor for "good reason" or such Management Investor's death or disability, such Management Investor may require Holdings or TCC to repurchase his or her vested Class B Units and all other interests of such Management Investor in Holdings and TCC.

RECAPITALIZATION AGREEMENT

     The Recapitalization Agreement contained customary provisions for such agreements, including representations and warranties with respect to the condition and operations of the business, covenants with respect to the conduct of the business prior to the Recapitalization closing date and various closing conditions, including the continued accuracy of representations and warranties. The representations and warranties made by Holdings and the Existing Limited Partners do not survive the Recapitalization closing date; except that no party is prevented from bringing a claim or action against any other person for any fraud or intentional tort committed directly by such person.

     Pursuant to the Recapitalization Agreement, each Existing Limited Partner that reinvested in Holdings has agreed that for a period ending on the later of the second anniversary of the Recapitalization closing date and the one year anniversary of the termination of such Reinvesting Manager's employment with the Company not to own, control, participate or engage in any yellow pages directory publishing directory business or any business competing for the same customers as the businesses of the Company as such businesses exist or are in process during such period in any markets (or markets contiguous thereto) in which the Company engages or plans to engage during such period.

     James D. Dunning, Jr., the Company's and TCC's former Chairman and Chief Executive Officer, has agreed that for the three-year period commencing on the Recapitalization closing date not to participate, directly or indirectly, in any yellow pages directory publishing business in the United States or any business competing for the same customers as the Company in the geographic areas in which the Company is engaged in the local or national yellow pages directory publishing business as of August 27, 1997; provided that Mr. Dunning may participate in any industry specific yellow pages business or any trade or industry publications.

     In addition, each Existing Limited Partner that reinvested in Holdings has agreed that for the two-year period commencing on the Recapitalization closing date not to solicit the employment of or hire any employee of the Company (other than Laurence Bloch), and further, under the Recapitalization Agreement, during such two-year period, each Existing Limited Partner that reinvested in Holdings is subject to a confidentiality agreement with respect to all information concerning the business of the Company and TCC of which such person has knowledge and which is not in the public domain.

BENEFITS OF THE RECAPITALIZATION TO CERTAIN EXISTING SECURITY OWNERS AND MANAGEMENT INVESTORS

     Pursuant to the Recapitalization, Holdings redeemed a portion of the limited partnership interests held by Existing Limited Partners and the New Investors purchased a portion of TCC's common stock from the Existing Limited Partners. In the Recapitalization, the Company's Named Executive Officers received approximately $50 million and exchanged their remaining limited partnership interests, valued at approximately $7 million in the Recapitalization, for newly issued Preferred and Class A Units. As a group, the Named Executive Officers continuing with the Company received an aggregate of approximately $24 million in the Recapitalization and exchanged their remaining limited partnership interests, valued at approximately $6 million in the Recapitalization, for newly issued Preferred and Class A Units. All Management Investors as a group received an aggregate of approximately $38 million in the Recapitalization and exchanged their remaining limited partnership interests, valued at approximately $11 million in the Recapitalization, for newly issued Preferred and Class A Units. CIVC and its affiliates, including Christopher J. Perry and Marcus D. Wedner, received an aggregate of approximately $70 million in the Recapitalization and exchanged their remaining limited partnership interests, valued at approximately $25 million in the Recapitalization, for newly issued Preferred and Class A Units. In addition, CIVC III, an affiliate of CIVC, contributed $4.4 million at the closing of the Recapitalization in exchange for newly issued Preferred and Class A Units and paid approximately $78,000 to certain of the Existing Limited Partners to purchase TCC common stock.

     Affiliates of the Initial Purchasers also participated in the equity component of the Recapitalization. FUCP received an aggregate of approximately $178,000 in the Recapitalization and exchanged its remaining limited partnership interests, valued at approximately $5 million in the Recapitalization, for newly issued Preferred and Class A Units of Holdings. CIBC Merchant Fund contributed approximately $5 million at the closing of the Recapitalization in exchange for newly issued Preferred and Class A Units are paid approximately $87,000 to certain of the Existing Limited Partners to purchase TCC common stock.

PAYMENTS ON TCC NOTE

     Since the 1993 Acquisition, TCC loaned to the Company all amounts distributed to TCC in connection with the periodic and special distributions made by the Company to its partners (the "TCC Loans"). As of September 1, 1997, the aggregate amount of principal and interest due under the TCC Loans was $833,419. Shortly before the consummation of the Recapitalization, the Company repaid in full the outstanding balance of all TCC Loans.

     TCC used the proceeds received from the TCC Loans to (i) pay $500,000 to First Union Capital Markets Corp. for certain advisory services rendered in advance of the Recapitalization, (ii) pay $100,000 to Kirkland & Ellis, counsel to the Company, for certain services rendered in advance of the Recapitalization, (iii) pay $143,419 for miscellaneous expenses and (iv) pay a dividend immediately prior to the Recapitalization to TCC's stockholders of $90,000 in the aggregate.

REDEMPTION OF PREFERRED UNITS

     Holdings used $31.3 million of the proceeds of the Initial Discount Note Offering to redeem a portion of the Equity Investment. Holdings' limited partners received the following amounts as a result of the redemption of approximately one half of the Preferred Units: THL Parties $18.6 million; Named Executive Officers $1.7 million; Named Executive Officers continuing with the Company $1.5 million; Management Investors $2.9 million; CIVC $6.1 million; CIVC III $1.1 million; FUCP $1.2 million; and CIBC Merchant Fund $1.2 million.

CERTAIN OTHER FEES IN CONNECTION WITH THE TRANSACTIONS

     Upon issuing the notes under the Senior Subordinated Facility, the Company paid CIBC Oppenheimer and First Union Corporation customary commitment and funding fees for committing to provide, and providing, the Senior Subordinated Facility. In addition, upon consummation of the Recapitalization, the Company paid CIBC Oppenheimer a financial advisory fee of $2 million for advisory services rendered in connection with the Recapitalization. In addition, upon issuance of the Old Notes, the Company paid CIBC Oppenheimer and First Union Capital Markets Corp. customary underwriting fees.

                         LIMITED PARTNERSHIP AGREEMENT

     Holdings is a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, the "Delaware Limited Partnership Act"). Holdings is governed by its Third Amended and Restated Agreement of Limited Partnership, as amended (the "Partnership Agreement"), between Holdings and each of the New Investors. Interests in Holdings are owned 98.3% by the New Investors and 1.7% by TCC. TCC is a corporation organized under the Delaware General Corporation Law. The Partnership Agreement governs the relative rights and duties of its limited partners and its general partner with respect to Holdings.

     TCC controls, directs and exercises full control over all of Holdings activities and the Partnership Agreement vests all management powers over the business and affairs of Holdings exclusively in TCC. Holdings' limited partners have no right of control or management power over the business and affairs of Holdings except in their various capacities as an officer or director of Holdings or TCC, as the case may be. Any change affecting the rights and liabilities of any of Holdings' limited partners requires the consent of such limited partner.

     TCC may not withdraw as Holdings' general partner without the consent of the holders of a majority of the Class A Units, except that TCC shall be deemed to have withdrawn as Holdings' general partner upon the effective date of the transfer of all of its interests in Holdings. See "Certain
Transactions -- Investors Agreement."

     The ownership interests in Holdings consist of Preferred Units and Common Units. The Preferred Units are entitled to a preferred yield of 12.0% per annum, compounded quarterly, and an amount equal to their original investment in such Preferred Units (net of any prior repayments of Preferred Units) plus any accrued and unpaid preferred yield (collectively, the "Preference Amount") on any liquidation or other distribution by Holdings. The Common Units represent the common equity of Holdings and consist of Class A Units and Class B Units. After payment of the Preference Amount, partners holding Class A Units are entitled to share in any remaining proceeds of any liquidation or other distribution by Holdings pro rata according to the number of Class A Units held by such partners. Holders of Class B Units will also be entitled to share in any such distributions, but only if the holders of the Preferred Units and the Class A Units have achieved an internal rate of return on their total investment of 12.0% (the "Target 1 IRR"). After the achievement of the Target 1 IRR, the holders of Class B Units will be entitled to share in 10.0% of any distributions made after payment of the Preference Amount. The holders of Class B Units will be entitled to share in 15.0% of any distributions, pro rata, according to the number of Class B Units held by such partners if the holders of the Preferred Units and the Class A Units achieve the second target internal rate of return and 20.0% of any distributions if such holders achieve the third target internal rate of return during the periods set forth below.

       TIME PERIOD           SECOND TARGET     THIRD TARGET
-------------------------    -------------     ------------
10/1/97 through 9/30/98       32.500%            45%
10/1/98 through 9/30/99        29.375             40
10/1/99 through 9/30/00        26.250             35
10/1/00 through 9/30/01        23.125             30
after 9/30/01                  20.000             25

     Both the Senior Credit Facility and the Discount Note Indenture generally limit Holdings' ability to pay cash distributions to its partners other than distributions in amounts approximately equal to the income tax liability of the partners of Holdings resulting from the taxable income of Holdings (the "Tax Distributions"). Tax Distributions will be based on the approximate highest combined tax rate that applies to any one of Holdings' partners.

     The Partnership Agreement, and therefore Holdings' existence, will continue in effect until the earlier to occur of (i) December 31, 2043, (ii) the withdrawal of TCC if Holdings' limited partners to do not elect a successor general partner, and (iii) the occurrence of an act that results in TCC ceasing to be general partner under the Delaware Limited Partnership Act.

                      LIMITED LIABILITY COMPANY AGREEMENT

     TransWestern is a limited liability company formed under the Delaware Limited Liability Company Act (as amended from time to time, the "Limited Liability Act") and is governed by the Limited Liability Company Agreement of TransWestern Publishing Company LLC (the "LLC Agreement") executed by its manager, TCC.

     The membership interests of TransWestern's members consists of a single class of common units (the "Member Units"). Holdings is the sole initial member of TransWestern and currently holds 100% of the Member Units. Distributions to TransWestern's members are in the sole discretion of the manager. However, the Senior Credit Facility and the Indenture generally limit TransWestern's ability to pay cash distributions to its members other than distributions in amounts equal to the tax liability of the partners of Holdings resulting from the taxable income of TransWestern (the "Tax Distributions"). The Tax Distribution will be based on the approximate highest combined tax rate that applies to any one of the Holdings' limited partners.

     TCC has the sole right to make decisions regarding the management and affairs of TransWestern and has all the powers and rights necessary or appropriate to effectuate and carry out the purposes and business of TransWestern, including the authority to act for and bind TransWestern.

     The LLC Agreement provides that TransWestern's existence shall continue until such time as the manager determines it is appropriate to dissolve, windup and terminate TransWestern or, if earlier, upon the occurrence of (i) the entry of judicial dissolution in accordance with the Limited Liability Act or (ii) the expulsion, bankruptcy, dissolution or withdrawal of Holdings. In the event of a termination of TransWestern, after satisfaction of all of TransWestern's debts and liabilities, all of the assets of TransWestern would be distributed to Holdings or if TransWestern then has more than one member, pro rata based on the relative percentage interests in the TransWestern of its members.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

     In connection with the Recapitalization, the Issuers entered into the Senior Credit Facility, among CIBC, First Union (together with CIBC and the several banks and other financial institutions from time to time parties thereto, the "Lenders") and the Issuers, pursuant to which the Lenders will lend to the Company up to $125.0 million consisting of a revolving credit facility of up to $40.0 million (the "Revolving Credit Facility") and term loans in aggregate principal amount of $85.0 million (the "Term Loans").

     Repayment. Commitments under the Revolving Credit Facility will be reduced on a quarterly basis commencing on January 1, 2000 and the Term Loans will be amortized on a quarterly basis commencing January 1, 1998 each in accordance with the following schedule:

                                                                               REVOLVING
                               DATE                          TERM LOANS     CREDIT FACILITY
        ---------------------------------------------------  ----------     ---------------
                                                                 (DOLLARS IN THOUSANDS)
        1998...............................................   $  2,125          $     0
        1999...............................................      2,125                0
        2000...............................................      2,125            6,000
        2001...............................................      2,125            6,000
        2002...............................................      2,125            6,000
        2003...............................................     27,625           22,000
        2004...............................................     46,750                0
                                                               -------          -------
        Total..............................................   $ 85,000          $40,000
                                                               =======          =======

     Security; Guaranty. The Revolving Credit Facility and the Term Loans will be secured by a first priority lien on substantially all of the properties and assets of the Company and its future subsidiaries, including a pledge of all of the shares of the Company's future subsidiaries. Future subsidiaries of the Company will be required to guarantee the Revolving Credit Facility and the Term Loans.

     Interest. At the Company's option, the interest rates per annum applicable to the Revolving Credit Facility and the Term Loans will be a fluctuating rate of interest measured by reference to (i) LIBOR plus the applicable borrowing margin, or (ii) a rate per annum equal to the higher of the published prime rate of the Agent Bank or the Federal Funds Rate (as defined in the Senior Credit Facility) as quoted by the Agent Bank plus 1/2 of 1% (the "ABR") plus the applicable borrowing margin. The applicable borrowing margin for the Revolving Credit Facility will range from 1.375% to 2.500% for LIBOR based borrowings and 0.375% to 1.500% for ABR based borrowings. The applicable borrowing margin for the Term Loans will range from 1.875% to 2.750% for LIBOR based borrowings and 0.875% to 1.750% for ABR based borrowings.

     Fees. The Company has agreed to pay customary fees with respect to the Senior Credit Facility including upfront facility fees, agent and arrangement fees and commitment fees on the unused portion of the Revolving Credit Facility.

     Use of Proceeds. The entire amount of the Term Loans and $22.7 million of the Revolving Credit Facility were made available to the Company at the time of the Recapitalization and the remainder of the Revolving Credit Facility will be made available to finance certain permitted acquisitions, working capital requirements and general corporate purposes of the Company.

     Prepayments; Reductions of Commitments. The Term Loans are required to be prepaid and commitments under the Revolving Credit Facility are required to be permanently reduced with: (i) 100% of the net cash proceeds of asset sales or other dispositions of property if such proceeds are not used to purchase or acquire other assets within 180 days of the original asset sale, subject to limited exceptions, (ii) 50% of excess cash flow for a fiscal year if the Company's total leverage ratio determined as of the last day of such fiscal year equals or exceeds 5.0 to 1, (iii) 100% of excess insurance proceeds and (iv) 100% of the net proceeds of issuances of equity securities or debt obligations of the Company, subject to limited exceptions, and subject to reduction to 50% of such proceeds if the Company's total leverage ratio is less than 5.0 to 1. Such mandatory prepayments and reductions will first be applied to the permanent reduction of the Term Loans and second to the permanent reduction of the Revolving Credit Facility. Within the Term Loans, prepayments with proceeds described in clause (i) or (iii) above will be applied pro rata to the remaining installments of the Term Loans and prepayments with proceeds described in clause (ii) or (iv) above will be applied to each remaining installment of the Term Loans in inverse order of maturity. The Company may make voluntary prepayments in minimum principal amounts of $50,000 or a whole multiple thereof.

     Covenants. The Senior Credit Facility contains covenants restricting the ability of the Company and its subsidiaries to, among others (i) declare dividends or redeem or repurchase capital stock, (ii) prepay, redeem or repurchase debt, (iii) incur liens and engage in sale lease-back transactions,
(iv) make loans and investments, (v) incur additional indebtedness, (vi) amend or otherwise alter debt and other material agreements, (vii) make capital expenditures, (viii) engage in mergers, acquisitions and asset sales, (ix) transact with affiliates, (x) alter its line of business, (xi) enter into guarantees of indebtedness, and (xii) make optional payments on or modify the terms of subordinated debt. The Company must also make certain customary indemnifications of the Lenders and their agents and will also be required to comply with financial covenants with respect to: (a) a minimum interest coverage ratio, (b) a minimum EBITDA (as defined in the Senior Credit Facility), (c) a maximum leverage ratio, and (d) a minimum fixed charge coverage ratio. The Senior Credit Facility also contains certain customary affirmative covenants.

     Events of Default. Events of default under the Senior Credit Facility include (i) the Company's failure to pay principal or interest when due, (ii) the Company's material breach of any covenant, representation or warranty contained in the loan documents, (iii) customary cross-default provisions, (iv) events of bankruptcy, insolvency or dissolution of the Company, (v) the levy of certain judgements against the Company, (vi) certain adverse events under ERISA plans of the Company, (vii) the actual or asserted invalidity of security documents or guarantees of the Company or its subsidiaries, and (viii) a change of control of the Company.

                            DESCRIPTION OF THE NOTES

     The Exchange Notes will be issued under an Indenture, dated as of November 12, 1997 among the Issuers and Wilmington Trust Company, as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") as in effect on the date of the Indenture. The Exchange Notes are subject to all such terms, and holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement of them. The following is a summary of the material terms and provisions of the Exchange Notes. This summary does not purport to be a complete description of the Exchange Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Exchange Notes and the Indenture (including the definitions contained therein). The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the registration rights agreement relating to the Old Notes, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. A copy of the form of Indenture may be obtained from the Issuers by any holder or prospective investor upon request. Definitions relating to certain capitalized terms are set forth under "-- Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture. For purposes of this "Description of the Notes," the term "Company" means TransWestern Publishing Company LLC.

GENERAL

     The Notes are limited in aggregate principal amount to $100.0 million. The Notes will be general unsecured obligations of the Issuers, subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers, pari passu in right of payment to all senior subordinated indebtedness of the Issuers and senior in right of payment to all subordinated indebtedness of the Issuers. The Notes will be joint and several obligations of the Issuers.

     The Notes will be unconditionally guaranteed, on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by each Restricted Subsidiary which guarantees payment of the Notes pursuant to the covenant described under "Limitation on Creation of Subsidiaries" (the "Guarantors").

MATURITY, INTEREST AND PRINCIPAL

     The Notes will mature on November 15, 2007. The Notes will bear interest at a rate of 9 5/8% per annum from the date of original issuance until maturity. Interest is payable semiannually in arrears on each May 15 and November 15, commencing May 15, 1998, to holders of record of the Notes at the close of business on the immediately preceding May 1 and November 1, respectively. The interest rate on the Old Notes is subject to increase, and such Additional Interest will be payable on the payment dates set forth above, in certain circumstances, if the Exchange Notes (or other securities substantially similar to the Notes) are not registered with the Commission within the prescribed time periods.

OPTIONAL REDEMPTION

     The Notes will be redeemable at the option of the Issuers, in whole or in part, at any time on or after November 15, 2002 at the following redemption prices (expressed as a percentage of principal amount), together, in each case, with accrued interest to the redemption date, if redeemed during the twelve-month period beginning on November 15 of each year listed below:

                                       YEAR                         PERCENTAGE
                --------------------------------------------------  ----------
                2002..............................................     104.813%
                2003..............................................     103.208%
                2004..............................................     101.604%
                2005 and thereafter...............................     100.000%

     Notwithstanding the foregoing, the Issuers, at their option, may redeem in the aggregate up to 35% of the original principal amount of the Notes at any time and from time to time prior to November 15, 2000 at a redemption price equal to 109.625% of the aggregate principal amount so redeemed, together with accrued interest thereon to the redemption date, out of the Net Proceeds of one or more Public Equity Offerings; provided, however, that at least $65.0 million of the principal amount of the Notes remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 90 days following the closing of any such Public Equity Offering.

     In the event of redemption of fewer than all of the Notes, the Trustee shall select, if the Notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the Notes are not so listed, either on a pro rata basis or by lot or in such other manner as it shall deem fair and equitable the Notes to be redeemed; provided, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portion thereof for redemption will be made by the Trustee on a pro rata basis, unless such method is prohibited. The Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Notes. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Issuers shall fail to redeem any such Note.

SUBORDINATION

     The indebtedness represented by the Notes is, to the extent and in the manner provided in the Indenture, subordinated in right of payment to the prior indefeasible payment and satisfaction in full in cash of all existing and future Senior Indebtedness of the Issuers. As of October 31, 1997, after giving pro forma effect to the Initial Offerings and the Asset Drop-Down, the principal amount of outstanding Senior Indebtedness of the Issuers, on a consolidated basis, would have been $85.0 million. In addition, the Issuers would have had $40.0 million of undrawn commitments available under the Senior Credit Facility.

     In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, arrangement, reorganization or other similar case or proceeding in connection therewith, relative to the Issuers or to their creditors, as such, or to their assets, whether voluntary or involuntary, or any liquidation, dissolution or other winding-up of the Issuers, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any general assignment for the benefit of creditors or other marshalling of assets or liabilities of the Issuers (except in connection with the merger or consolidation of the Issuers or their liquidation or dissolution following the transfer of substantially all of their assets, upon the terms and conditions permitted under the circumstances described under "-- Merger, Consolidation or Sale of Assets") (all of the foregoing referred to herein individually as a "Bankruptcy Proceeding" and collectively as "Bankruptcy Proceedings"), the holders of Senior Indebtedness of the Issuers will be entitled to receive payment and satisfaction in full in cash of all amounts due on or in respect of all Senior Indebtedness of the Issuers before the holders of the Notes are entitled to receive or retain any payment or distribution of any kind on account of the Notes. In the event that, notwithstanding the foregoing, the Trustee or any holder of Notes receives any payment or distribution of assets of the Issuers of any kind, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness of the Issuers is paid and satisfied in full in cash, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness and will be immediately paid over or delivered to the holders of Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness. By reason of such subordination, in the event of liquidation or insolvency, creditors of the Issuers who are holders of Senior Indebtedness may recover more, ratably, than other creditors of the Issuers, and creditors of the Issuers who are not holders of Senior Indebtedness or of the Notes may recover more, ratably, than the holders of the Notes.

     No payment or distribution of any assets or securities of the Issuers or any Restricted Subsidiary of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Issuers being subordinated to the payment of the Notes by the Issuers) may be made by or on behalf of the Issuers or any Restricted Subsidiary, including, without limitation, by way of set-off or otherwise, for or on account of the Notes, or for or on account of the purchase, redemption or other acquisition of the Notes, and neither the Trustee nor any holder or owner of any Notes shall take or receive from the Issuers or any Restricted Subsidiary, directly or indirectly in any manner, payment in respect of all or any portion of Notes following the delivery by the representative of the holders of Designated Senior Indebtedness under or in respect of the Senior Credit Facility, for so long as there shall exist any Designated Senior Indebtedness under or in respect of the Senior Credit Facility, and thereafter, the holders of Designated Senior Indebtedness (in either such case, the "Representative") to the Trustee of written notice of
(i) the occurrence of a Payment Default on Designated Senior Indebtedness or
(ii) the occurrence of a Non-Payment Event of Default on Designated Senior Indebtedness and the acceleration of the maturity of Designated Senior Indebtedness in accordance with its terms, and, in any such event, such prohibition shall continue until such Payment Default is cured, waived in writing or ceases to exist or such acceleration has been rescinded or otherwise cured. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the following paragraph, the Issuers shall resume making any and all required payments in respect of the Notes, including any missed payments.

     Upon the occurrence of a Non-Payment Event of Default on Designated Senior Indebtedness, no payment or distribution of any assets or securities of the Issuers of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Issuers being subordinated to the payment of the Notes by the Issuers) may be made by or on behalf of the Issuers, including, without limitation, by way of set-off or otherwise, for or on account of the Notes, or for on account of the purchase, redemption, defeasance or other acquisition of Notes, and neither the Trustee nor any holder or owner of Notes shall take or receive from the Issuers or any Restricted Subsidiary, directly or indirectly in any manner, payment in respect of all or any portion of the Notes for a period (a "Payment Blockage Period") commencing on the date of receipt by the Trustee of written notice from the Representative of such Non-Payment Event of Default unless and until (subject to any blockage of payments that may then be in effect under the preceding paragraph) the earliest of (x) more than 179 days shall have elapsed since receipt of such written notice by the Trustee, (y) such Non-Payment Event of Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been paid in full or (z) such Payment Blockage Period shall have been terminated by written notice to the Issuers or the Trustee from the Representative, after which, in the case of clause (x), (y) or (z), the Issuers shall resume making any and all required payments in respect of the Notes, including any missed payments. Notwithstanding any other provision of the Indenture, in no event shall a Payment Blockage Period commenced in accordance with the provisions of the Indenture described in this paragraph extend beyond 179 days from the date of the receipt by the Trustee of the notice referred to above (the "Initial Blockage Period"). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period; provided, however, that no such additional Payment Blockage Period shall extend beyond the Initial Blockage Period. After the expiration of the Initial Blockage Period, no Payment Blockage Period may be commenced until at least 180 consecutive days have elapsed from the last day of the Initial Blockage Period. Notwithstanding any other provision of the Indenture, no event of default with respect to Designated Senior Indebtedness (other than a Payment Default) which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by the Representative shall be, or be made, the basis for the commencement of a second Payment Blockage Period initiated by the Representative, whether or not within the Initial Blockage Period, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     Each Guarantee will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior indefeasible payment and satisfaction in full in cash of all Senior Indebtedness of the respective Guarantor, including obligations of such Guarantor with respect to the Senior Credit Facility (including any guarantee thereof), and will be subject to the rights of holders of Designated Senior Indebtedness of such Guarantor to initiate blockage periods, upon terms substantially comparable to the subordination of the Notes to all Senior Indebtedness of the Issuers.

     If the Issuers or any Guarantor fails to make any payment on the Notes or any Guarantee, as the case may be when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "Events of Default."

     A holder of Notes by his acceptance of Notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purpose.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants.

  Limitation on Additional Indebtedness

     The Issuers will not, and will not permit any Restricted Subsidiary of the Issuers to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness) unless (a) after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of the total Indebtedness of the Issuers and their Restricted Subsidiaries (excluding any Indebtedness owed to a Restricted Subsidiary by any other Restricted Subsidiary or the Issuers and any Indebtedness owed to the Issuers by any Restricted Subsidiary) to the Issuers' EBITDA (determined on a pro forma basis for the last four fiscal quarters of the Issuers and their consolidated Restricted Subsidiaries for which financial statements are available at the date of determination) is less than (i) 6.25 to 1 if the Indebtedness is incurred prior to November 15, 2000 and (ii) 6.0 to 1 if the Indebtedness is incurred on or after November 15, 2000; provided, however, that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness, or Indebtedness incurred in connection with the simultaneous acquisition of any Person, business, property or assets, then such ratio shall be determined by giving effect to (on a pro forma basis, as if the transaction had occurred at the beginning of the four-quarter period) both the incurrence or assumption of such Acquired Indebtedness or such other Indebtedness by the Issuers or any Restricted Subsidiary (together with any other Acquired Indebtedness or other Indebtedness incurred or assumed by the Issuers and Restricted Subsidiaries in connection with acquisitions consummated by the Issuers during such four-quarter period) and the inclusion in the Issuers' EBITDA of the EBITDA of the acquired Person, business, property or assets and any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act as in effect and as applied as of the Issue Date (together with the EBITDA of, and pro forma expense and cost reductions relating to, any other Person, business, property or assets acquired by the Issuers or any Restricted Subsidiary during such four-quarter period), and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

     Notwithstanding the foregoing, the Issuers and their Restricted Subsidiaries may incur Permitted Indebtedness.

  Limitation on Restricted Payments

     The Issuers will not make, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

          (b) immediately after giving pro forma effect to such Restricted Payment, the Issuers could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness"; and

          (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (1) 50% of the cumulative Consolidated Net Income of the Company subsequent to the Issue Date (or minus 100% of any cumulative deficit in Consolidated Net Income during such period) plus (2) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by the Company from the issue or sale, after the Issue Date, of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which have been so converted or exercised or exchanged, as the case may be, plus (3) without duplication of any amounts included in clauses (1) and (2) above, 100% of the aggregate net proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock plus (4) $5,000,000. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value determined, in good faith, by the Board of Directors of the Company.

     The provisions of this covenant shall not prohibit (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture, (ii) the retirement of any shares of Capital Stock of the Company or subordinated Indebtedness by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock), or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock), (iii) the redemption or retirement of Indebtedness of the Issuers subordinated to the Notes in exchange for, by conversion into, or out of the Net Proceeds of a substantially concurrent sale or incurrence of Indebtedness (other than any Indebtedness owed to a Subsidiary) of the Issuers that is contractually subordinated in right of payment to the Notes to at least the same extent as the subordinated Indebtedness being redeemed or retired, (iv) the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock, (v) so long as no Default or Event of Default shall have occurred and be continuing, at the time of or immediately after giving effect to such payment, the purchase, redemption or other acquisition for value of shares of Capital Stock (other than Disqualified Capital Stock) or options on such shares held by the Issuers' or their Subsidiaries' officers or employees or former officers or employees (or their estates or beneficiaries under their estates) upon the death, disability, retirement or termination of employment of such current or former officers or employees pursuant to the terms of an employee benefit plan or any other agreement pursuant to which such shares of Capital Stock or options were issued or pursuant to a severance, buy-sale or right of first refusal agreement with such current or former officer or employee and payments of principal and interest on the Management Subordinated Notes in accordance with the terms thereof; provided that the aggregate cash consideration paid, or distributions or payments made, pursuant to this clause (v) shall not exceed $2,000,000 in any fiscal year or $10,000,000 in the aggregate from and after the Issue Date, (vi) payments by the Company to the Equity Compensation Trust, in an aggregate amount not to exceed $3,100,000, to be paid up to 12 months after the Issue Date in connection with the Recapitalization, (vii) the payment of management fees under the management agreement with THL and its Affiliates and successors and assigns that do not exceed $500,000 per year and the reimbursement of expenses pursuant thereto, (viii) distributions to Holdings solely for the purpose of enabling Holdings to pay its, Capital's or TCC's reasonable operating and administrative expenses (including professional fees and expenses), the amount of which in any fiscal year will not exceed 0.2% at the Company's consolidated net revenues for such fiscal year, (ix) distributions not to exceed $100,000 in the aggregate to Holdings to make payments as liquidated damages to the holders of the Discount Notes under the registration rights agreement relating to the Discount Notes,
(x) the distribution of the proceeds of the Offering to Holdings on the Issue Date to the extent necessary to repay outstanding Indebtedness under the Senior Subordinated Facility and (xi) the redemption on the Issue Date of approximately one-half of the outstanding Preferred Units with the proceeds from the sale of the Discount Notes. Notwithstanding the foregoing, the amount of any payments made in reliance on clause (v) above shall reduce the amount otherwise available for Restricted Payments pursuant to subparagraph (c) above.

     Not later than the date of making any Restricted Payment, the Issuers shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant "Limitation on Restricted Payments" were computed, which calculations may be based upon the Issuers' latest available financial statements, and, to the extent that the absence of a Default or an Event of Default is condition to the making of such Restricted Payment, that no Default or Event of Default exists and is continuing and no Default or Event of Default will occur immediately after given effect to any Restricted Payments.

  Limitation on Other Senior Subordinated Debt

     The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, incur, contingently or otherwise, any Indebtedness (other than the Notes and the Guarantees, as the case may be) that is both (i) subordinate in right of payment to any Senior Indebtedness of the Issuers or their Restricted Subsidiaries, as the case may be, and (ii) senior in right of payment to the Notes and the Guarantees, as the case may be. For purposes of this covenant, Indebtedness is deemed to be senior in right of payment to the Notes and the Guarantees, as the case may be, if it is not explicitly subordinate in right of payment to Senior Indebtedness at least to the same extent as the Notes and the Guarantees, as the case may be, are subordinate to Senior Indebtedness.

  Limitations on Investments

     The Issuers will not, and will not permit any of their Restricted Subsidiaries to, make any Investment other than (i) a Permitted Investment or
(ii) an Investment that is made as a Restricted Payment in compliance with the "Limitation on Restricted Payments" covenant, after the Issue Date.

  Limitations on Liens

     The Issuers will not, and will not permit any of their Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of the Issuers or any Restricted Subsidiary or any shares of stock (other than under the Senior Credit Facility) or debt of any Restricted Subsidiary which owns property or assets, now owned or hereafter acquired, unless (i) if such Lien secures Indebtedness which is pari passu with the Notes, then the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or
(ii) if such Lien secures Indebtedness which is subordinated to the Notes, any such Lien shall be subordinated to the Lien granted to the Holders of the Notes to the same extent as such subordinated Indebtedness is subordinated to the Notes.

  Limitation on Transactions with Affiliates

     The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (including entities in which the Issuers or any of their Restricted Subsidiaries owns a minority interest) (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue

Date if such extension, renewal, waiver or other modification is more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date unless (i) such Affiliate Transaction is between or among the Issuers and/or their Wholly-Owned Subsidiaries and/or Holdings (so long as Holdings owns least 99% of the voting and economic power of the Common Stock of the Company); or (ii) the terms of such Affiliate Transaction are fair and reasonable to the Issuers or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Issuers or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $1.0 million which is not permitted under clause (i) above, the Issuers must obtain a resolution of the Board of Directors of the Company certifying that such Affiliate Transaction complies with clause (ii) above. In any Affiliate Transaction with a value in excess of $5.0 million which is not permitted under clause (i) above (other than any sale by the Company of its Capital Stock that is not Disqualified Capital Stock), the Issuers must obtain a written opinion as to the fairness of such a transaction from an independent investment banking firm.

     The foregoing provisions will not apply to (i) any Restricted Payment that is not prohibited by the provisions described under "Limitation on Restricted Payments" contained herein, (ii) any transaction pursuant to an agreement, arrangement or understanding existing on the Issue Date and described elsewhere in this Prospectus, (iii) any transaction, approved by the Board of Directors of the Company or Capital II, with an officer or director of the Issuers or of any Subsidiary in his or her capacity as officer or director entered into in the ordinary course of business, or (iv) transactions permitted by the Indenture under the provision "Merger, Consolidation or Sale of Assets."

  Limitation on Creation of Subsidiaries

     The Issuers will not create or acquire, nor permit any of their Restricted Subsidiaries to create or acquire, any Subsidiary other than (i) a Restricted Subsidiary that is acquired or created in connection with the acquisition by the Company of a business primarily engaged in, or an asset primarily utilized in, providing directory services and/or classified advertising, or (ii) an Unrestricted Subsidiary; provided, however, that each Restricted Subsidiary acquired or created pursuant to clause (i) shall at the time it has either assets or stockholder's equity in excess of $100,000 execute a guarantee in the form attached to the Indenture and reasonably satisfactory in form and substance to the Trustee (and with such documentation relating thereto as the Trustee shall require, including, without limitation, a supplement or amendment to the Indenture and opinions of counsel as to the enforceability of such guarantee), pursuant to which such Restricted Subsidiary shall become a Guarantor. As of the Issue Date, the Company will have no Subsidiaries other than Capital.

  Limitation on Certain Asset Sales

     The Issuers will not, and will not permit any of their Restricted Subsidiaries to, consummate an Asset Sale unless (i) such Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Company's Board of Directors, and evidenced by a board resolution); (ii) not less than 75% of the consideration received by the Issuers or their Subsidiaries, as the case may be, is in the form of cash or Temporary Cash Investments other than in the case where the Company is undertaking a Permitted Asset Swap; and (iii) the Asset Sale Proceeds received by such Issuer or such Restricted Subsidiary are applied (a) first, to the extent the Company elects, or is required, to prepay, repay or purchase debt or to reduce an unused commitment to lend under any then existing Senior Indebtedness of the Company or any Restricted Subsidiary within 180 days following the receipt of the Asset Sale Proceeds from any Asset Sale, but only to the extent that any such repayment shall result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid;
(b) second, to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent the Company or a Restricted Subsidiary elects, to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another person) used or useful in businesses similar or ancillary to the business of the Company or such Restricted Subsidiary as conducted at the time of such Asset Sale, provided that such investment occurs or the Issuers or a Restricted Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions (other than the obtaining of financing), on or prior to the 181st day following receipt of such Asset Sale Proceeds (the "Reinvestment Date") and Asset Sale Proceeds contractually committed are so applied within 270 days following the receipt of such Asset Sale Proceeds; and (c) third, if on the Reinvestment Date with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $10.0 million, the Issuers shall apply an amount equal to such Available Asset Sale Proceeds to an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (an "Excess Proceeds Offer"). If an Excess Proceeds Offer is not fully subscribed, the Company may retain the portion of the Available Asset Sale Proceeds not required to repurchase Notes and use such portion for general corporate purposes, and such retained portion will not be considered in the calculation of "Available Asset Sale Proceeds" with respect to any subsequent offer to purchase Notes.

     If the Issuers are required to make an Excess Proceeds Offer, the Issuers shall mail, within 30 days following the Reinvestment Date, a notice to the Holders stating, among other things: (1) that such Holders have the right to require the Issuers to apply the Available Asset Sale Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the aggregate principal amount thereof together with accrued and unpaid interest, if any, thereon to the date of purchase; (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, determined by the Issuers, that each Holder must follow in order to have such Notes repurchased; and (4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the repurchase of such Notes.

  Limitation on Preferred Stock of Restricted Subsidiaries

     The Issuers will not permit any Restricted Subsidiary to issue any Preferred Stock (except Preferred Stock to the Company or a Restricted Subsidiary) or permit any Person (other than the Company or a Subsidiary) to hold any such Preferred Stock unless the Company or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under the first paragraph of the covenant described under "Limitation on Additional Indebtedness" in an aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

  Limitation on Capital Stock of Subsidiaries

     The Issuers will not (i) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Subsidiary (other than under the Senior Credit Facility or under the terms of any Designated Senior Indebtedness) or (ii) permit any of their Subsidiaries to issue any Capital Stock, other than to the Issuers or a Wholly-Owned Subsidiary of the Company. The foregoing restrictions shall not apply to an Asset Sale made in compliance with "Limitation on Certain Asset Sales" or the issuance of Preferred Stock in compliance with the covenant described under "Limitation on Preferred Stock of Subsidiaries." In no event will the Company sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of Capital or will Capital issue any Capital Stock.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Issuers to (a)(i) pay dividends or make any other distributions to the Issuers or any Restricted Subsidiary of the Issuers (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits or (ii) repay any Indebtedness or any other obligation owed to the Issuers or any Restricted Subsidiary of the Issuers, (b) make loans or advances or capital contributions to the Issuers or any of their Restricted Subsidiaries or (c) transfer any of its properties or assets to the Issuers or any of their Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) encumbrances or restrictions existing on the Issue Date to the extent and in the manner such encumbrances and restrictions are in effect on the Issue Date (including without limitation pursuant to the Senior Credit Facility or under the Discount Notes), (ii) the Indenture, the Notes and the Guarantees,

(iii) applicable law, (iv) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including any Subsidiary of the Person), so acquired, (v) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, (vi) Refinancing Indebtedness; provided that such restrictions are no more restrictive than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (vii) customary restrictions in security agreements or mortgages securing Indebtedness of the Issuers or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages or
(viii) customary restrictions with respect to a Restricted Subsidiary of the Issuers pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary.

  Limitation on Sale and Lease-Back Transactions

     The Issuers will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless (i) the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold, as determined, in good faith, by the Board of Directors of the Company, and (ii) the Issuers could incur the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction in compliance with the covenant described under "Limitation on Additional Indebtedness."

  Payments for Consent

     Neither the Issuers nor any of their Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

  Limitation on Conduct of Business of Capital II

     Except to the extent permitted under "Merger, Consolidation or Sale of Assets," Capital II will not hold any operating assets or other properties or conduct any business other than to serve as an Issuer and co-obligor with respect to the Notes and will not own any Capital Stock of any other Person.

  Certain Consents and Filings

     As of December 31, 1997, the Issuers have made, or caused to have been made, all filings, and have received all required consents of third parties, relating to the Asset Drop-Down, other than filings and consents the absence of which, individually or in the aggregate, will not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or on the legality, validity, binding effect or enforceability of the Notes or the Indenture.

CHANGE OF CONTROL OFFER

     Within 20 days of the occurrence of a Change of Control, the Company shall notify the Trustee in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") the outstanding Notes at a purchase price equal to 101% of the principal amount thereof together with any accrued and unpaid interest thereon to the Change of Control Payment Date (as hereinafter defined) (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant.

     Within 20 days of the occurrence of a Change of Control, the Company also shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register maintained by the registrar of the Notes, a notice stating:

          (i) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

          (ii) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 20 business days from the date such notice is mailed (the "Change of Control Payment Date"));

          (iii) that any Note not tendered will remain outstanding and continue to accrue interest;

          (iv) that, unless the Issuers default in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

          (v) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

          (vi) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;

          (vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new
     Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof;

          (viii) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

          (ix) the name and address of the Paying Agent.

     On the Change of Control Payment Date, the Issuers shall, to the extent lawful, (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Issuers. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Issuers shall execute and issue, the Guarantors shall endorse the Guarantee and the Trustee shall promptly authenticate and mail to such holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

     The Indenture will require that if the Senior Credit Facility is in effect, or any amounts are owing thereunder or in respect thereof, at the time of the occurrence of a Change of Control, prior to the mailing of the notice to holders described in the preceding paragraph, but in any event within 20 days following any Change of Control, the Issuers on a joint and several basis covenant to (i) repay in full all obligations under or in respect of the Senior Credit Facility or offer to repay in full all obligations under or in respect of the Senior Credit Facility and repay the obligations under or in respect of the Senior Credit Facility of each lender who has accepted such offer or (ii) obtain the requisite consent under the Senior Credit Facility to permit the repurchase of the Notes as described above. The Issuers must first comply with the covenant described in the preceding sentence before they shall be required to purchase Notes in the event of a Change of Control; provided that the Issuers' failure to comply with the covenant described in the preceding sentence constitutes an Event of Default described in clause (iii) under "Events of Default" below if not cured within 60 days after the notice required by such clause. As a result of the foregoing, a holder of the Notes may not be able to compel the Issuers to purchase the Notes unless the Issuers are able at the time to refinance all of the obligations under or in respect of the Senior Credit Facility or obtain requisite consents under the Senior Credit Facility. Failure by the Issuers to make a Change of Control Offer when required by the Indenture constitutes a default under the Indenture and, if not cured within 60 days after notice, constitutes an Event of Default.

     The Indenture will require that (A) if either Issuer or any Subsidiary thereof has issued any outstanding (i) Indebtedness that is subordinated in right of payment to the Notes or (ii) Preferred Stock, and such Issuer or Subsidiary is required to make a change of control offer or to make a distribution with respect to such subordinated Indebtedness or Preferred Stock in the event of a change of control, the Issuers shall not consummate any such offer or distribution with respect to such subordinated Indebtedness or Preferred Stock until such time as the Issuers shall have paid the Change of Control Purchase Price in full to the holders of Notes that have accepted the Issuers' Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to holders of the Notes and (B) the Issuers will not issue Indebtedness that is subordinated in right of payment to the Notes or Preferred Stock with change of control provisions requiring the payment of such Indebtedness or Preferred Stock prior to the payment of the Notes in the event of a Change in Control under the Indenture.

     In the event that a Change of Control occurs and the holders of Notes exercise their right to require the Issuers to purchase Notes, if such purchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Issuers will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     Neither of the Issuers will, nor will they permit any Guarantor to, consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person unless (in the case of the Company or any Guarantor): (i) the Company or such Guarantor, as the case may be, shall be the continuing Person, or the Person (if other than the Company or such Guarantor) formed by such consolidation or into which the Company or such Guarantor, as the case may be, is merged or to which the properties and assets of the Company or such Guarantor, as the case may be, are transferred shall be a corporation (or, in the case of the Company, a corporation or a limited partnership) organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company or such Guarantor, as the case may be, under the Notes and the Indenture, and the obligations under the Indenture shall remain in full force and effect; provided, that at any time the Company or its successor is a limited partnership, there shall be a co-issuer of the Notes that is a corporation; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis the Consolidated Net Worth of the Company or the surviving entity as the case may be is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or series of transactions; and (iv) immediately after giving effect to such transaction on a pro forma basis the Company or such Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness." Notwithstanding anything in this "Merger, Consolidation or Sale of Assets" provision herein to the contrary, but subject to the "Change of Control Offer" provisions above, (a) any of the Company, Capital II and TCC may merge with or into, or consolidate with, another of them and subject only to compliance with clause (i) of the immediately preceding sentence and (b) the Company may merge into, consolidate with or transfer all or substantially all of its assets to another entity, which entity shall have no significant assets (other than an ownership interest in the Company) and no liabilities immediately prior to such transaction, without regard to the requirements of clause (iv) of the immediately preceeding sentence.

     In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Issuers shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

GUARANTEES

     The Notes are unconditionally guaranteed on an unsecured senior subordinated basis by the Guarantors, if any. All payments pursuant to the Guarantees by the Guarantors will be unconditionally subordinated in right of payment to the prior indefeasible payment and satisfaction in full in cash of all Senior Indebtedness of the Guarantor, to the same extent and in the same manner that all payments pursuant to the Notes are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Issuers.

     The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees of Senior Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

     A Guarantor shall be released from all of its obligations under its Guarantee if all or substantially all of its assets are sold or all of its Capital Stock is sold, in each case in a transaction in compliance with the covenant described under "Limitation on Certain Asset Sales," or the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, the Company or another Guarantor in a transaction in compliance with "Merger, Consolidation or Sale of Assets," and such Guarantor has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (i) default in payment of any principal of, or premium, if any, on the Notes whether at maturity, upon acceleration or redemption or otherwise (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (ii) default for 30 days (whether or not such payment is prohibited by the subordination provisions of the Indenture) in payment of any interest on the Notes;

          (iii) default by either of the Issuers or any Guarantor in the observance or performance of any other covenant in the Notes or the Indenture for 60 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

          (iv) default in the payment at final maturity of principal in an aggregate amount of $5.0 million or more with respect to any Indebtedness of either Issuer or any Restricted Subsidiary thereof, or the acceleration of any such Indebtedness aggregating $5.0 million or more which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 days after written notice as provided in the Indenture, or such acceleration shall not be rescinded or annulled within 20 days after written notice as provided in the Indenture;

          (v) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $5.0 million shall be rendered against either of the Issuers or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect;

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

          (vi) certain events involving bankruptcy, insolvency or reorganization of either of the Issuers or any Restricted Subsidiary thereof; and

          (vii) any of the Guarantees ceases to be in full force and effect or any of the Guarantees is declared to be null and void and unenforceable or any of the Guarantees is found to be invalid or any of the Guarantors denies in writing its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

     The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or premium, if any, or interest on the Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

     The Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, then the Trustee by notice to the Issuers or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuers and the Trustee may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued but unpaid interest to the date of acceleration and such amounts shall become immediately due and payable or if there are any amounts outstanding under or in respect of the Senior Credit Facility, such amounts shall become due and payable upon the first to occur of an acceleration of amounts outstanding under or in respect of the Senior Credit Facility or five business days after receipt by the Company and the representative of the holders of Senior Indebtedness under or in respect of the Senior Credit Facility, of notice of the acceleration of the Notes; provided, however, that after such acceleration but before a judgment or decree based on such acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all existing Events of Default, other than nonpayment of accelerated principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal, premium, if any, and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

     The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

     No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered indemnity satisfactory to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted on such Note on or after the respective due dates expressed in such Note.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that the Issuers may elect either (a) to defease and be discharged from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust) ("defeasance") or (b) to be released from their obligations with respect to the Notes under certain covenants contained in the Indenture and described above under "Certain Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the

Indenture. Such a trust may only be established if, among other things, the Issuers have delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) (i) to the effect that neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and (ii) describing either a private ruling concerning the Notes or a published ruling of the Internal Revenue Service, to the effect that holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred.

MODIFICATION OF INDENTURE

     From time to time, the Issuers, the Guarantors and the Trustee may, without the consent of holders of the Notes, amend the Indenture or the Notes or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not adversely affect the rights of any holder. The Indenture contains provisions permitting the Issuers, the Guarantors and the Trustee, with the consent of holders of at least a majority in principal amount of the outstanding Notes, to modify or supplement the Indenture or the Notes, except that no such modification shall, without the consent of each holder affected thereby, (i) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture or the Notes, (ii) reduce the rate of or change the time for payment of interest on any Note, (iii) reduce the principal of or premium on or change the stated maturity of any Note, (iv) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York, (v) change the amount or time of any payment required by the Notes or reduce the premium payable upon any redemption of Notes, or change the time before which no such redemption may be made, (vi) waive a default in the payment of the principal of, interest on, or redemption payment with respect to any Note, (vii) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected thereby or (viii) affect the ranking of the Notes or the Guarantees in a manner adverse to the Holders.

REPORTS TO HOLDERS

     So long as the Issuers are subject to the periodic reporting requirements of the Exchange Act, they will continue to furnish the information required thereby to the Commission and to the holders of the Notes. The Indenture will provide that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, it will nonetheless continue to furnish such information to the Commission and holders of the Notes.

COMPLIANCE CERTIFICATE

     The Issuers will deliver to the Trustee on or before 120 days after the end of the Issuers' fiscal year and on or before 50 days after the end of each of the first, second and third fiscal quarters in each year an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

THE TRUSTEE

     The Trustee under the Indenture will be the Registrar and Paying Agent with regard to the Notes. The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Trustee is also acting as trustee under the indenture relating to the Discount Notes.

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

TRANSFER AND EXCHANGE

     Holders of the Notes may transfer or exchange the Notes in accordance with the Indenture. The Registrar under such Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indentures. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before selection of the Notes to be redeemed.

     The registered holder of a Note may be treated as the owner of it for all purposes.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

     "Adjusted Net Assets" of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding Indebtedness in respect of the Guarantee, as they become absolute and matured.

     "Affiliate" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means the sale, transfer or other disposition (other than to the Company or any of its Restricted Subsidiaries) in any single transaction or series of related transactions having a fair market value in excess of $1,000,000 of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary of the Issuers, (b) all or substantially all of the assets of the Issuers or of any Restricted Subsidiary thereof, (c) real property or (d) all or substantially all of the assets of a division, line of business or comparable business segment of the Issuers or any Restricted Subsidiary thereof; provided that Asset Sales shall not include (i) sales, leases, conveyances, transfers or other dispositions to the Company or to a Restricted Subsidiary or to any other Person if after giving effect to such sale, lease, conveyance, transfer or other disposition such other Person becomes a Restricted Subsidiary; or (ii) the contribution of any assets to a joint venture, partnership or other Person (which may be a Subsidiary) to the extent such contribution constitutes a Permitted Investment (other than by operation of clause (iv) of the definition thereof).

     "Asset Sale Proceeds" means, with respect to any Asset Sale, (i) cash received by the Issuers or any Restricted Subsidiary from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes (including taxes required to be distributed under the partnership agreement of the Company) measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale, (c) provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale and (d) deduction of appropriate amounts to be provided by the Issuers or a Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Issuers or a Restricted Subsidiary after such Asset Sale, including, without limitation, severance, healthcare, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and (ii) promissory notes and other non-cash consideration received by the Issuers or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or noncash consideration into cash.

     "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the greater of (i) the fair value of the property subject to such arrangement (as determined by the Board of Directors of the Company) and (ii) the present value of the total obligations (discounted at a rate of 10%, compounded annually) of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

     "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clauses (iii)(a) or (iii)(b), and that have not been the basis for an Excess Proceeds Offer in accordance with clause (iii)(c), of the first paragraph of "Certain Covenants -- Limitation on Certain Asset Sales."

     "Board of Directors" means (i) in the case of a Person that is a limited partnership, the board of directors of its corporate general partner or any committee authorized to act therefor (or, if the general partner is itself a limited partnership, the board of directors of such general partner's corporate general partner or any committee authorized to act therefor), (ii) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor and (iii) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

     "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into or exercisable for any of the foregoing.

     "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

     A "Change of Control" means the occurrence of one or more of the following events: (i) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (directly or indirectly) (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the total voting or economic power of the Common Stock of the Company, (ii) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (directly or indirectly) of more than 33 1/3% of the total voting power of the Common Stock of the Company, and the Permitted Holders beneficially own (directly or indirectly), in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Company, as the case may be, than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company, (iii) the admission of any Person as a general partner of Holdings after which TCC, together with one or more Permitted Holders, do not have the sole power, directly or indirectly, to take all of the actions they are entitled or required, to take under the partnership agreement of Holdings as in effect on the Issue Date, (iv) there shall be consummated any consolidation or merger of either Issuer in which such Issuer is not the continuing or surviving corporation or pursuant to which the Common Stock of such Issuer would be converted into cash, securities or other property, other than a merger or consolidation of such Issuer in which the beneficial owners of the Common Stock of such Issuer outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger, or (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of TCC (together with any new directors whose election by such Board of

Directors or whose nomination for election by the shareholders of TCC has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of TCC.

     "CIBC Merchant Fund" means the CIBC WG Argosy Merchant Fund 2, L.L.C.

     "CIVC" means Continental Illinois Venture Corporation.

     "Commodity Hedge Agreement" shall mean any option, hedge or other similar agreement or arrangement designed to protect against fluctuations in commodity or materials prices.

     "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or
(ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

     "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis (including, but not limited to, Redeemable Dividends, whether paid or accrued, on Preferred Stock of Subsidiaries, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales)) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Stock (other than dividends paid or payable in shares of Capital Stock of the Company), less the amortization of deferred financing costs.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, plus, in the case of the Company, payments by the Company to the Equity Compensation Trust for the benefit of the beneficiaries thereof, minus Permitted Tax Distributions (to the extent such Permitted Tax Distributions are made); provided, however, that (a) the Net Income of any Person (the "other Person") in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with
GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or the Subsidiary, (b) the Net Income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the Notes or the Indenture) shall be excluded to the extent of such restriction or limitation, (c)(i) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded and
(d) extraordinary, unusual and non-recurring gains and losses (including any related tax effects on the Issuers) shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person at any date, the consolidated stockholder's equity of such Person less the amount of such stockholder's equity attributable to Disqualified Capital Stock of such Person and its Subsidiaries, as determined in accordance with GAAP.

     "Default" means any condition or event that is, or with the passing of time or giving of any notice expressly required under the Indenture (or both), would be, an Event of Default.

     "Designated Senior Indebtedness" as to the Company or any Guarantor, as the case may be, means any Senior Indebtedness (a) under the Senior Credit Facility, or (b)(i) which at the time of determination

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

exceeds $25.0 million in aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility, (ii) which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by such Person and (iii) as to which the Trustee has been given written notice of such designation.

     "Disqualified Capital Stock" means any Capital Stock of the Company or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes, for cash or securities constituting Indebtedness; provided that Capital Stock of the Company that is held by a current or former employee of the Company subject to a put option and/or a call option with the Company triggered by the termination of such employee's employment with the Company and/or the Company's performance shall not be deemed to be Disqualified Capital Stock solely by virtue of such call option and/or put option. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include (i) any Preferred Stock of a Restricted Subsidiary of the Company and (ii) any Preferred Stock of the Company, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Company is obligated to pay current dividends or distributions in cash (other than Permitted Tax Distributions) during the period prior to the maturity date of the Notes; provided, however, that Preferred Stock of the Company or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Company or such Restricted Subsidiary, which provisions have substantially the same effect as the provisions of the Indenture described under "Change of Control," shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

     "EBITDA" means, for any Person, for any period, an amount equal to (a) the sum of (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period (but only including Redeemable Dividends in the calculation of such Consolidated Interest Expense to the extent that such Redeemable Dividends have not been excluded in the calculation of Consolidated Net Income), plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing Consolidated Net Income for such period, plus (vii) without duplication, Permitted Tax Distributions, plus (viii) cash payments of expenses arising in connection with the Recapitalization, minus (b) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP, except that with respect to the Issuers each of the foregoing items shall be determined on a consolidated basis with respect to the Issuers and their Restricted Subsidiaries only; provided, however, that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment (other than in a Subsidiary which under GAAP is consolidated) of such Person shall be included only (x) if cash income has been received by such Person with respect to such Investment or (y) if the cash income derived from such Investment is attributable to Temporary Cash Investments.

     "Equity Compensation Trust" means the Company's Equity Compensation Trust for the benefit of certain of its employees, established pursuant to the Equity Compensation Trust Agreement, dated as of November 4, 1993, as amended by an agreement dated as of October 1, 1997 between the Company and the trustees thereof, and any successor trust with terms substantially similar thereto (with an additional requirement of continued employment status).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "First Union" means First Union Corporation.

     "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

     "Guarantee" means, as the context may require, individually, a guarantee, or collectively, any and all guarantees, of the Obligations of the Company with respect to the Notes by each Guarantor, if any, pursuant to the terms of the Indenture.

     "Guarantor" means each Restricted Subsidiary of the Issuers that hereafter becomes a Guarantor pursuant to the Indenture, and "Guarantors" mean such entities, collectively.

     "Guarantor Senior Indebtedness" means the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, expense reimbursement obligations, indemnities and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with, (a) any Guarantor's direct incurrence of any Indebtedness or its guarantee of all Indebtedness of the Company or any Restricted Subsidiaries, in each case owed to lenders under the Senior Credit Facility, (b) all obligations of such Guarantor with respect to any Interest Rate Agreement, (c) all obligations of such Guarantor to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments, (d) all other Indebtedness of such Guarantor which does not provide that it is to rank pari passu with or subordinate to the Guarantees and (e) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Guarantor Senior Indebtedness described above. Notwithstanding anything to the contrary in the foregoing, Guarantor Senior Indebtedness will not include (i) Indebtedness of such Guarantor to any of its Subsidiaries, (ii) Indebtedness represented by the Guarantees, (iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Guarantor Senior Indebtedness, (iv) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business or (v) Indebtedness incurred in violation of this Indenture.

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

     "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables or liabilities arising from advance payments or customer deposits for goods and services sold by the Company in the ordinary course of business, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) obligations secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (provided, however, that if such obligation or obligations shall not have been assumed, the amount of such indebtedness shall be deemed to be the lesser of the principal amount of the obligation or the fair market value of the pledged property or assets), (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (provided that in the case of any such letters of credit, the items for which such letters of credit provide credit support are those of other Persons which would be included within this definition for such other Persons), (v) in the case of the Issuers, Disqualified Capital Stock of the Issuers or any Restricted Subsidiary thereof, and (vi) obligations of any such

Person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be "Indebtedness" of the Company or any Restricted Subsidiary for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

     "Individual Investors" means the Management Investors and the former Chairman of Holdings.

     "Interest Rate Agreement" shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

     "Investments" means, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business or acquired as part of the assets acquired by the Issuers in connection with an acquisition of assets which is otherwise permitted by the terms of the Indenture), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     "Issue Date" means the date the Notes are first issued by the Issuers and authenticated by the Trustee under the Indenture.

     "Lien" means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement (other than advance payments or customer deposits for goods and services sold by the Company in the ordinary course of business), security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Management Subordinated Notes" means notes issued to current or former employees of the Company in accordance with the terms of the Executive Agreements between the Company and such current or former employees in existence on the Issue Date or pursuant to agreements between Holdings, TCC or the Company and then current or former employees with substantially similar terms regarding such issuance entered into after the Issue Date, which notes are expressly subordinated as to payment of principal, premium, if any, and interest to the Notes.

     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

     "Net Proceeds" means (a) in the case of any sale of Capital Stock by an Issuer, the aggregate net proceeds received by such Issuer, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors of such Issuer, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of

Capital Stock of the Company which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Company upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by the Company in connection therewith).

     "Non-Payment Event of Default" means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Indebtedness.

     "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the Indenture and delivered to the Trustee.

     "Payment Default" means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of (or premium, if any) or interest on or any other amount payable in connection with Designated Senior Indebtedness.

     "Permitted Asset Swap" means any transfer of properties or assets by the Company or any of its Subsidiaries in which 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in the business of the transferor; provided that (i) the aggregate fair market value (as determined in good faith by the Board of Directors of the Company) of the property or assets being transferred by the Company or such Subsidiary is not greater than the aggregate fair market value (as determined in good faith by the Board of Directors) of the property or assets received by the Company or such Subsidiary in such exchange and (ii) the aggregate fair market value (as determined in good faith by the Board of Directors) of all property or assets transferred by the Company and any of its Subsidiaries (A) in connection with any single transfer or series of related transfers shall not exceed $2.0 million and (B) in connection with all such transfers following the Issue Date shall not exceed $5.0 million in the aggregate.

     "Permitted Holders" means, collectively, (i) Holdings and TCC, (ii) THL, CIVC, CIBC Merchant Fund, First Union and any Affiliate of (including any equity fund advised by) any of the foregoing (other than any portfolio company with operating assets) and (iii) the Individual Investors, each of the spouses, children (adoptive or biological) or other lineal descendants of the Individual Investors, the probate estate of any such individual and any trust, so long as one or more of the foregoing individuals retains substantially all of the controlling or beneficial interest thereunder.

     "Permitted Indebtedness" means:

          (i) Indebtedness of the Company or any Restricted Subsidiary (A) arising under or in connection with the Senior Credit Facility in an amount not to exceed $125.0 million, which amount shall be reduced by any mandatory prepayments actually made thereunder required as a result of any Asset Sale or similar sale of assets (to the extent, in the case of payments of revolving credit indebtedness, that the corresponding commitments have been permanently reduced) and any scheduled payments actually made thereunder or (B) that constitutes Acquisition Debt (as defined in the Senior Credit Facility) under the Senior Credit Facility to the extent such Indebtedness permanently reduces the aggregate commitments available under the Senior Credit Facility;

          (ii) Indebtedness under the Notes and the Guarantees;

          (iii) Indebtedness not covered by any other clause of this definition which is outstanding on the date of the Indenture;

          (iv) Indebtedness of the Company to any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to the Company or another Restricted Subsidiary;

          (v) Interest Rate Agreements;

          (vi) Refinancing Indebtedness;

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

          (vii) Indebtedness under Commodity Hedge Agreements entered into in the ordinary course of business consistent with reasonable business requirements and not for speculation;

          (viii) Indebtedness consisting of guarantees made in the ordinary course of business by the Company or its Subsidiaries of obligations of the Issuers or any of their Subsidiaries, which obligations are otherwise permitted under the Indenture;

          (ix) contingent obligations of the Company or its Subsidiaries in respect of customary indemnification and purchase price adjustment obligations incurred in connection with an Asset Sale; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by the Company and its Subsidiaries in connection with such Asset Sale;

          (x) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company and its Subsidiaries incurred to acquire property in the ordinary course of business and any refinancings, renewals or replacements of any such Purchase Money Indebtedness or Capitalized Lease Obligation (subject to the limitations on the principal amount thereof set forth in this clause (x)), the principal amount of which Purchase Money Indebtedness and Capitalized Lease Obligations shall not in the aggregate at any one time outstanding exceed 5% of the Company's consolidated total assets stated in accordance with GAAP as of the end of the last preceding fiscal quarter for which financial statements are available;

          (xi) the Management Subordinated Notes; and

          (xii) additional Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness specified in clauses (i) through (xi) above) not to exceed $5.0 million in the aggregate at any one time outstanding.

     "Permitted Investments" means, for any Person, Investments made on or after the date of the Indenture consisting of:

          (i) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Restricted Subsidiary;

          (ii) Temporary Cash Investments;

          (iii) Investments by the Company, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary thereof or (c) such business or assets are owned by the Company or a Restricted Subsidiary;

          (iv) an Investment that is made by the Company or a Restricted Subsidiary thereof in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to either or both of the Issuers or a Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under the covenant described under "Limitation on Sale of Assets";

          (v) Investments consisting of (a) purchases and acquisitions of inventory, supplies, materials and equipment, or (b) licenses or leases of intellectual property and other assets, in each case in the ordinary course of business;

          (vi) Investments consisting of (a) loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding, (b) loans to employees of the Company for the sole purpose of purchasing equity of the Company, (c) extensions of trade credit in the ordinary course of business, and (d) prepaid expenses incurred in the ordinary course of business;

          (vii) without duplication, Investments consisting of Indebtedness permitted pursuant to clause (iv) under the definition of Permitted Indebtedness;

          (viii) Investments existing on the date of the Indenture;

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

          (ix) Investments of the Company under Interest Rate Agreements;

          (x) Investments under Commodity Hedge Agreements entered into in the ordinary course of business consistent with reasonable business requirements and not for speculation;

          (xi) Investments consisting of endorsements for collection or deposit in the ordinary course of business; and

          (xii) Investments (other than Investments specified in clauses (i) through (xi) above) in an aggregate amount, as valued at the time each such Investment is made, not exceeding $5.0 million for all such Investments from and after the Issue Date; provided that the amount available for Investments to be made pursuant to this clause (xii) shall be increased from time to time to the extent any return on capital is received by the Company or a Restricted Subsidiary on an Investment previously made in reliance on this clause (xii).

     "Permitted Liens" means (i) Liens on property or assets of, or any shares of stock of or secured debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary of the Company or at the time such corporation is merged into the Company or any of its Restricted Subsidiaries; provided that such Liens are not incurred in connection with, or in contemplation of, such corporation becoming a Restricted Subsidiary of the Company or merging into the Company or any of its Restricted Subsidiaries, (ii) Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any Property, shares or debt other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended, (iii) Liens in favor of the Issuers or any of their Restricted Subsidiaries, (iv) Liens securing industrial revenue bonds, (v) Liens to secure Purchase Money Indebtedness and Capitalized Lease Obligations that are permitted under clause
(x) of the definition of "Permitted Indebtedness"; provided that (a) with respect to any Purchase Money Indebtedness, any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property,
(b) with respect to any Purchase Money Indebtedness, the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs, and (c) such Lien does not extend to or cover any Property other than the item of Property that is the subject of such Purchase Money Indebtedness or Capitalized Lease Obligation, as the case may be, and any improvements on such item, (vi) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, (vii) Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings, (viii) Liens securing Senior Indebtedness or Guarantor Senior Indebtedness, (ix) Liens existing on the Issue Date; (x) any extensions, substitutions, replacements or renewals of the foregoing, (xi) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of government insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business, (xii) any attachment or judgment Lien not constituting an Event of Default under the Indenture that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required), (xiii) Liens arising from the filing, for notice purposes only, of financing statements in respect of operating leases, (xiv) Liens arising by operation of law in favor of depositary banks and collecting banks, incurred in the ordinary course of business, (xv) Liens consisting of restrictions on the transfer of securities pursuant to applicable federal and state securities laws, (xvi) interests of lessors and licensors under leases and licenses to which the Issuers or any of their Restricted Subsidiaries is a party and (xvii) with respect to any real property occupied by the Company or any of its Restricted Subsidiaries, all easements, rights of way, licenses and similar encumbrances on or defects of title that do not materially impair the use of such property for its intended purposes.

     "Permitted Tax Distributions" means distributions by Holdings or the Company to their respective partners or members from time to time in an amount approximately equal to the income tax liability of such members or partners or members of Holdings or the Company, as the case may be, resulting from the taxable income of Holdings or Company, as the case may be, (after taking into account, to the extent they may reduce such tax liability, all of the prior tax losses of Holdings or the Company, as the case may be, to the extent such losses have not previously been deemed to reduce the taxable income of Holdings or the Company, as the case may be, and thereby reduce distributions for taxes in accordance herewith); such distribution for taxes shall be based on the approximate highest combined tax rate that applies to any one of the partners or members of Holdings or the Company, as the case may be.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

     "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

     "Public Equity Offering" means a public offering by the Company, Holdings, Capital II, Capital, or TCC of shares of its Common Stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Common Stock; provided, however, that in connection with any such Public Equity Offering the net proceeds of such Public Equity Offering are contributed to the Company as common equity.

     "Purchase Money Indebtedness" means any Indebtedness incurred by a Person to finance (within 90 days from incurrence) the cost (including the cost of construction) of an item of Property acquired in the ordinary course of business, the principal amount of which Indebtedness does not exceed the sum of
(i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

     "Recapitalization" means the transactions described in the Recapitalization Agreement.

     "Recapitalization Agreement" means the Securities Purchase and Redemption Agreement dated August 27, 1997 by and among Holdings, TCC, TWP Recapitalization Corp., THL and certain limited partners of the Holdings and TCC, as amended as of September 30, 1997.

     "Redeemable Dividend" means, for any dividend or distribution (other than Permitted Tax Distributions) with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of the Company outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, but only to the extent that
(i) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Notes, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and (v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended, except that the Company may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Wholly-Owned Subsidiary of the Company.

     "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Issuers or any Restricted Subsidiary of the Issuers or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Issuers or any Restricted Subsidiary of the Issuers (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock), (y) Permitted Tax Distributions and (z) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly-Owned Subsidiary of the Company), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Restricted Subsidiaries (other than Capital Stock owned by the Company or a Wholly-Owned Subsidiary of the Company, excluding Disqualified Stock), (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Notes other than subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity (in each case due within one year of the date of acquisition), (iv) without limiting the generality of the foregoing clause (iii), the making of any principal or interest payment on the Management Subordinated Notes, (v) the making of any payments to the Equity Compensation Trust, (vi) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment,
(vii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the Investment by the Issuers therein and (viii) forgiveness of any Indebtedness of an Affiliate of the Issuers (other than a Restricted Subsidiary) to the Issuers or a Restricted Subsidiary. For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value determined by the Company's Board of Directors.

     "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Issuers could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal Property, which Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Credit Facility" means the Credit Agreement, dated as of October 1, 1997, among the Issuers, the lenders listed therein and Canadian Imperial Bank of Commerce, as administrative agent, and First Union National Bank, as documentation agent, as amended and restated as of November 6, 1997, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Issuers as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Senior Indebtedness" means the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, expense reimbursement obligations, indemnities and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (a) all Indebtedness of the Issuers owed to lenders under the Senior Credit Facility, (b) all obligations of the Company with respect to any Interest Rate Agreement, (c) all obligations of the Company to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments, (d) all other Indebtedness of the Company which does not provide that it is to rank pari passu with or subordinate to the Notes and (e) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Indebtedness described above. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) Indebtedness of the Company to any of its Subsidiaries, (ii) Indebtedness represented by the Notes,
(iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness, (iv) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business and (v) Indebtedness incurred in violation of the Indenture.

     "Subsidiary" of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

     "TCC" means TransWestern Communications Company, Inc., a Delaware corporation and the general partner of the Company.

     "Temporary Cash Investments" means (i) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase; (ii) Investments in certificates of deposit issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500.0 million and rated at least A by Standard & Poor's Corporation and A-2 by Moody's Investors Service, Inc., maturing within 365 days of purchase; or (iii) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds' assets in the Investments described in the preceding clauses (i) and
(ii).

     "THL" means Thomas H. Lee Equity Fund III, L.P.

     "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Company which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company; provided that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with the covenant set forth under "Limitation on Restricted Payments." The Trustee shall be given prompt notice by the Company of each resolution adopted by the Board of Directors of the Company under this provision, together with a copy of each such resolution adopted.

     "Wholly-Owned Subsidiary" of a specified Person means any Subsidiary (or, if such specified Person is the Company, a Restricted Subsidiary), all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by such Person.

                        THE DISCOUNT NOTE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE DISCOUNT NOTE EXCHANGE OFFER

     The Old Discount Notes were originally sold by the Discount Note Issuers on November 12, 1997 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Discount Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and qualified buyers outside the United States in reliance upon Regulation S under the Securities Act. As a condition of the Purchase Agreement, the Discount Note Issuers have entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Discount Note Issuers have agreed, for the benefit of the holders of the Old Discount Notes, at the Discount Note Issuers' cost, (i) to use their reasonable best efforts to file the Discount Note Exchange Offer Registration Statement within 45 days after the date of the original issue of the Old Discount Notes with the Commission with respect to the Discount Note Exchange Offer for the Exchange Discount Notes; (ii) use their reasonable best efforts to cause the Discount Note Exchange Offer Registration Statement to be declared effective under the Securities Act within 135 days after the date of the original issuance of the Old Discount Notes and (iii) unless the Discount Note Exchange Offer would not be permitted by applicable law or Commission policy, commence the Discount Note Exchange Offer and use their reasonable best efforts to issue the Exchange Discount Notes on or prior to 60 days after the date on which the Discount Note Exchange Offer Registration Statement was declared effective by the Commission. Upon the Discount Note Exchange Offer Registration Statement being declared effective, the Discount
Note Issuers will offer the Exchange Discount Notes in exchange for surrender of the Old Discount Notes. The Discount Note Issuers will keep the Discount Note Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date on which notice of the Discount Note Exchange Offer is mailed to the holders of the Old Discount Notes. For each Old Discount Note surrendered to the Discount Note Issuers pursuant to the Discount Note Exchange Offer, the holder of such Old Discount Note will receive an Exchange Discount Note having a principal amount equal to that of the surrendered Old Discount Note.

     Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Discount Note Issuers believe that the Exchange Discount Notes will in general be freely tradeable after the Discount Note Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Discount Notes who is an "affiliate" of the Discount Note Issuers or who intends to participate in the Discount Note Exchange Offer for the purpose of distributing the Exchange Discount Notes (i) will not be able to rely on the interpretation of the staff of the Commission,
(ii) will not be able to tender its Old Discount Notes in the Discount Note Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Discount Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Discount Note Exchange Offer is required to represent to the Discount Note Issuers in the Letter of Transmittal that (i) the Exchange Discount Notes are to be acquired by the holder or the person receiving such Exchange Discount Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage in distribution of the Exchange Discount Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Discount Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Discount
Note Issuers within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or any other person participates in the Discount Note Exchange Offer for the purpose of distributing the Exchange Discount Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Discount Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Discount Note for its own account in exchange for Old Discount Notes must acknowledge that it (i) acquired the Old Discount Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with the Discount Note Issuers or any "affiliate" of the Discount
Note Issuers (within the meaning of Rule 405 under the Securities Act) to distribute the Exchange Discount Notes to be received in the Discount Note Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Discount Notes. For a description of the procedures for resales by Participating Broker-Dealers, see "Plan of Distribution."

     In the event that changes in the law or the applicable interpretations of the staff of the Commission do not permit the Discount Note Issuers to effect such a Discount Note Exchange Offer, or if for any other reason the Discount Note Exchange Offer is not consummated within 180 days of the date of the original issuance of the Old Discount Notes, the Discount Note Issuers will (i) file the Shelf Registration Statement covering the resale of the Old Discount Notes, (ii) use their reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (iii) use their reasonable best efforts to keep effective the Shelf Registration Statement for two years after its effective date. The Discount Note Issuers will, in the event of the filing of the Shelf Registration Statement, provide to each applicable holder of the Old Discount Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resale of the Old Discount Notes. A holder of the Old Discount Notes that sells such Old Discount Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Discount Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Discount Notes included in the Shelf Registration Statement and to benefit from the provisions set forth in the following paragraph.

     The Registration Rights Agreement provides that (i) the Discount Note Issuers will use their reasonable best efforts to file the Discount Note Exchange Offer Registration Statement with the Commission on or prior to 45 days after the date of the original issue of the Old Discount Notes with the Commission, (ii) the Discount Note Issuers will use their reasonable best efforts to have the Discount Note Exchange Offer Registration Statement declared effective by the Commission on or prior to 135 days after the date of the original issue of the Old Discount Notes, (iii) unless the Discount Note Exchange Offer would not be permitted by applicable law or Commission policy, the Discount Note Issuers will commence the Discount Note Exchange Offer and use their reasonable best efforts to issue on or prior to 60 days after the Discount Note Exchange Offer Effectiveness Date, Exchange Discount Notes in exchange for all Old Discount Notes tendered prior thereto in the Discount Note Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Discount Note Issuers will use their reasonable best efforts to file the Shelf Registration Statement with the Commission in a timely fashion. If (a) the Discount Note Issuers fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness, (c) the Discount Note Issuers fail to consummate the Discount Note Exchange Offer within 180 days of the date of the original issuance of the Old Discount Notes, or (d) the Shelf Registration Statement or the Discount Note Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the period specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), the Discount Note Issuers shall pay as liquidated damages to each holder of the Old Discount Notes an amount (the "Damage Amount") equal to 0.50% per annum of the average Accreted Value of the Old Discount Notes for the first 90 days during which any such default exists, and the Damage Amount will be increased by an additional 0.25% per annum of the average Accreted Value of the Old Discount Notes for each subsequent 90-day period that any such Damage Amount continues to accrue; provided that in no event shall the rate at which the Damage Amount accrues be more than 2.0%. After the date on which such Registration Default is cured, the Damage Amount will cease to accrue.

     Holders of Old Discount Notes will be required to make certain representations to the Discount Note Issuers (as described in the Registration Rights Agreement) in order to participate in the Discount Note Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Discount Notes included in the Shelf Registration Statement and benefit from the provisions regarding the Damage Amount set forth above.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Discount Note Exchange Offer Registration Statement of which this Prospectus is a part.

     Following the consummation of the Discount Note Exchange Offer, holders of the Old Discount Notes who were eligible to participate in the Discount Note Exchange Offer but who did not tender their Old Discount Notes will not have any further registration rights and such Old Discount Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Discount Notes could be adversely affected.

TERMS OF THE DISCOUNT NOTE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Discount Note Issuers will accept any and all Old Discount Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Discount Note Issuers will issue $1,000 principal amount at maturity of Exchange Discount Notes in exchange for each $1,000 principal amount at maturity of outstanding Old Discount Notes accepted in the Discount Note Exchange Offer. Holders may tender some or all of their Old Discount Notes pursuant to the Discount Note Exchange Offer. However, Old Discount Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Discount Notes are the same as the form and terms of the Old Discount Notes except that (i) the Exchange Discount Notes bear a Series B designation and a different CUSIP Number from the Old Discount Notes, (ii) the Exchange Discount Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Discount Notes will generally not be entitled to certain rights under the Registration Rights Agreement, which rights generally will be satisfied when the Discount Note Exchange Offer is consummated. The Exchange Discount Notes will evidence the same debt as the Old Discount Notes and will be entitled to the benefits of the Discount Note Indenture.

     As of the date hereof, $57,916,000 aggregate principal amount at maturity of Old Discount Notes are outstanding. The Discount Note Issuers have fixed the
close of business on             , 1998 as the record date for the Discount Note
Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     Holders of Old Discount Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware, the Delaware Limited Partnership Act or the Discount Note Indenture in connection with the Discount Note Exchange Offer. The Discount Note Issuers intend to conduct the Discount Note Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Discount Note Issuers shall be deemed to have accepted validly tendered Old Discount Notes when, as and if the Discount Note Issuers have given oral or written notice thereof (such notice if given orally, to be confirmed in writing) to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Discount Notes from the Discount Note Issuers.

     If any tendered Old Discount Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Discount Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Discount Notes in the Discount Note Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Discount Notes pursuant to the Discount Note Exchange Offer. The Discount Note Issuers will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Discount Note Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1998, unless the Discount Note Issuers, in their sole discretion, extend the Discount Note Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Discount Note Exchange Offer is extended.

     In order to extend the Discount Note Exchange Offer, the Discount Note Issuers will notify the Exchange Agent of any extension by oral or written notice (such notice if given orally, to be confirmed in writing) and will issue a press release or other public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Discount Note Issuers reserve the right, in their sole discretion, (i) to delay accepting any Old Discount Notes, to extend the Discount Note Exchange Offer or to terminate the Discount Note Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice (such notice if given orally, to be confirmed in writing) of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Discount Note Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

ACCRETION OF THE DISCOUNT NOTES; INTEREST

     The Old Discount Notes will continue to accrete at the rate of 11 7/8% per annum to, but excluding the date of issuance of the Exchange Discount Notes. Any Old Discount Notes not tendered or accepted for exchange will continue to accrete at the rate of 11 7/8% per annum in accordance with their terms and will cease to accrete upon cancellation of the Old Discount Notes and issuance of the Exchange Discount Notes. From and after the date of issuance of the Exchange Discount Notes, the Exchange Discount Notes shall accrete at the rate of 11 7/8% per annum, but no cash interest will accrue or be payable in respect of the Exchange Discount Notes prior to November 15, 2002. Thereafter, interest on the Exchange Discount Notes will accrue on the principal amount at maturity at the rate of 11 7/8% per annum and will be payable semi-annually on each May 15 and November 15, commencing May 15, 2003. Interest will be payable at the option of the Discount Note Issuers at a rate of 13 3/8% per annum by the issuance of additional Discount Notes (valued at 100% of the face amount thereof) in lieu of cash interest.

PROCEDURES FOR TENDERING

     Only a registered holder of Old Discount Notes may tender such Old Discount Notes in the Discount Note Exchange Offer. To tender in the Discount Note Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal or transmit an Agent's Message in connection with a book-entry transfer, and mail or otherwise deliver such Letter of Transmittal or such facsimile or Agent's Message, together with the Old Discount Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Discount Notes, Letter of Transmittal or Agent's Message and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Discount Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     The term "Agent's Message" means a message, transmitted by a book-entry transfer facility to, and received by, the Exchange Agent forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Old Discount Notes that such participant has received and agrees: (i) to participate in the Automated Tender Option Program ("ATOP"); (ii) to be bound by the terms of the Letter of Transmittal; and (iii) that the Discount Note Issuers may enforce such agreement against such participant.

     By executing the Letter of Transmittal or Agent's Message, each holder will make to the Discount Note Issuers the representations set forth above in the third paragraph under the heading "-- Purpose and Effect of the Discount Note Exchange Offer."

     The tender by a holder and the acceptance thereof by the Discount Note Issuers will constitute agreement between such holder and the Discount Note Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal or Agent's Message.

     THE METHOD OF DELIVERY OF OLD DISCOUNT NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD DISCOUNT NOTES SHOULD BE SENT TO THE DISCOUNT NOTE ISSUERS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Discount Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Discount Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Discount Notes listed therein, such Old Discount Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Discount Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Discount Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Discount Note Issuers of their authority to so act must be submitted with the Letter of Transmittal.

     The Discount Note Issuers understand that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Discount Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Discount Note Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Discount Notes by causing such Book-Entry Transfer Facility to transfer such Old Discount Notes into the Exchange Agent's account with respect to the Old Discount Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Discount Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, unless an Agent's Message is received by the Exchange Agent in compliance with ATOP, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Discount Notes and withdrawal of tendered Old Discount Notes will be determined by the Discount Note Issuers in their sole discretion, which determination will be final and binding. The Discount Note Issuers reserve the absolute right to reject any and all Old Discount Notes not properly tendered or any Old Discount Notes the Discount Note Issuers' acceptance of which would, in the opinion of counsel for the Discount Note Issuers, be unlawful. The Discount Note Issuers also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Discount Notes. The Company may not waive any condition to the Exchange Offer unless such condition is legally waiveable. In the event such a waiver by the Company gives rise to the legal requirement to do so, the Company will hold the Exchange Offer open for at least five business days thereafter. The Discount
Note Issuers' interpretation of the terms and conditions of the Discount Note Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Discount Notes must be cured within such time as the Discount Note Issuers shall determine. Although the Discount Note Issuers intend to notify holders of defects or irregularities with respect to tenders of Old Discount Notes, neither the Discount Note Issuers, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Discount Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Discount Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Discount Notes and (i) whose Old Discount Notes are not immediately available, (ii) who cannot deliver their Old Discount Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Discount Notes and the principal amount of Old Discount Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message) together with the certificate(s) representing the Old Discount Notes (or a confirmation of book-entry transfer of such Discount Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) the certificate(s) representing all tendered Old Discount Notes in proper form for transfer or a confirmation of a book-entry transfer of such Old Discount Notes into the Exchange Agent's account at the Book Entry Transfer Facility, together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature, guarantees (or, in the case of a book-entry transfer, an Agent's Message), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Discount Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Discount Notes in the Discount Note Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Discount Notes to be withdrawn (the "Depositor"), (ii) identify the Old Discount Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Discount Notes, or, in the case of Old Discount Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Discount Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Discount Notes register the transfer of such Old Discount Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Discount Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Discount Note Issuers, whose determination shall be final and binding on all parties. Any Old Discount Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Discount Note Exchange Offer and no Exchange Discount Notes will be issued with respect thereto unless the Old Discount Notes so withdrawn are validly retendered. Any Old Discount Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Discount Note Exchange Offer. Properly withdrawn Old Discount Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Discount Note Exchange Offer, the Discount Note Issuers shall not be required to accept for exchange, or exchange Discount Notes for, any Old Discount Notes, and may terminate or amend the Discount Note Exchange Offer as provided herein before the acceptance of such Old Discount Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Discount Note Exchange Offer which, in the sole judgment of the Discount Note Issuers, might materially impair the ability of the Discount Note Issuers to proceed with the Discount Note Exchange Offer, or any material adverse development has occurred in any existing action or proceeding with respect to the Discount Note Issuers or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Discount Note Issuers, might materially impair the ability of the Discount Note Issuers to proceed with the Discount Note Exchange Offer or materially impair the contemplated benefits of the Discount Note Exchange Offer to the Discount Note Issuers; or

          (c) any governmental approval has not been obtained, which approval the Discount Note Issuers shall, in their sole discretion, deem necessary for the consummation of the Discount Note Exchange Offer as contemplated hereby.

     If the Discount Note Issuers determine in their sole discretion that any of the conditions are not satisfied, the Discount Note Issuers may (i) refuse to accept any Old Discount Notes and return all tendered Old Discount Notes to the tendering holders, (ii) extend the Discount Note Exchange Offer and retain all Old Discount Notes tendered prior to the expiration of the Discount Note Exchange Offer, subject, however, to the rights of holders to withdraw such Old Discount Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Discount Note Exchange Offer and accept all properly tendered Old Discount Notes which have not been withdrawn.

EXCHANGE AGENT

     Wilmington Trust Company has been appointed as Exchange Agent for the Discount Note Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

 By Registered or Certified Mail or Overnight                    By Hand:
                   Courier:                              Wilmington Trust Company
           Wilmington Trust Company             c/o Harris Trust Co. of New York, as Agent
             Rodney Square North                        88 Pine Street, 19th Floor
           1100 North Market Street                         Wall Street Plaza
          Wilmington, Delaware 19890                        New York, New York
    Attention: Corporate Trust Operations         Attention: Corporate Trust Operations

                                       By Facsimile:
                              (for Eligible Institutions Only)
                                       (302) 651-1079

                                   Confirm by Telephone:
                                       (302) 651-8869
                                        Kristin Long

     DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Discount Note Issuers. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Discount Note Issuers and their affiliates.

     The Discount Note Issuers have not retained any dealer-manager in connection with the Discount Note Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Discount Note Exchange Offer. The Discount Note Issuers, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Discount Note Exchange Offer will be paid by the Discount Note Issuers. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Discount Notes will be recorded at the same carrying value as the Old Discount Notes, which is face value less accrued original discount, as reflected in the Discount Note Issuers' accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Discount Note Issuers. The expenses of the Discount Note Exchange Offer will be amortized over the term of the Exchange Discount Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Discount Notes that are not exchanged for Exchange Discount Notes pursuant to the Discount Note Exchange Offer will remain restricted securities. Accordingly, such Old Discount Notes may be resold only (i) to the Discount Note Issuers (upon redemption thereof or otherwise), (ii) so long as the Old Discount Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act

(and based upon an opinion of counsel reasonably acceptable to the Discount Note Issuers), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE DISCOUNT NOTES

     With respect to resales of Exchange Discount Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Discount Note Issuers believe that a holder or other person who receives Exchange Discount Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Discount Note Issuers within the meaning of Rule 405 under the Securities Act), in exchange for Old Discount Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Discount Notes, will be allowed to resell the Exchange Discount Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Discount Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Discount Notes in the Discount Note Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Discount Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Discount Notes for its own account in exchange for Old Discount Notes, where such Old Discount Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Discount Notes.

     As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Discount Note Exchange Offer is required to represent to the Discount Note Issuers in the Letter of Transmittal that (i) the Exchange Discount Notes are to be acquired by the holder or the person receiving such Exchange Discount Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Discount Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Discount Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Discount
Note Issuers within the meaning of Rule 405 under the Securities Act and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Discount Note Exchange Offer for the purpose of distributing the Exchange Discount Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Discount Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives Exchange Discount Notes for its own account in exchange for Old Discount Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Discount Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                       DESCRIPTION OF THE DISCOUNT NOTES

     The Exchange Discount Notes will be issued under an Indenture, dated as of November 12, 1997 (for purposes of this "Description of the Discount Notes," the "Indenture") among the Discount Note Issuers and Wilmington Trust Company, as trustee (for purposes of this "Description of the Discount Notes," the "Trustee"). The terms of the Exchange Discount Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") as in effect on the date of the Indenture. The Exchange Discount Notes are subject to all such terms, and holders of the Exchange Discount Notes are referred to the Indenture and the Trust Indenture Act for a statement of them. The form and terms of the Exchange Discount Notes are the same as the form and terms of the Old Discount Notes (which they replace) except that (i) the Exchange Discount Notes bear a Series B designation, (ii) the Exchange Discount Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Discount Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for the payment of liquidated damages on the Old Discount Notes in certain circumstances relating to the timing of the Discount Note Exchange Offer, which rights will terminate when the Discount Note Exchange Offer is consummated. The following is a summary of the material terms and provisions of the Exchange Discount Notes. This summary does not purport to be a complete description of the Exchange Discount Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Exchange Discount Notes and the Indenture (including the definitions contained therein). A copy of the form of Indenture may be obtained from the Discount Note Issuers by any holder or prospective investor upon request. Definitions relating to certain capitalized terms are set forth under "-- Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture. For purposes of this "Description of the Discount Notes," the term "Company" means TransWestern Holdings L.P. (formerly Transwestern Publishing Company, L.P.), the term "TWP" means TransWestern Publishing Company LLC and the term "Indenture" means the Discount
Note Indenture.

GENERAL

     The Discount Notes are limited to $57,916,000 million aggregate principal amount at maturity (other than Discount Notes issued in lieu of cash interest on the Discount Notes in accordance with the Indenture). The Discount Notes will be general senior unsecured obligations of the Discount Note Issuers, ranking senior in right of payment to any subordinated indebtedness of the Discount Note Issuers. The Discount Notes will be effectively subordinated in right of payment to all existing and future obligations of the Company's subsidiaries, including TWP. The Discount Notes are being issued at a substantial discount to their aggregate principal amount at maturity such that the gross proceeds from the issuance of the Discount Notes will be approximately $32.5 million. Based on the issue price thereof, the yield to maturity of the Discount Notes is 11 7/8% per annum (computed on a semi-annual bond equivalent basis and assuming no Discount Notes are issued in lieu of cash interest thereon).

MATURITY, INTEREST AND PRINCIPAL

     The Discount Notes will mature on November 15, 2008. Interest will not accrue or be payable on the Discount Notes prior to November 15, 2002. Thereafter, interest on the Discount Notes will accrue at the rate of 11 7/8% per annum and will be payable semi-annually on each May 15 and November 15, commencing May 15, 2003, to the holders of record of Discount Notes at the close of business on the May 1 and November 1 immediately preceding such interest payment date. Interest on the Discount Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 15, 2002. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Commencing November 15, 2002, interest is payable at the option of the Company, in whole but not in part, at the rate of 13 3/8% per annum by the issuance of additional Discount Notes (valued at 100% of the face amount thereof) in lieu of cash interest; provided, however, that in connection with any redemption or repurchase of the Discount Notes as permitted or required by the Indenture and upon the acceleration of the Discount Notes, all accrued interest shall be payable solely in cash. As used herein, the term "Discount Notes" shall include Discount Notes issued in lieu of cash interest on the Discount Notes in accordance with the Indenture, unless the context indicates otherwise.

     Pursuant to the Registration Rights Agreement, the Damage Amount is payable with respect to the Old Discount Notes, in certain circumstances, if the Old Discount Notes (or securities substantially similar to the Discount Notes) are not registered within the prescribed time periods set forth in the Registration Rights Agreement.

OPTIONAL REDEMPTION

     The Discount Notes will be redeemable at the option of the Discount Note Issuers, in whole or in part, at any time on or after November 15, 2002 at the following redemption prices (expressed as a percentage of principal amount at maturity), together, in each case, with accrued interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on November 15 of each year listed below:

                                       YEAR                                 PERCENTAGE
        ------------------------------------------------------------------  ----------
        2002..............................................................     105.938%
        2003..............................................................     103.958%
        2004..............................................................     101.979%
        2005 and thereafter...............................................     100.000%

     Notwithstanding the foregoing, the Discount Note Issuers, at their option, may redeem all, but not less than all, of the aggregate principal amount of the Discount Notes outstanding at any time prior to November 15, 2002 at a redemption price equal to 111.875% of the Accreted Value thereof, out of the Net Proceeds of one or more Public Equity Offerings; provided, however, that any such redemption occurs within 90 days following the closing of any such Public Equity Offering.

     In the event of redemption of fewer than all of the Discount Notes, the Trustee shall select, if the Discount Notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the Discount Notes are not so listed, either on a pro rata basis or by lot or in such other manner as it shall deem fair and equitable the Discount Notes to be redeemed; provided, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Discount Notes or portion thereof for redemption will be made by the Trustee on a pro rata basis, unless such method is prohibited. The Discount Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Discount Notes. On and after any redemption date, Accreted Value will cease to accrete or interest will cease to accrue, as the case may be, on the Discount Notes or portions thereof called for redemption unless the Discount Note Issuers shall fail to redeem any such Note.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants.

  Limitation on Additional Indebtedness

     The Discount Note Issuers will not, and will not permit any Restricted Subsidiary of the Discount Note Issuers to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness) unless (a)(1) in the case of Indebtedness of TWP or any of its Restricted Subsidiaries, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of the total Indebtedness of TWP and its Restricted Subsidiaries (excluding any Indebtedness owed to a Restricted Subsidiary of TWP by any other Restricted Subsidiary of TWP or TWP and any Indebtedness owed to TWP by any Restricted Subsidiaries of TWP) to TWP's EBITDA (determined on a pro forma basis for the last four fiscal quarters of TWP and its consolidated Restricted Subsidiaries for which financial statements are available at the date of determination) is less than (i) 6.25 to 1 if the Indebtedness is incurred prior to November 15, 2000 and (ii) 6.0 to 1 if the Indebtedness is incurred on or after November 15, 2000; and (2) in the case of Indebtedness of the Company or any of its Restricted Subsidiaries other than TWP or its Restricted Subsidiaries, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the ratio of the total Indebtedness of the Discount Note Issuers and their Restricted Subsidiaries (excluding any Indebtedness owed to a Restricted Subsidiary by any other Restricted Subsidiary or the Discount Note Issuers and any Indebtedness owed to the Discount Note Issuers by any Restricted Subsidiary) to the Discount
Note Issuers' EBITDA (determined on a pro forma basis for the last four fiscal quarters of the Discount Note Issuers and their consolidated Restricted Subsidiaries for which financial statements are available at the date of determination) is less than (i) 7.25 to 1 if the Indebtedness is incurred prior to November 15, 2000 and (ii) 7.0 to 1 if the Indebtedness is incurred on or after November 15, 2000; provided, however, that if the Indebtedness which is the subject of a determination under this provision is Acquired Indebtedness, or Indebtedness incurred in connection with the simultaneous acquisition of any Person, business, property or assets, then such ratio shall be determined by giving effect to (on a pro forma basis, as if the transaction had occurred at the beginning of the four-quarter period) both the incurrence or assumption of such Acquired Indebtedness or such other Indebtedness by the Discount Note Issuers, TWP or any other Restricted Subsidiary (together with any other Acquired Indebtedness or other Indebtedness incurred or assumed by the Discount Note Issuers, TWP and other Restricted Subsidiaries in connection with acquisitions consummated by the Discount Note Issuers during such four-quarter period) and the inclusion in the Discount Note Issuers' EBITDA of the EBITDA of the acquired Person, business, property or assets and any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act as in effect and as applied as of the Issue Date (together with the EBITDA of, and pro forma expense and cost reductions relating to, any other Person, business, property or assets acquired by the Discount Note Issuers, TWP or any other Restricted Subsidiary during such four-quarter period), and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness. The accretion of original issue discount (and any accruals of interest or payment of interest in additional Discount Notes) on the Discount Notes shall not be deemed an incurrence of Indebtedness for purposes of this covenant.

     Notwithstanding the foregoing, (a) the Discount Note Issuers and their Restricted Subsidiaries may incur Permitted Indebtedness and (b) the Discount
Note Issuers will not incur any Indebtedness (other than Permitted Indebtedness described in clause (i)(B) of the definition thereof) that is either senior or pari passu in right of payment to the Discount Notes.

  Limitation on Restricted Payments

     The Discount Note Issuers will not make, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

          (b) immediately after giving pro forma effect to such Restricted Payment, the Discount Note Issuers could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness"; and

          (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of (1) 50% of the cumulative Consolidated Net Income of the Company subsequent to the Issue Date (or minus 100% of any cumulative deficit in Consolidated Net Income during such period) plus (2) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by the Company from the issue or sale, after the issue Date, of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which have been so converted or exercised or exchanged, as the case may be, plus (3) without duplication of any amounts included in clauses (1) and (2) above, 100% of the aggregate net proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock plus (4) $5,000,000. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value determined, in good faith, by the Board of Directors of the Company.

     The provisions of this covenant shall not prohibit (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture, (ii) the retirement of any shares of Capital Stock of the Company or subordinated Indebtedness by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified

Capital Stock) or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock), (iii) the redemption or retirement of Indebtedness of the Discount Note Issuers subordinated to the Discount Notes in exchange for, by conversion into, or out of the Net Proceeds of a substantially concurrent sale or incurrence of Indebtedness (other than any Indebtedness owed to a Subsidiary) of the Discount Note Issuers that is contractually subordinated in right of payment to the Discount Notes to at least the same extent as the subordinated Indebtedness being redeemed or retired, (iv) the retirement of any shares of Disqualified Capital Stock by conversion into, or by exchange for, shares of Disqualified Capital Stock, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock, (v) so long as no Default or Event of Default shall have occurred and be continuing, at the time of or immediately after giving effect to such payment, the purchase, redemption or other acquisition for value of shares of Capital Stock of the Discount Note Issuers or their Subsidiaries (other than Disqualified Capital Stock) or options on such shares held by the Discount Note Issuers' or their Subsidiaries' officers or employees or former officers or employees (or their estates or beneficiaries under their estates) upon the death, disability, retirement or termination of employment of such current or former officers or employees pursuant to the terms of an employee benefit plan or any other agreement pursuant to which such shares of Capital Stock or options were issued or pursuant to a severance, buy-sale or right of first refusal agreement with such current or former officer or employee and payments of principal and interest on the Management Subordinated Notes in accordance with the terms thereof, provided that the aggregate cash consideration paid, or distributions or payments made, pursuant to this clause (v) shall not exceed $2,000,000 in any fiscal year or $10,000,000 in the aggregate from and after the Issue Date, (vi) payments to the Equity Compensation Trust, in an aggregate amount not to exceed $3,100,000, to be paid up to 12 months after the Issue Date in connection with the Recapitalization, (vii) the payment of management fees under the management agreement with THL and its Affiliates and successors and assigns that do not exceed $500,000 per year and the reimbursement of expenses pursuant thereto,
(viii) the reimbursement of the reasonable expenses of the Company, Capital, Capital II or TCC (ix) the redemption on the Issue Date of approximately one-half of the outstanding Preferred Units with the proceeds from the sale of the Discount Notes and (x) the distribution of the proceeds of the Offering to the Company on the Issue Date to the extent necessary to repay outstanding Indebtedness under the Senior Subordinated Facility. Notwithstanding the foregoing, the amount of any payments made in reliance on clause (v) above shall reduce the amount otherwise available for Restricted Payments pursuant to subparagraph (c) above.

     Not later than the date of making any Restricted Payment, the Discount Note Issuers shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant "Limitation on Restricted Payments" were computed, which calculations may be based upon the Discount Note Issuers' latest available financial statements, and, to the extent that the absence of a Default or an Event of Default is a condition to the making of such Restricted Payment, that no Default or Event of Default exists and is continuing and no Default or Event of Default will occur immediately after given effect to any Restricted Payments.

  Limitations on Investments

     The Discount Note Issuers will not, and will not permit any of their Restricted Subsidiaries to, make any Investment other than (i) a Permitted Investment or (ii) an Investment that is made as a Restricted Payment in compliance with the "Limitation on Restricted Payments" covenant, after the Issue Date.

  Limitations on Liens

     The Discount Note Issuers will not create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of the Discount Note Issuers or any shares of stock (other than under the Senior Credit Facility) or debt of any Restricted Subsidiary which owns property or assets, now owned or hereafter acquired, unless (i) if such Lien secures Indebtedness which is pari passu with the Discount Notes, then the Discount Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien

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

secures Indebtedness which is subordinated to the Discount Notes, any such Lien shall be subordinated to the Lien granted to the Holders of the Discount Notes to the same extent as such subordinated Indebtedness is subordinated to the Discount Notes.

  Limitation on Transactions with Affiliates

     The Discount Note Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (including entities in which the Discount Note Issuers or any of their Restricted Subsidiaries owns a minority interest) (an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date if such extension, renewal, waiver or other modification is more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date unless (i) such Affiliate Transaction is between or among the Discount Note Issuers and/or their Wholly-Owned Subsidiaries and/or TCC; or (ii) the terms of such Affiliate Transaction are fair and reasonable to the Discount
Note Issuers or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Discount Note Issuers or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $1.0 million which is not permitted under clause (i) above, the Discount Note Issuers must obtain a resolution of the Board of Directors of the Company certifying that such Affiliate Transaction complies with clause (ii) above. In any Affiliate Transaction with a value in excess of $5.0 million which is not permitted under clause (i) above (other than any sale by the Company of its Capital Stock that is not Disqualified Capital Stock), the Discount Note Issuers must obtain a written opinion as to the fairness of such a transaction from an independent investment banking firm.

     The foregoing provisions will not apply to (i) any Restricted Payment that is not prohibited by the provisions described under "Limitation on Restricted Payments" contained herein, (ii) any transaction pursuant to an agreement, arrangement or understanding existing on the Issue Date and described elsewhere in this Prospectus, (iii) any transaction, approved by the Board of Directors of the Company, TCC, TWP, Capital or Capital II, with an officer or director of the Discount Note Issuers or of any Subsidiary in his or her capacity as officer or director entered into in the ordinary course of business, or (iv) transactions permitted by the Indenture under the provision "Merger, Consolidation or Sale of Assets."

  Limitation on Creation of Subsidiaries

     The Discount Note Issuers will not create or acquire, nor permit any of their Restricted Subsidiaries to create or acquire, any Subsidiary other than
(i) a Restricted Subsidiary that is acquired or created in connection with the acquisition by the Company of a business primarily engaged in, or an asset primarily utilized in, providing directory services and/or classified advertising, or (ii) an Unrestricted Subsidiary. As of the Issue Date, the Company will have no Subsidiaries other than TWP, Capital and Capital II.

  Limitation on Certain Asset Sales

     The Discount Note Issuers will not consummate an Asset Sale unless (i) such Discount Note Issuer receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Company's Board of Directors, and evidenced by a board resolution); (ii) not less than 75% of the consideration received by the Discount Note Issuers is in the form of cash or Temporary Cash Investments other than in the case where the Company is undertaking a Permitted Asset Swap; and
(iii) the Asset Sale Proceeds received by such Discount Note Issuer are applied
(a) first, to the extent the Company or any Restricted Subsidiary, as the case may be, elects, or is required, to prepay, repay or purchase debt or to reduce an unused commitment to lend under the Senior Credit Facility, the Senior Subordinated Notes and/or any other Indebtedness of a Restricted Subsidiary incurred in compliance with the Indenture within 180 days following the receipt of the Asset Sale Proceeds from any Asset Sale, but only to the extent that any such repayment shall result in a permanent reduction of the commitments

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

thereunder in an amount equal to the principal amount so repaid; (b) second, to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent the Company or a Restricted Subsidiary elects, to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another person) used or useful in businesses similar or ancillary to the business of the Company or such Restricted Subsidiary as conducted at the time of such Asset Sale, provided that such investment occurs or the Discount Note Issuers or a Restricted Subsidiary enters into contractual commitments to make such investment, subject only to customary conditions (other than the obtaining of financing), on or prior to the 181st day following receipt of such Asset Sale Proceeds (the "Reinvestment Date") and Asset Sale Proceeds contractually committed are so applied within 270 days following the receipt of such Asset Sale Proceeds; and (C) third, if on the Reinvestment Date with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $10.0 million, the Discount
Note Issuers shall apply an amount equal to such Available Asset Sale Proceeds to an offer to repurchase the Discount Notes, at a purchase price in cash equal to (x) 100% of the Accreted Value thereof, if the applicable repurchase date is on or prior to November 15, 2002, or (y) 100% of the principal amount at maturity thereof plus accrued and unpaid interest, if any, to the date of repurchase, if the repurchase date is after November 15, 2002 (an "Excess Proceeds Offer"). If an Excess Proceeds Offer is not fully subscribed, the Company may retain the portion of the Available Asset Sale Proceeds not required to repurchase Discount Notes and use such portion for general corporate purposes, and such retained portion will not be considered in the calculation of "Available Asset Sale Proceeds" with respect to any subsequent offer to purchase Discount Notes.

     If the Discount Note Issuers are required to make an Excess Proceeds Offer, the Discount Note Issuers shall mail, within 30 days following the Reinvestment Date, a notice to the Holders stating, among other things: (1) that such Holders have the right to require the Discount Note Issuers to apply the Available Asset Sale Proceeds to repurchase such Discount Notes at a purchase price in cash equal to (x) 100% of the Accreted Value thereof, if the applicable purchase date is on or prior to November 15, 2002, or (y) 100% of the principal amount at maturity thereof together with accrued and unpaid interest, if any, thereon to the date of purchase, if the purchase date is after November 15, 2002; (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, determined by the Discount Note Issuers, that each Holder must follow in order to have such Discount Notes repurchased; and (4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the repurchase of such Discount Notes.

  Limitation on Preferred Stock of Restricted Subsidiaries

     The Discount Note Issuers will not permit any Restricted Subsidiary to issue any Preferred Stock (except Preferred Stock to the Company or a Restricted Subsidiary) or permit any Person (other than the Company or a Subsidiary) to hold any such Preferred Stock unless the Company or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under the first paragraph of the covenant described under "Limitation on Additional Indebtedness" in an aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

  Limitation on Capital Stock of Subsidiaries

     The Discount Note Issuers will not (i) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Subsidiary (other than under the Senior Credit Facility) or (ii) permit any of their Subsidiaries to issue any Capital Stock, other than to the Discount Note Issuers or a Wholly-Owned Subsidiary of the Company. The foregoing restrictions shall not apply to an Asset Sale made in compliance with "Limitation on Certain Asset Sales" or the issuance of Preferred Stock in compliance with the covenant described under "Limitation on Preferred Stock of Subsidiaries." In no event will the Company sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of Capital or will Capital issue any Capital Stock.

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

  Limitation on Sale and Lease-Back Transactions

     The Discount Note Issuers will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction unless (i) the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold, as determined, in good faith, by the Board of Directors of the Company, and (ii) the Discount Note Issuers could incur the Attributable Indebtedness in respect of such Sale and Lease Back Transaction in compliance with the covenant described under "Limitation on Additional Indebtedness."

  Payments for Consent

     Neither the Discount Note Issuers nor any of their Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Discount Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Discount Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Discount Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

  Limitation on Conduct of Business of Capital

     Except to the extent permitted under "Merger, Consolidation or Sale of Assets," Capital will not hold any operating assets or other properties or conduct any business other than to serve as a Discount Note Issuer and co-obligor with respect to the Discount Notes and will not own any Capital Stock of any other Person other than up to 1% of the Capital Stock of TWP.

CHANGE OF CONTROL OFFER

     Within 20 days of the occurrence of a Change of Control, the Company shall notify the Trustee in writing of such occurrence and shall make an offer to purchase (the "Change of Control Offer") the outstanding Discount Notes at a purchase price equal to (x) 101% of the Accreted Value thereof, if the Change of Control Payment Date (as hereinafter defined) is on or prior to November 15, 2002, or (y) 101% of the principal amount at maturity thereof together with any accrued and unpaid interest, if any, thereon to the Change of Control Payment Date, if the Change of Control Payment Date is after November 15, 2002 (such applicable purchase price being hereinafter referred to as the "Change of Control Purchase Price") in accordance with the procedures set forth in this covenant.

     Within 20 days of the occurrence of a Change of Control, the Company also shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Discount Notes, at the address appearing in the register maintained by the registrar of the Discount Notes, a notice stating:

          (i) that the Change of Control Offer is being made pursuant to this covenant and that all Discount Notes tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

          (ii) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 20 business days from the date such notice is mailed (the "Change of Control Payment Date"));

          (iii) that any Discount Note not tendered will remain outstanding and continue to accrue interest;

          (iv) that, unless the Discount Note Issuers default in the payment of the Change of Control Purchase Price, any Discount Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrete in value or accrue interest after the Change of Control Payment Date;

          (v) that holders accepting the offer to have their Discount Notes purchased pursuant to a Change of Control Offer will be required to surrender the Discount Notes, with the form entitled "Option of Holder

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

     to Elect Purchase" on the reverse of the Discount Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

          (vi) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Discount Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Discount Notes purchased;

          (vii) that holders whose Discount Notes are being purchased only in part will be issued new Discount Notes equal in principal amount to the unpurchased portion of the Discount Notes surrendered, provided that each Note purchased and each such new Discount Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof;

          (viii) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

          (ix) the name and address of the Paying Agent.

     On the Change of Control Payment Date, the Discount Note Issuers shall, to the extent lawful, (i) accept for payment Discount Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Discount Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Discount Notes so accepted together with an Officers' Certificate stating the Discount Notes or portions thereof tendered to the Discount Note Issuers. The Paying Agent shall promptly mail to each holder of Discount Notes so accepted payment in an amount equal to the purchase price for such Discount Notes, and the Discount Note Issuers shall execute and issue and the Trustee shall promptly authenticate and mail to such holder, a new Discount Note equal in principal amount to any unpurchased portion of the Discount Notes surrendered; provided that each such new Discount Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

     The Indenture will require that if the Senior Credit Facility is in effect or the Senior Subordinated Notes are outstanding, or any amounts are owing thereunder or in respect thereof, at the time of the occurrence of a Change of Control, prior to the mailing of the notice to holders described in the preceding paragraph, but in any event within 20 days following any Change of Control, the Discount Note Issuers on a joint and several basis covenant to (i) cause the borrowers thereunder to repay in full all obligations under or in respect of the Senior Credit Facility or offer to repay in full all obligations under or in respect of the Senior Credit Facility and repay the obligations under or in respect of the Senior Credit Facility of each lender who has accepted such offer and cause the issuers thereof to repay in full all obligations in respect of the Senior Subordinated Notes or offer to repay in full all obligations in respect of the Senior Subordinated Notes and repay the obligations in respect of the Senior Subordinated Notes of each holder who has accepted such offer or (ii) cause such borrowers and issuers to obtain the requisite consent under the Senior Credit Facility and from the holders of the Senior Subordinated Notes, respectively, to permit the repurchase of the Discount Notes as described above. The Discount Note Issuers must first comply with the covenant described in the preceding sentence before they shall be required to purchase Discount Notes in the event of a Change of Control; provided that the Discount Note Issuers' failure to comply with the covenant described in the preceding sentence constitutes an Event of Default described in clause (iii) under "Events of Default" below if not cured within 60 days after the notice required by such clause. As a result of the foregoing, a holder of the Discount Notes may not be able to compel the Discount Note Issuers to purchase the Discount Notes unless the Discount Note Issuers are able at the time to refinance all of the obligations under or in respect of the Senior Credit Facility or obtain requisite consents under the Senior Credit Facility and refinance all of the obligations in respect of the Senior Subordinated Notes or obtain requisite consents from the holders of the Senior Subordinated Notes. Failure by the Discount Note Issuers to make a Change of Control Offer when required by the Indenture constitutes a default under the Indenture and, if not cured within 60 days after notice, constitutes an Event of Default.

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

     The Indenture will require that (A) if either Discount Note Issuer or any Subsidiary thereof has issued any outstanding (i) Indebtedness that is subordinated in right of payment to the Discount Notes or (ii) Preferred Stock, and such Discount Note Issuer or Subsidiary is required to make a change of control offer or to make a distribution with respect to such subordinated Indebtedness or Preferred Stock in the event of a change of control, the Discount Note Issuers shall not consummate any such offer or distribution with respect to such subordinated Indebtedness or Preferred Stock until such time as the Discount Note Issuers shall have paid the Change of Control Purchase Price in full to the holders of Discount Notes that have accepted the Discount Note Issuers' Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to holders of the Discount Notes and (B) the Discount Note Issuers will not issue Indebtedness that is subordinated in fight of payment to the Discount Notes or Preferred Stock with change of control provisions requiring the payment of such Indebtedness or Preferred Stock prior to the payment of the Discount Notes in the event of a Change in Control under the Indenture.

     In the event that a Change of Control occurs and the holders of Discount Notes exercise their right to require the Discount Note Issuers to purchase Discount Notes, if such purchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Discount Note Issuers will comply with the requirements of Rule 14e-I as then in effect with respect to such repurchase.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     Neither of the Discount Note Issuers will consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person unless (in the case of the Company): (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company are transferred shall be a corporation (or a limited partnership or a limited liability company) organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company, as the case may be, under the Discount Notes and the Indenture, and the obligations under the Indenture shall remain in full force and effect; provided, that at any time the Company or its successor is a limited partnership or a limited liability company, there shall be a co-issuer of the Discount Notes that is a corporation; (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis the Consolidated Net Worth of the Company or the surviving entity as the case may be is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or series of transactions; and (iv) immediately after giving effect to such transaction on a pro forma basis the Company or such Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness." Notwithstanding anything in this "Merger, Consolidation or Sale of Assets" provision to the contrary but subject to the "Change of Control Offer" provisions above, (a) either of the Company or Capital may merge with or into, or consolidate with, the other, and any Subsidiary of THL that is a holding company (with no assets other than partnership interests in the Company and no liabilities) may merge with and into the Company, in either case subject only to clause (i) of the immediately preceding sentence and (b) the Company may merge into, consolidate with or transfer all or substantially all of its assets to another entity, which entity shall have no significant assets and no liabilities immediately prior to such transaction, without regard to the requirements of clause (iv) of the immediately preceding sentence so long as the surviving or consolidated entity or transferee, as the case may be, shall, immediately after giving effect to such transaction, directly own at least 99% of the voting and economic power of the Common Stock of TWP. Nothing in this "Merger, Consolidation and Sale of Assets" provision shall limit any merger or consolidation involving TWP or Capital II so long as such merger or consolidation is not with or into the Company or Capital.

     In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Discount Note Issuers shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably

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

satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (i) default in payment of any Accreted Value, principal of, or premium, if any, on the Discount Notes whether at maturity, upon acceleration or redemption or otherwise when due;

          (ii) default for 30 days in payment of any interest on the Discount Notes;

          (iii) default by either of the Discount Note Issuers or any Restricted Subsidiary in the observance or performance of any other covenant in the Discount Notes or the Indenture for 60 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Discount Notes then outstanding;

          (iv) default in the payment at final maturity of principal in an aggregate amount of $5.0 million or more with respect to any Indebtedness of either Discount Note Issuer or any Restricted Subsidiary thereof, or the acceleration of any such Indebtedness aggregating $5.0 million or more which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 days after written notice as provided in the Indenture, or such acceleration shall not be rescinded or annulled within 20 days after written notice as provided in the Indenture;

          (v) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $5.0 million shall be rendered against either of the Discount Note Issuers or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

          (vi) certain events involving bankruptcy, insolvency or reorganization of either of the Discount Note Issuers or any Restricted Subsidiary thereof.

     The Indenture provides that the Trustee may withhold notice to the holders of the Discount Notes of any default (except in payment of principal or premium, if any, or interest on the Discount Notes) if the Trustee considers it to be in the best interest of the holders of the Discount Notes to do so.

     The Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, then the Trustee by notice to the Discount Note Issuers or the holders of not less than 25% in aggregate principal amount at maturity of the Discount Notes then outstanding by written notice to the Discount Note Issuers and the Trustee may declare the Discount Notes to be immediately due and payable in an amount equal to (x) the Accreted Value of the Discount Notes outstanding on the date of acceleration, if such declaration is made on or prior to November 15, 2002, or (y) the entire principal amount at maturity of the Discount Notes outstanding on the date of acceleration plus accrued but unpaid interest, if any, to the date of acceleration, if such declaration is made after November 15, 2002, and such amounts shall become immediately due and payable or if there are any amounts outstanding under the Senior Credit Facility or the Senior Subordinated Notes, such amounts shall become due and payable upon the first to occur of an acceleration of amounts outstanding under the Senior Credit Facility or the Senior Subordinated Notes or five business days after receipt by the Company, the representative of the lenders under the Senior Credit Facility and the trustee under the indenture relating to the Senior Subordinated Notes of notice of acceleration of the Discount Notes; provided, however, that after such acceleration but before a judgment or decree based on such acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount at maturity of outstanding Discount Notes may, under certain circumstances, rescind and annul such acceleration if all existing Events of Default, other than nonpayment of accelerated Accreted Value, principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in the Indenture. In

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

case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the Accreted Value or principal and all premium, if any, and interest amount with respect to all of the Discount Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Discount Notes.

     The holders of a majority in principal amount at maturity of the Discount Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the Discount Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

     No holder of any Discount Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount at maturity of the outstanding Discount Notes shall have made written request and offered indemnity satisfactory to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Discount Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted on such Discount Note on or after the respective due dates expressed in such Discount Note.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that the Discount Note Issuers may elect either (a) to defease and be discharged from any and all obligations with respect to the Discount Notes (except for the obligations to register the transfer or exchange of such Discount Notes, to replace temporary or mutilated, destroyed, lost or stolen Discount Notes, to maintain an office or agency in respect of the Discount Notes and to hold monies for payment in trust) ("defeasance") or (b) to be released from their obligations with respect to the Discount Notes under certain covenants contained in the Indenture and described above under "Certain Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of principal at maturity and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal at maturity of, premium, if any, and interest on the Discount Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, the Discount Note Issuers have delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) (i) to the effect that neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and (ii) describing either a private ruling concerning the Discount Notes or a published ruling of the Internal Revenue Service, to the effect that holders of the Discount Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred.

MODIFICATION OF INDENTURE

     From time to time, the Discount Note Issuers and the Trustee may, without the consent of holders of the Discount Notes, amend the Indenture or the Discount Notes or supplement the Indenture for certain specified purposes, including providing for uncertificated Discount Notes in addition to certificated Discount Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not adversely affect the rights of any holder. The Indenture contains provisions permitting the Discount Note Issuers and the Trustee, with the consent of holders of at least a majority in principal amount at maturity of the outstanding Discount Notes, to modify or supplement the Indenture or the Discount Notes, except that no such modification shall, without the consent of each holder affected thereby, (i) reduce the amount of Discount Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture or the Discount Notes, (ii) reduce the rate of or change the time for payment of interest on any Note, (iii) reduce the Accreted Value or principal at

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maturity of or premium on or change the stated maturity of any Note, (iv) make any Discount Note payable in money other than that stated in the Discount Note or change the place of payment from New York, New York, (v) change the amount or time of any payment required by the Discount Notes or reduce the premium payable upon any redemption of Discount Notes, or change the time before which no such redemption may be made, (vi) waive a default in the payment of the principal of, interest on, or redemption payment with respect to any Note, (vii) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected thereby or (viii) affect the ranking of the Discount Notes in a manner adverse to the Holders.

REPORTS TO HOLDERS

     So long as the Discount Note Issuers are subject to the periodic reporting requirements of the Exchange Act, they will continue to furnish the information required thereby to the Commission and to the holders of the Discount Notes. The Indenture will provide that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Discount Notes, it will nonetheless continue to furnish such information to the Commission and holders of the Discount Notes.

COMPLIANCE CERTIFICATE

     The Discount Note Issuers will deliver to the Trustee on or before 120 days after the end of the Discount Note Issuers' fiscal year and on or before 50 days after the end of each of the first, second and third fiscal quarters in each year an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

THE TRUSTEE

     The Trustee under the Indenture will be the Registrar and Paying Agent with regard to the Discount Notes. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Trustee is also acting as trustee under the indenture relating to the Senior Subordinated Notes.

TRANSFER AND EXCHANGE

     Holders of the Discount Notes may transfer or exchange the Discount Notes in accordance with the Indenture. The Registrar under such Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indentures. The Registrar is not required to transfer or exchange any Discount Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Discount Note for a period of 15 days before selection of the Discount Notes to be redeemed.

     The registered holder of a Discount Note may be treated as the owner of it for all purposes.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means, as of any date prior to November 15, 2002, an amount per $1,000 principal amount at maturity of Discount Notes that is equal to the sum of (a) $561.16 and (b) the portion of the excess of the principal amount at maturity of each Discount Note over $561.16 which shall have been amortized on a daily basis and compounded semi-annually on each May 15 and November 15 at the rate of

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11 7/8% per annum from the Issue Date through the date of determination computed on the basis of a 360-day year of twelve 30-day months; and, as of any date on or after November 15, 2002, the Accreted Value of each Discount Note shall mean the aggregate principal amount at maturity of such Note.

     "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

     "Affiliate" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the Purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means the sale, transfer or other disposition in any single transaction or series of related transactions having a fair market value in excess of $2,000,000 of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary of the Discount Note Issuers, (b) all or substantially all of the assets of the Discount Note Issuers, (c) real property or (d) all or substantially all of the assets of a division, line of business or comparable business segment of the Discount Note Issuers, provided that Asset Sales shall not include (i) the contribution of any assets to a joint venture, partnership or other Person (which may be a Subsidiary) to the extent such contribution constitutes a Permitted Investment (other than by operation of clause (iv) of the definition thereof).

     "Asset Sale Proceeds" means, with respect to any Asset Sale, (i) cash received by the Discount Note Issuers from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes (including taxes required to be distributed under the partnership agreement of the Company) measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale, (c) provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale and (d) deduction of appropriate amounts to be provided by the Discount Note Issuers as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Discount Note Issuers after such Asset Sale, including, without limitation, severance, healthcare, pension and other postemployment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and (ii) promissory notes and other non-cash consideration received by the Discount Note Issuers from such Asset Sale or other disposition upon the liquidation or conversion of such notes or noncash consideration into cash.

     "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the greater of (i) the fair value of the property subject to such arrangement (as determined by the Board of Directors of the Company) and (ii) the present value of the total obligations (discounted at a rate of 10%, compounded annually) of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

     "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clauses (iii) (a) or (iii) (b), and that have not been the basis for an Excess Proceeds Offer in accordance with clause (iii) (c), of the first paragraph of "Certain Covenants -- Limitation on Certain Asset Sales."

     "Board of Directors" means (i) in the case of a Person that is a limited partnership, the board of directors of its corporate general partner or any committee authorized to act therefor (or, if the general partner is itself a limited partnership, the board of directors of such general partner's corporate general partner or any committee authorized to act therefor), (ii) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor and (iii) in the case of any other Person, the board

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of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

     "Capital" means TWP Capital Corp., a Delaware corporation and one of the Discount Note Issuers.

     "Capital II" means TWP Capital Corp. II, a Delaware corporation and a Wholly-Owned Subsidiary of TWP.

     "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into or exercisable for any of the foregoing.

     "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

     A "Change of Control" means the occurrence of one or more of the following events: (i) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the total voting or economic power of the Common Stock of the Company or TCC, (ii) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner of more than 33 1/3% of the total voting power of the Common Stock of the Company or TCC, and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Company or TCC, as the case may be, than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company, (iii) the Company ceases to directly own 99% of the total voting and economic power of the Common Stock of TWP, (iv) the admission of any Person as a general partner of the Company after which TCC, together with one or more Permitted Holders, do not have the sole power, directly or indirectly, to take all of the actions they are entitled or required, to take under the partnership agreement of the Company as in effect on the Issue Date, (v) there shall be consummated any consolidation or merger of either Discount Note Issuer in which such Discount Note Issuer is not the continuing or surviving corporation or pursuant to which the Common Stock of such Discount Note Issuer would be converted into cash, securities or other property, other than a merger or consolidation of such Discount Note Issuer in which the beneficial owners of the Common Stock of such Discount Note Issuer outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger, or (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of TCC (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of TCC has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of TCC.

     "CIBC Merchant Fund" means the CIBC WG Argosy Merchant Fund 2, L.L.C.

     "CIVC" means Continental Illinois Venture Corporation.

     "Commodity Hedge Agreement" shall mean any option, hedge or other similar agreement or arrangement designed to protect against fluctuations in commodity or materials prices.

     "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or
(ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

     "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis (including,

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but not limited to, Redeemable Dividends, whether paid or accrued, on Preferred
Stock of Subsidiaries, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales)) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Stock (other than dividends paid or payable in shares of Capital Stock of the Company), less the amortization of deferred financing costs.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, plus, in the case of the Company, payments by the Company to the Equity Compensation Trust for the benefit of the beneficiaries thereof, minus Permitted Tax Distributions (to the extent such Permitted Tax Distributions are made); provided, however, that (a) the Net Income of any Person (the "other Person") in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Person in question in accordance with
GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or the Subsidiary, (b) the Net Income of any Subsidiary of the Person in question (other than TWP, if the Person in question is the Company) that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the Discount Notes or the Indenture) shall be excluded to the extent of such restriction or limitation, (c) (i) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded and (d) extraordinary, unusual and non-recurring gains and losses (including any related tax effects on the Discount Note Issuers) shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person at any date, the consolidated stockholder's equity of such Person less the amount of such stockholder's equity attributable to Disqualified Capital Stock of such Person and its Subsidiaries, as determined in accordance with GAAP.

     "Default" means any condition or event that is, or with the passing of time or giving of any notice expressly required under the Indenture (or both), would be, an Event of Default.

     "Disqualified Capital Stock" means any Capital Stock of the Company or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Discount Notes, for cash or securities constituting Indebtedness; provided that Capital Stock of the Company that is held by a current or former employee of the Company subject to a put option and/or a call option with the Company triggered by the termination of such employee's employment with the Company and/or the Company's performance shall not be deemed to be Disqualified Capital Stock solely by virtue of such call option and/or put option. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include (i) any Preferred Stock of a Restricted Subsidiary of the Company and (ii) any Preferred Stock of the Company, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Restricted Subsidiary or the Company is obligated to pay current dividends or distributions in cash (other than Permitted Tax Distributions) during the period prior to the maturity date of the Discount Notes; provided, however, that Preferred Stock of the Company or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of the Company or such Restricted Subsidiary, which provisions have substantially the same effect as the provisions of the Indenture described under "Change of Control," shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

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     "EBITDA" means, for any Person, for any period, an amount equal to (a) the sum of (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) Consolidated Interest Expense for such period (but only including Redeemable Dividends in the calculation of such Consolidated Interest Expense to the extent that such Redeemable Dividends have not been excluded in the calculation of Consolidated Net Income), plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing Consolidated Net Income for such period, plus (vii) without duplication, Permitted Tax Distributions, plus (viii) cash payments of expenses arising in connection with the Recapitalization, minus (b) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP, except that with respect to the Discount Note Issuers each of the foregoing items shall be determined on a consolidated basis with respect to the Discount Note Issuers and their Restricted Subsidiaries only; provided, however, that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment (other than in TWP or in any Subsidiary which under GAAP is consolidated) of such Person shall be included only (x) if cash income has been received by such Person with respect to such Investment or
(y) if the cash income derived from such Investment is attributable to Temporary Cash Investments.

     "Equity Compensation Trust" means the Company's Equity Compensation Trust for the benefit of certain of its employees, established pursuant to the Equity Compensation Trust Agreement, dated as of November 4, 1993, as amended by an agreement dated as of October 1, 1997 between the Company and the trustees thereof, and any successor trust with terms substantially similar thereto (with an additional requirement of continued employment status).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "First Union" means First Union Corporation.

     "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

     "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables or liabilities arising from advance payments or customer deposits for goods and services sold by the Company in the ordinary course of business, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) obligations secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (provided, however, that if such obligation or obligations shall not have been assumed, the amount of such indebtedness shall be deemed to be the lesser of the principal amount of the obligation or the fair market value of the pledged property or assets), (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on

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any letter of credit, banker's acceptance or similar credit transaction
(provided that in the case of any such letters of credit, the items for which such letters of credit provide credit support are those of other Persons which would be included within this definition for such other Persons), (v) in the case of the Discount Note Issuers, Disqualified Capital Stock of the Discount
Note Issuers or any Restricted Subsidiary thereof, and (vi) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes. Notwithstanding any other provision of the foregoing definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be "Indebtedness" of the Company or any Restricted Subsidiary for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

     "Individual Investors" means the Management Investors and the former Chairman of the Company.

     "Interest Rate Agreement" shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

     "Investments" means, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business or acquired as part of the assets acquired by the Discount Note Issuers in connection with an acquisition of assets which is otherwise permitted by the terms of the Indenture), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     "Issue Date" means the date the Discount Notes are first issued by the Discount Note Issuers and authenticated by the Trustee under the Indenture.

     "Lien" means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement (other than advance payments or customer deposits for goods and services sold by the Company in the ordinary course of business), security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Management Subordinated Notes" means notes issued to current or former employees of the Company in accordance with the terms of the Executive Agreements between the Company, TWP or TCC and such current or former employees in existence on the Issue Date or pursuant to agreements between the Company and then current or former employees with substantially similar terms regarding such issuance entered into after the Issue Date.

     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

     "Net Proceeds" means (a) in the case of any sale of Capital Stock by a Discount Note Issuer, the aggregate net proceeds received by such Discount Note Issuer, after payment of expenses, commissions and

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the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors of such Discount Note Issuer, at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Company which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Company upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by the Company in connection therewith).

     "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the Indenture and delivered to the Trustee.

     "Permitted Asset Swap" means any transfer of properties or assets by the Company or any of its Subsidiaries in which 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in the business of the transferor; provided that (i) the aggregate fair market value (as determined in good faith by the Board of Directors of the Company) of the property or assets being transferred by the Company or such Subsidiary is not greater than the aggregate fair market value (as determined in good faith by the Board of Directors) of the property or assets received by the Company or such Subsidiary in such exchange and (ii) the aggregate fair market value (as determined in good faith by the Board of Directors) of all property or assets transferred by the Company and any of its Subsidiaries (A) in connection with any single transfer or series of related transfers shall not exceed $2.0 million and (B) in connection with all such transfers following the Issue Date shall not exceed $5.0 million in the aggregate.

     "Permitted Holders" means, collectively, (i) the Company and TCC, (ii) THL, CIVC, CIBC Merchant Fund, First Union and any Affiliate of (including any equity fund advised by) any of the foregoing (other than any portfolio company with operating assets) and (iii) the Individual Investors, each of the spouses, children (adoptive or biological) or other lineal descendants of the Individual Investors, the probate estate of any such individual and any trust, so long as one or more of the foregoing individuals retains substantially all of the controlling or beneficial interest thereunder.

     "Permitted Indebtedness" means:

          (i) Indebtedness (A) of any Restricted Subsidiary (1) arising under or in connection with the Senior Credit Facility in an amount, when taken together with the amount of any outstanding Indebtedness described in clause (B) below, not to exceed $125.0 million, which amount shall be reduced by any mandatory prepayments actually made thereunder required as a result of any Asset Sale or similar sale of assets (to the extent, in the case of payments of revolving credit indebtedness, that the corresponding commitments have been permanently reduced) and any scheduled payments actually made thereunder or (2) that constitutes Acquisition Debt (as defined in the Senior Credit Facility) under the Senior Credit Facility to the extent such Indebtedness permanently reduces the aggregate commitments available under the Senior Credit Facility and (B) of the Company or Capital (as co-borrowers with TWP) that has been reinstated under the Senior Credit Facility as a result of the failure of any assets to be transferred to TransWestern in the Asset Drop-Down, but only to the extent of the value of the assets not so transferred and only for so long as the representations in the Senior Credit Facility relating thereto remain untrue;

          (ii) Indebtedness under the Discount Notes;

          (iii) Indebtedness under the Senior Subordinated Notes and the guarantees thereof;

          (iv) Indebtedness not covered by any other clause of this definition which is outstanding on the date of the Indenture;

          (v) Indebtedness of the Company to any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to the Company or another Restricted Subsidiary;

          (vi) Interest Rate Agreements;

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

          (vii) Refinancing Indebtedness;

          (viii) Indebtedness under Commodity Hedge Agreements entered into in the ordinary course of business consistent with reasonable business requirements and not for speculation;

          (ix) Indebtedness consisting of guarantees made in the ordinary course of business by the Company or its Subsidiaries of obligations of the Discount Note Issuers or any of their Subsidiaries, which obligations are otherwise permitted under the Indenture;

          (x) contingent obligations of the Company or its Subsidiaries in respect of customary indemnification and purchase price adjustment obligations incurred in connection with an Asset Sale; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by the Company and its Subsidiaries in connection with such Asset Sale;

          (xi) Purchase Money Indebtedness and Capitalized Lease Obligations of the Company and its Subsidiaries incurred to acquire property in the ordinary course of business and any refinancings, renewals or replacements of any such Purchase Money Indebtedness or Capitalized Lease Obligation (subject to the limitations on the principal amount thereof set forth in this clause (x)), the principal amount of which Purchase Money Indebtedness and Capitalized Lease Obligations shall not in the aggregate at any one time outstanding exceed 5% of the Company's consolidated total assets stated in accordance with GAAP as of the end of the last preceding fiscal quarter for which financial statements are available;

          (xii) the Management Subordinated Notes; and

          (xiii) additional Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness specified in clauses (i) through (xi) above) not to exceed $5.0 million in the aggregate at any one time outstanding.

     "Permitted Investments" means, for any Person, Investments made on or after the date of the Indenture consisting of:

          (i) Investments by the Company, or by a Restricted Subsidiary thereof, in the Company or a Restricted Subsidiary;

          (ii) Temporary Cash Investments;

          (iii) Investments by the Company, or by a Restricted Subsidiary thereof, in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary thereof or (c) such business or assets are owned by the Company or a Restricted Subsidiary;

          (iv) an Investment that is made by the Company in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to either or both of the Discount Note Issuers solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under the covenant described under "Limitation on Sale of Assets";

          (v) Investments consisting of (a) purchases and acquisitions of inventory, supplies, materials and equipment, or (b) licenses or leases of intellectual property and other assets, in each case in the ordinary course of business;

          (vi) Investments consisting of (a) loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding, (b) loans to employees of the Company for the sole purpose of purchasing equity of the Company, (c) extensions of trade credit in the ordinary course of business, and (d) prepaid expenses incurred in the ordinary course of business;

          (vii) without duplication, Investments consisting of Indebtedness permitted pursuant to clause (v) under the definition of Permitted Indebtedness;

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

          (viii) Investments existing on the date of the Indenture;

          (ix) Investments of the Company under Interest Rate Agreements;

          (x) Investments under Commodity Hedge Agreements entered into in the ordinary course of business consistent with reasonable business requirements and not for speculation;

          (xi) Investments consisting of endorsements for collection or deposit in the ordinary course of business; and

          (xii) Investments (other than Investments specified in clauses (i) through (xi) above) in an aggregate amount, as valued at the time each such Investment is made, not exceeding $5.0 million for all such Investments from and after the Issue Date; provided that the amount available for Investments to be made pursuant to this clause (xii) shall be increased from time to time to the extent any return on capital is received by the Company or a Restricted Subsidiary on an Investment previously made in reliance on this clause (xii).

     "Permitted Liens" means (i) Liens on any shares of stock of any corporation existing at the time such corporation becomes a Restricted Subsidiary of the Company; provided that such Liens are not incurred in connection with, or in contemplation of, such corporation becoming a Restricted Subsidiary of the Company, (ii) Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any Property, shares or debt other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended, (iii) Liens in favor of the Discount Note Issuers or any of their Restricted Subsidiaries, (iv) Liens securing industrial revenue bonds, (v) Liens to secure Purchase Money Indebtedness and Capitalized Lease Obligations that are permitted under clause (xi) of the definition of "Permitted Indebtedness"; provided that (a) with respect to any Purchase Money Indebtedness, any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property, (b) with respect to any Purchase Money Indebtedness, the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs, and (c) such Lien does not extend to or cover any Property other than the item of Property that is the subject of such Purchase Money Indebtedness or Capitalized Lease Obligation, as the case may be, and any improvements on such item, (vi) statutory liens or landlords, carriers', warehouseman's, mechanics, suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, (vii) Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings, (viii) Liens existing on the Issue Date; (ix) any extensions, substitutions, replacements or renewals of the foregoing, (x) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of government insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business, (xi) any attachment or judgment Lien not constituting an Event of Default under the Indenture that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required), (xii) Liens arising from the filing, for notice purposes only of financing statements in respect of operating leases, (xiii) Liens arising by operation of law in favor of depositary banks and collecting banks, incurred in the ordinary course of business, (xiv) Liens consisting of restrictions on the transfer of securities pursuant to applicable federal and state securities laws,
(xv) interests of lessors and licensors under leases and licenses to which the Discount Note Issuers is a party, (xvi) with respect to any real property occupied by the Company, all easements, rights of way, licenses and similar encumbrances on or defects of title that do not materially impair the use of such property for its intended purposes and (xvii) Liens on assets of the Company or Capital not transferred to TransWestern in the Asset Drop-Down that have been reinstated under the Senior Credit Facility, but only to the extent of the value of

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

the assets not so transferred and only for so long as the representations in the Senior Credit Facility relating thereto shall remain untrue.

     "Permitted Tax Distributions" means distributions by the Company or TWP to their respective partners or members from time to time in an amount approximately equal to the income tax liability of such partners or members of the Company or TWP, as the case may be, resulting from the taxable income of the Company or TWP, as the case may be (after taking into account, to the extent they may reduce such tax liability, all of the prior tax losses of the Company or TWP, as the case may be, to the extent such losses have not previously been deemed to reduce the taxable income of the Company or TWP, as the case may be, and thereby reduce distributions for taxes in accordance herewith); such distribution for taxes shall be based on the approximate highest combined tax rate that applies to any one of the partners or members of the Company or TWP, as the case may be.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

     "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

     "Public Equity Offering" means a public offering by the Company, Capital, TWP, Capital II or TCC of shares of its Common Stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Common Stock, provided, however, that in connection with any such Public Equity Offering the net proceeds of such Public Equity Offering are contributed to the Company as common equity.

     "Purchase Money Indebtedness" means any Indebtedness incurred by a Person to finance (within 90 days from incurrence) the cost (including the cost of construction) of an item of Property acquired in the ordinary course of business, the principal amount of which Indebtedness does not exceed the sum of
(i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

     "Recapitalization" means the transactions described in the Recapitalization Agreement.

     "Recapitalization Agreement" means the Securities Purchase and Redemption Agreement dated August 27, 1997 by and among the Company, TCC, TWP Recapitalization Corp., THL and certain limited partners of the Company and TCC, as amended as of September 30, 1997.

     "Redeemable Dividend" means, for any dividend or distribution (other than Permitted Tax Distributions) with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of the Company outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Company or its Restricted Subsidiaries pursuant to the terms of the Indenture, but only to the extent that
(i) the Refinancing Indebtedness is subordinated to the Discount Notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Discount Notes, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Discount Notes has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Discount Notes, (iv) such Refinancing

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

Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and (v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended, except that the Company may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Wholly-Owned Subsidiary of the Company.

     "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Discount Note Issuers or any Restricted Subsidiary of the Discount Note Issuers or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Discount Note Issuers or any Restricted Subsidiary of the Discount Note Issuers (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Capital Stock), (y) Permitted Tax Distributions and (z) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly-Owned Subsidiary of the Company), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Restricted Subsidiaries (other than Capital Stock owned by the Company or a Wholly-Owned Subsidiary of the Company, excluding Disqualified Stock), (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Discount Notes other than subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity (in each case due within one year of the date of acquisition), (iv) without limiting the generality of the foregoing clause (iii), the making of any principal or interest payment on the Management Subordinated Notes, (v) the making of any payments to the Equity Compensation Trust, (vi) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment, (vii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary on the basis of the Investment by the Discount Note Issuers therein and (viii) forgiveness of any Indebtedness of an Affiliate of the Discount Note Issuers (other than a Restricted Subsidiary) to the Discount Note Issuers or a Restricted Subsidiary. For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value determined by the Company's Board of Directors. In no event shall the term "Restricted Payment" include any payment from TWP to the Company (in its capacity as a member of TWP).

     "Restricted Subsidiary" means TWP and any other Subsidiary of the Company other than an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Discount Note Issuers could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal Property, which Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Credit Facility" means the Credit Agreement, dated as of October 1, 1997, among TWP, Capital II, the lenders listed therein and Canadian Imperial Bank of Commerce, as administrative agent, and First Union National Bank, as documentation agent, as amended and restated as of November 6, 1997, together with the documents related thereto (including, without limitation, any guarantee agreements and

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

security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of TWP as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Senior Subordinated Notes" means the 9 5/8% Senior Subordinated Notes due 2007 of TWP and Capital II.

     "Subsidiary" of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or (ii) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

     "TCC" means TransWestern Communications Company, Inc., a Delaware corporation, which is the general partner of the Company and the managing member of TWP.

     "Temporary Cash Investments" means (i) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase; (ii) Investments in certificates of deposit issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500.0 million and rated at least A by Standard & Poor's Corporation and A-2 by Moody's Investors Service, Inc., maturing within 365 days of purchase; or (iii) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds' assets in the Investments described in the preceding clauses (i) and
(ii).

     "THL" means Thomas H. Lee Equity Fund III, L.P.

     "TWP" means TransWestern Publishing Company LLC, a Delaware limited liability company.

     "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Company which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company; provided that a Subsidiary organized or acquired after the Issue Date may be so classified as an Unrestricted Subsidiary only if such classification is in compliance with the covenant set forth under "Limitation on Restricted Payments" and with the indenture relating to the Senior Subordinated Notes. The Trustee shall be given prompt notice by the Company of each resolution adopted by the Board of Directors of the Company under this provision, together with a copy of each such resolution adopted.

     "Wholly-Owned Subsidiary" of a specified Person means any Subsidiary (or, if such specified Person is the Company, a Restricted Subsidiary), all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by such Person. Notwithstanding the foregoing, TWP will be deemed a Wholly-Owned Subsidiary of the Company so long as the Company owns at least 99% of the total voting and economic power of the Common Stock of TWP.

BOOK-ENTRY; DELIVERY AND FORM

     Exchange Discount Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Discount Note"). The Global Discount Note will be deposited upon issuance with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New

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

York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

     Except as set forth below, the Global Discount Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Discount Note may not be exchanged for Discount Notes in certificated form except in the limited circumstances described below.

     The Discount Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

     DTC has advised the Discount Note Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

     DTC has also advised the Discount Note Issuers that pursuant to procedures established by it, (i) upon deposit of the Global Discount Note, DTC will credit the accounts of Participants designated by the exchanging holders with portions of the principal amount of the Global Discount Note and (ii) ownership of such interests in the Global Discount Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Discount Note).

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Discount Note to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in the Global Discount Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Except as described below, owners of interests in the Global Discount Note will not have Discount Notes registered in their names, will not receive physical delivery of Discount Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

     Payments in respect of the Accreted Value or principal of (and premium, if any) and interest on the Global Discount Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Discount Note Indenture, the Discount Note Issuers and the Trustee will treat the persons in whose names the Discount Notes, including the Global Discount Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Discount
Note Issuers or the Trustee nor any agent of the Discount Note Issuers or the Trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Discount Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Discount Note, or (ii) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

     DTC has advised the Discount Note Issuers that its current practice, upon receipt of any payment in respect of securities such as the Discount Notes (including Accreted Value or principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Discount Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Discount Note Issuers. Neither the Discount Note Issuers nor the Trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the Discount Notes, and the Discount Note Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Global Discount Note for all purposes.

     Interests in the Global Discount Note will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

     DTC has advised the Discount Note Issuers that it will take any action permitted to be taken by a holder of Discount Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Discount Note are credited and only in respect of such portion of the aggregate principal amount of the Discount Notes as to which such Participant or Participants has or have given such direction. However, if any of the events described under "--Exchange of Book Entry Discount Notes for Certificated Discount Notes" occurs, DTC reserves the right to exchange the Global Discount Note for Discount Notes in certificated form and to distribute such Discount Notes to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Discount Note among accountholders in DTC it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Discount Note Issuers or the Trustee nor any agent of the Discount Note Issuers or the Trustee will have any responsibility for the performance by DTC or its respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

  Exchange of Book-Entry Discount Notes for Certificated Discount Notes

     The Global Discount Note is exchangeable for definitive Discount Notes in registered certificated form if (i) DTC (x) notifies the Discount Note Issuers that it is unwilling or unable to continue as depository for the Global Discount Note and the Discount Note Issuers thereupon fail to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Discount Note Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the Discount Notes in certificated form or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Discount Notes. In all cases, certificated Discount Notes delivered in exchange for the Global Discount Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Discount Notes. This discussion does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the Discount Notes by a prospective investor in light of such investor's personal circumstances. In particular, this discussion does not address the U.S. federal income tax consequences of the acquisition, ownership and disposition of Discount

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

Notes not held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, financial institutions, insurance companies, persons that hold the Discount Notes as part of a "straddle," "hedge," "conversion transaction" or other integrated investment, persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion does not describe any U.S. federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. federal gift and estate or other U.S. federal tax laws (except to the limited extent set forth below under "Non-U.S. Holders") or under the tax laws of any state, local or foreign jurisdiction.

     This discussion is based upon the Code, existing regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

EXCHANGE OF DISCOUNT NOTES


     In the opinion of Kirkland & Ellis, counsel to the Discount Note Issuers, the exchange of Old Discount Notes for Exchange Discount Notes pursuant to the Discount Note Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Discount Notes will not be considered to differ materially in kind or extent from the Old Discount Notes. Rather, the Exchange Discount Notes received by a holder will be treated as a continuation of the Old Discount Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Old Discount Notes for Exchange Discount Notes pursuant to the Discount Note Exchange Offer.


     Persons considering the exchange of Old Discount Notes should consult their own tax advisors concerning the application of U.S. federal income, estate and other tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to their particular situations.

                                  U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Discount Note that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States,
(ii) a corporation or partnership organized in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all its substantial decisions (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

ORIGINAL ISSUE DISCOUNT ON THE DISCOUNT NOTES

     The Discount Notes were issued with original issue discount ("OID"), and U.S. Holders of the Discount Notes (including cash basis holders) will be required to include such OID in income as interest income on a constant yield basis, generally in advance of the receipt of the cash payments to which such income is attributable and generally in increasing amounts until November 15, 2002.

     The total amount of OID with respect to a Discount Note will be equal to the excess of the "stated redemption price at maturity" of such Discount Note over its "issue price". The "stated redemption price at maturity" of a Discount Note will be the sum of all payments (other than payments of Penalty Interest, as defined below), whether denominated as interest or principal, required to be made on such Discount Note other than payments of "qualified stated interest". Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments. Because interest is not payable on the Discount Notes until November 15, 2002, none of the interest payments on a Discount Note will constitute qualified stated interest and all such

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

payments will be included in the Discount Note's stated redemption price at maturity. The "issue price" of a Discount Note will be the first price to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters or wholesalers) at which a substantial portion of the Discount Notes are initially sold.

     The amount of OID required to be included in a U.S. Holder's income with respect to a Discount Note for any taxable year (regardless of whether such holder uses the cash or accrual method of accounting) is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion thereof in which such holder holds such Discount Note. A daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Discount Note may be of any length selected by the holder and may vary in length over the term of the Discount Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Discount Note occurs on either the first or final day of an accrual period. The amount of OID allocable to each accrual period will be the product of the adjusted issue price of the Discount Note at the beginning of that accrual period and the yield to maturity of such Discount Note (determined on the basis of a compounding assumption that reflects the length of the accrual period). The adjusted issue price of a Discount Note at the beginning of an accrual period will be its original issue price, increased by all previously accrued OID (disregarding any reduction on account of acquisition premium, described below) and reduced by the amount of all previous cash payments (other than payments of Penalty Interest, described below) on the Discount Note. The yield to maturity is the interest rate, expressed as a constant annual interest rate, that when used in computing the present value of all payments of principal and interest (other than payments of Penalty Interest, described below) to be paid in connection with a Discount Note produces an amount equal to the issue price of the Discount Note.

     Treatment of Additional Discount Notes. The issuance of additional notes ("Additional Discount Notes") in lieu of cash interest is not treated as a payment of interest. Instead, the underlying Discount Note and any Additional Discount Notes that may be issued thereon are treated as a single debt instrument under the OID rules. Moreover, because the terms of an Additional Discount Note and the underlying Discount Note are identical so that the two are fungible in all respects, the issuance of an Additional Discount Note should be treated simply as a division of the underlying Discount Note, so that a U.S. Holder's tax basis and adjusted issue price in the underlying Discount Note should be allocated between the underlying Discount Note and any Additional Discount Notes in proportion to their relative principal amounts. That is, upon the issuance of an Additional Discount Note with respect to a Discount Note, the underlying Discount Note and the Additional Discount Note derived therefrom are treated as initially having the same adjusted issue price and inherent amount of OID per dollar of principal amount. The underlying Discount Note and the Additional Discount Note derived therefrom also would be treated as having the same yield to maturity. Similar treatment would be applied when new Additional Discount Notes were issued with respect to outstanding Additional Discount Notes.

     The Discount Note Issuers will provide certain information to the IRS, and will furnish annually to record holders of the Discount Notes information with respect to OID accruing during the calendar year. Because this information will be based upon the adjusted issue price of the Discount Note as if the holder were the original holder of the instrument who purchased it at the original price, holders who purchase the Discount Notes for an amount other than the original issue price will be required to determine for themselves the amount of OID with respect to the Discount Notes they hold.

ACQUISITION OR BOND PREMIUM AND MARKET DISCOUNT

     Acquisition Premium. A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date will be considered to have purchased such Discount Note at an "acquisition premium". The amount of OID that such holder must include in its gross income with respect to such Discount Note for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year.

     Bond Premium. If a U.S. Holder purchases a Discount Note and immediately after the purchase the adjusted basis of the Discount Note exceeds the sum of all amounts payable on the instrument after the purchase date (other than qualified stated interest), the Discount Note has "bond premium". A U.S. Holder may elect to amortize such bond premium over the remaining term of such Discount Note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date).

     If bond premium is amortized, the amount of interest that must be included in the U.S. Holder's income for each period ending on an interest payment date or at the stated maturity, as the case may be, will be reduced by the portion of premium allocable to such period based on the Discount Note's yield to maturity. If such an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing such U.S. Holder's gain or loss upon the sale or other disposition or payment of the principal amount of the Discount Note.

     An election to amortize premium will apply to amortizable bond premium on all Discount Notes and other bonds, the interest on which is includable in the U.S. Holder's gross income, held at the beginning of the U.S. Holder's first taxable year to which the election applies or that are thereafter acquired and may be revoked only with the consent of the IRS.

     Market Discount. If a U.S. Holder purchases a Discount Note for an amount that is less than its "revised issue price" as of the purchase date, the amount of the difference generally will be treated as "market discount," unless such difference is less than a specified de minimis amount. The Code provides that the revised issue price of a Discount Note equals its issue price plus the amount of OID includable in the income of all holders for periods prior to the purchase date (disregarding any deduction for acquisition premium) reduced by the amount of all prior cash payments (other than payments of Penalty Interest, described below) on the Discount Notes. Subject to a de minimis exception, a U.S. Holder will be required to treat any gain recognized on the sale, exchange, redemption, retirement or other disposition of the Discount Notes as ordinary income to the extent of the accrued market discount that has not previously been included in income. In addition, a U.S. Holder may be required to defer, until the maturity date of the Discount Note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Discount Note.

     Any market discount will be considered to accrue on a straight line basis during the period from the date of acquisition to the maturity date of the Discount Note, unless the holder elects to accrue market discount on a constant interest method. A U.S. Holder of a Discount Note may elect to include market discount in income currently as it accrues (under either the straight line or constant interest method). This election to include market discount currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. Holder of Discount Notes makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments and with respect to the deferral of interest deductions on debt incurred or maintained to purchase or carry such debt instruments would not apply.

ELECTION TO TREAT ALL INTEREST AS OID

     A U.S. Holder of a Discount Note may elect, subject to certain limitations, to include all interest that accrues on the Discount Note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest, OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

     In applying the constant yield method to a Discount Note with respect to which this election has been made, the issue price of the Discount Note will equal the holder's basis in the Discount Note immediately after its acquisition, the issue date of the Discount Note will be the date of its acquisition by the holder, and no payments on the Discount Note will be treated as payments of qualified stated interest. The election generally will apply only to the Discount Note with respect to which it is made and may not be revoked without the consent of the IRS.

     If the election to apply the constant yield method to all interest on a Discount Note is made with respect to a Discount Note on which there is market discount, the electing holder will be treated as having made the election described above under "Acquisition or Bond Premium and Market Discount -- Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such holder.

EXCHANGE DISCOUNT NOTES

     Neither an exchange of Discount Notes for Exchange Discount Notes of the Discount Note Issuers with terms identical to those of the Discount Notes nor the filing of a registration statement with respect to the resale of the Discount Notes should be a taxable event to holders of Discount Notes, and holders should not recognize any taxable gain or loss or any interest income as a result of such an exchange or such a filing. The Issuers are obligated to pay additional interest ("Penalty Interest") to the holder under certain circumstances described under "The Discount Note Exchange Offer -- Purpose and Effect of the Discount Note Exchange Offer" above. Any such payments should be treated for tax purposes as interest, taxable to holders as such payments become fixed and payable.

SALE, EXCHANGE AND RETIREMENT OF DISCOUNT NOTES

     A holder's adjusted tax basis in a Discount Note will, in general, equal the holder's cost for the Discount Note, increased by any amounts included in income as OID, market discount or de minimis market discount which the holder has previously elected to accrue in gross income on an annual basis and reduced by any amortized premium which the holder has previously elected to offset against interest on the Discount Note and any cash payments (other than payments of Penalty Interest) in respect of the Discount Note. Upon the sale, exchange, redemption, retirement or other disposition of a Discount Note, a holder generally will recognize gain or loss equal to the difference between the amount realized on such sale, exchange, redemption or retirement and the holder's tax basis in the Discount Note. Except as described above regarding market discount, gain or loss recognized by a holder on the sale, exchange, redemption or retirement of a Discount Note will be capital gain or loss and will, in the case of individuals, be long-term capital gain or loss subject to a maximum rate of 20% if the Discount Note has been held for more than eighteen months at the time of such disposition. An individual will be taxed on his or her net capital gain at a rate of 28% for property held for 18 months or less but more than one year. Special rules (and generally lower maximum rates) apply for individuals in lower tax brackets.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under the Code, a U.S. Holder of a Discount Note may be subject, under certain circumstances, to information reporting and or backup withholding at a 31% rate with respect to cash payments in respect of interest on, or the gross proceeds from disposition of, a Discount Note. This withholding applies only if a U.S. Holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor,
(ii) furnishes an incorrect TIN, (iii) fails to report interest or dividends properly, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. Holders of Discount Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

                                NON-U.S. HOLDERS

     The following discussion is limited to certain U.S. federal income and estate tax consequences relevant to a holder of a Discount Note that is not a U.S. Holder (a "Non-U.S. Holder").

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

     This discussion does not deal with all aspects of U.S. federal income and estate taxation that may be relevant to the purchase, ownership or disposition of the Discount Notes by any particular Non-U.S. Holder in light of such holder's personal circumstances, including holding the Discount Notes through a partnership. For example, persons who are partners in foreign partnerships or beneficiaries of foreign trusts or estates and who are subject to U.S. federal income tax because of their own status, such as United States residence or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on disposition of its Discount Note.

     For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a Discount Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a qualified resident of a country having an applicable income tax treaty with the United States containing a permanent establishment provision, attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

STATED INTEREST AND OID

     Generally, any interest and OID, if any, actually paid to a Non-U.S. Holder of a Discount Note that is not U.S. trade or business income will not be subject to U.S. federal income tax (or withholding of tax) if such amounts qualify as "portfolio interest". Interest and OID on the Discount Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total capital or profits interests in the Company and is not a "controlled foreign corporation" with respect to which either of the Discount Note Issuers is a "related person" within the meaning of
Section 881(c)(3)(C) of the Code or (ii) either (a) the beneficial owner, under penalties of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies, under penalties of perjury, that such statement has been received from the beneficial owner by it or by another financial institution and furnishes the Discount Note Issuers or their agent with a copy thereof.

     The gross amount of payments to a Non-U.S. Holder of interest and OID, if any, that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. federal income tax rates rather than the 30% gross withholding tax rate and, if the Non-U.S. Holder is a foreign corporation, may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits," as adjusted for certain items, unless it qualifies for a lower rate under an applicable treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the IRS designates), as applicable, prior to payment of interest. These forms must be periodically updated. Under regulations effective as of January 1, 1999, the Forms 1001 and 4224 may be replaced by Form W-8. Also under regulations effective as of January 1, 1999, a Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the regulations for payments through qualified intermediaries.

SALE, EXCHANGE OR REDEMPTION OF DISCOUNT NOTES

     Except as described below and subject to the discussion concerning backup withholding, gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a Discount Note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Discount Note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition or (iii) the Non-U.S. Holder is subject to certain provisions applicable to certain U.S. expatriated persons.

FEDERAL ESTATE TAX

     Discount Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that any interest on the Discount Notes would have qualified as portfolio interest if received by such individual at the time of his or her death.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Discount Note Issuers must report annually to the IRS and to each Non-U.S. Holder any interest and OID, if any, that is subject to U.S. withholding tax or that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns also may be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides.

     The regulations provide that backup withholding and information reporting will not apply to payments of principal on the Discount Notes by the Company to a Non-U.S. Holder if such holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Discount Note Issuers nor their paying agent has actual knowledge that the Holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of Discount Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Discount Note to or through a non-U.S. office of a non-U.S. broker that is not a "U.S. related person" will not be subject to information reporting or backup withholding. (For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or
(ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.)

     In the case of the payment of proceeds from the disposition of Discount Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. Holder).

     Regulations effective as of January 1, 1999 provide similar rules but, in the case of payment of proceeds inside the United States, may require an additional certification that the beneficial owner has not and does not expect to be present in the United States for a period of 183 days or more during the year. Each Non-U.S. Holder should consult such Holder's own tax advisor to determine the applicability of these regulations to its particular situation.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Discount Notes for its own account pursuant to the Discount Note Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Discount Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with the resale of Exchange Discount Notes received in exchange for Old Discount Notes where such Old Discount Notes were acquired as a result of market-making activities or other trading activities. The Discount Note Issuers have agreed that for a period of 180 days after the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In
addition, until                , 1998 (90 days after the commencement of the
Discount Note Exchange Offer), all dealers effecting transactions in the Exchange Discount Notes may be required to deliver a prospectus.

     The Discount Note Issuers will not receive any proceeds from any sales of the Exchange Discount Notes by Participating Broker Dealers. Exchange Discount Notes received by Participating Broker-Dealers for their own account pursuant to the Discount Note Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Discount Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Discount Notes. Any Participating Broker-Dealer that resells the Exchange Discount Notes that were received by it for its own account pursuant to the Discount Note Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Discount Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Discount Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Discount Note Issuers will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

     Certain legal matters relating to the issuance of the Exchange Discount Notes will be passed upon for the Issuers by Kirkland & Ellis, Chicago, Illinois (a partnership which includes professional corporations). Certain partners of Kirkland & Ellis are also partners of KLANS Associates, a partnership that invested in the Partnership and TCC in connection with the 1993 Acquisition. In the Recapitalization, KLANS Associates received $2.1 million for the redemption of all of its holdings of Partnership interests and for the sale of all of its holdings of TCC common stock.

                                    EXPERTS

     The consolidated financial statements of TransWestern Holdings L.P. at April 30, 1996 and 1997 and for each of the three years in the period ended April 30, 1997 included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
TRANSWESTERN HOLDINGS L.P.
Report of Ernst & Young LLP, Independent Auditors.....................................  F-2
Consolidated Balance Sheets as of April 30, 1996 and 1997 and October 31, 1997
  (unaudited).........................................................................  F-3
Consolidated Statements of Operations for each of the three years in the period ended
  April 30, 1997 and the six months ended October 31, 1996 and 1997 (unaudited).......  F-4
Consolidated Statements of Changes in Partnership Deficit for each of three years in the period ended April 30, 1997 and for the six months ended October 31, 1997
  (unaudited).........................................................................  F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended
  April 30, 1997 and the six months ended October 31, 1996 and 1997 (unaudited).......  F-6
Notes to Consolidated Financial Statements............................................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Partners
TransWestern Holdings L.P.

     We have audited the accompanying consolidated balance sheets of TransWestern Holdings L.P. as of April 30, 1996 and 1997 and the related consolidated statements of operations, changes in partnership deficit and cash flows for each of the three years in the period ended April 30, 1997. These consolidated financial statements are the responsibility of Holdings' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TransWestern Holdings L.P. at April 30, 1996 and 1997 and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 30, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
June 6, 1997, except for "Organization, Business
  Activity and Basis of Presentation" under Note 1, as to which the date is November 6, 1997

                           TRANSWESTERN HOLDINGS L.P.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  APRIL 30,
                                                            ---------------------     OCTOBER 31,
                                                              1996         1997          1997
                                                            --------     --------     -----------
                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash....................................................  $  1,320     $  1,254      $   2,223
  Trade receivables (less allowance for doubtful accounts
     of $5,314 in 1996 and $7,626 in 1997 ($7,771 at
     October 31, 1997 (unaudited))........................    21,449       23,279         17,230
  Deferred directory costs................................     5,667        6,412          8,417
  Other current assets....................................       765          518            475
                                                            --------     --------       --------
Total current assets......................................    29,201       31,463         28,345
Property, equipment and leasehold improvements, net.......     2,759        2,840          2,881
Acquired intangibles, net.................................    12,867       12,093          9,281
Other assets, primarily debt issuance costs, net..........     2,596        1,835          8,246
                                                            --------     --------       --------
                                                            $ 47,423     $ 48,231      $  48,753
                                                            ========     ========       ========
LIABILITIES AND PARTNERSHIP DEFICIT
Current liabilities:
  Accounts payable........................................  $  3,191     $  3,901      $   2,925
  Salaries and benefits payable...........................     3,757        4,112          2,498
  Other accrued liabilities...............................     1,636        1,503          4,753
  Amount due general partner..............................       754          805             --
  Customer deposits.......................................     9,281       10,197         14,752
  Current portion, long-term debt.........................     8,494       10,921          2,555
                                                            --------     --------       --------
Total current liabilities.................................    27,113       31,439         27,483
Long-term debt............................................    75,916       67,514        173,875
Partnership deficit:
  General Partner.........................................      (564)        (517)        (2,234)
  Limited Partners........................................   (55,042)     (50,205)      (150,371)
                                                            --------     --------       --------
Total partnership deficit.................................   (55,606)     (50,722)      (152,605)
                                                            --------     --------       --------
                                                            $ 47,423     $ 48,231      $  48,753
                                                            ========     ========       ========

                            See accompanying notes.

                           TRANSWESTERN HOLDINGS L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                                                 SIX MONTHS ENDED
                                                      YEARS ENDED APRIL 30,         OCTOBER 31,
                                                   ---------------------------   -----------------
                                                    1995      1996      1997      1996      1997
                                                   -------   -------   -------   -------   -------
                                                                                    (UNAUDITED)
Net revenues.....................................  $69,845   $77,731   $91,414   $38,050   $38,254
Cost of sales....................................   16,956    18,202    19,500     8,996     9,172
                                                   -------   -------   -------   -------   -------
  Gross profit...................................   52,889    59,529    71,914    29,054    29,082
Operating expenses:
  Sales and marketing............................   27,671    29,919    36,640    15,888    17,114
  General and administrative.....................   13,279    14,276    16,821     7,870     7,893
  Contributions to equity compensation plan......      525       796        --        --     5,543
                                                   -------   -------   -------   -------   -------
Total operating expenses.........................   41,475    44,991    53,461    23,758    30,550
                                                   -------   -------   -------   -------   -------
Income (loss) from operations....................   11,414    14,538    18,453     5,296    (1,468)
Other income (expense), net......................      470       375        48        18      (107)
Interest expense.................................   (4,345)   (6,630)   (7,816)   (4,029)   (4,333)
                                                   -------   -------   -------   -------   -------
                                                    (3,875)   (6,255)   (7,768)   (4,011)   (4,440)
                                                   -------   -------   -------   -------   -------
Income (loss) before extraordinary item..........    7,539     8,283    10,685     1,285    (5,908)
Extraordinary (loss).............................     (392)   (1,368)       --        --    (1,391)
                                                   -------   -------   -------   -------   -------
Net income (loss)................................  $ 7,147   $ 6,915   $10,685   $ 1,285   $(7,299)
                                                   =======   =======   =======   =======   =======
Net income (loss) allocated to General Partner
  units..........................................  $    71   $    69   $   107   $    13   $  (124)
                                                   =======   =======   =======   =======   =======
Net income (loss) allocated to Limited Partner
  units..........................................  $ 7,076   $ 6,846   $10,578   $ 1,272   $(7,175)
                                                   =======   =======   =======   =======   =======
Net income (loss) per General Partner unit.......  $  7.24   $  7.04   $ 10.92   $  1.33   $(12.65)
                                                   =======   =======   =======   =======   =======
Net income (loss) per Limited Partner unit.......  $  1.78   $  1.72   $  2.65   $   .32   $ (2.82)
                                                   =======   =======   =======   =======   =======

                            See accompanying notes.

                           TRANSWESTERN HOLDINGS L.P.

           STATEMENTS OF CHANGES IN CONSOLIDATED PARTNERSHIP DEFICIT
                                 (IN THOUSANDS)

                                                            GENERAL      LIMITED
                                                            PARTNER     PARTNERS        TOTAL
                                                            -------     ---------     ---------
Balance at April 30, 1994.................................  $    45     $   4,413     $   4,458
  Net income..............................................       71         7,076         7,147
  Distributions to partners...............................     (343)      (33,983)      (34,326)
                                                             ------      --------     ---------
Balance at April 30, 1995.................................     (227)      (22,494)      (22,721)
  Net income..............................................       69         6,846         6,915
  Distributions to partners...............................     (406)      (39,394)      (39,800)
                                                             ------      --------     ---------
Balance at April 30, 1996.................................     (564)      (55,042)      (55,606)
  Net income..............................................      106        10,579        10,685
  Distributions to partners...............................      (59)       (5,742)       (5,801)
                                                             ------      --------     ---------
Balance at April 30, 1997.................................     (517)      (50,205)      (50,722)
  Net (loss) (unaudited)..................................     (124)       (7,175)       (7,299)
  Contributions from partners (unaudited).................    1,458        84,298        85,756
  Equity transaction costs (unaudited)....................      (66)       (3,793)       (3,859)
  Distributions to partners (unaudited)...................   (2,985)     (173,496)     (176,481)
                                                             ------      --------     ---------
Balance at October 31, 1997 (unaudited)...................  $(2,234)    $(150,371)    $(152,605)
                                                             ======      ========     =========

                            See accompanying notes.

                          TRANSWESTERN HOLDINGS, L.P.

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                                 (IN THOUSANDS)

                                                                                SIX MONTHS ENDED
                                                  YEARS ENDED APRIL 30,            OCTOBER 31,
                                              ------------------------------   -------------------
                                                1995       1996       1997       1996       1997
                                              --------   --------   --------   --------   --------
                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...........................  $  7,147   $  6,915   $ 10,685   $  1,285   $ (7,299)
Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
  Extraordinary item........................       353      1,368         --         --      1,391
  Depreciation and amortization.............     4,593      4,691      6,399      3,122      3,274
  Amortization of deferred debt issuance
     costs..................................       488        804        703        371        358
  Provision for doubtful accounts...........     6,429      7,069      8,920      3,653      3,747
  Changes in operating assets and
     liabilities net of effects from
     purchase of directories:
     Trade receivables......................    (2,810)      (684)    (4,142)     1,796      5,903
     Write-off of doubtful accounts.........    (6,155)    (8,231)    (7,287)    (3,302)    (3,878)
     Recoveries of doubtful accounts........       437        660        679        332        277
     Deferred directory costs...............       600         97       (302)    (1,316)    (2,005)
     Other current assets...................       269       (158)       247        174         42
     Accounts payable.......................       967        (96)       710       (734)      (976)
     Accrued liabilities....................     1,667      1,038     (1,136)    (1,838)      (660)
     Accrued interest, non current..........        --     (1,054)        69        (17)     1,516
     Customer deposits......................       623        672       (243)     2,146      4,555
                                              --------   --------   --------   --------   --------
Net cash provided by operating activities...    14,608     13,091     15,302      5,672      6,245
INVESTING ACTIVITIES
Purchase of property, equipment and
  leasehold improvements....................      (496)      (484)    (1,034)      (259)      (580)
Increase in other assets....................    (2,342)    (2,631)        --         --     (8,182)
Payment for purchase of directories.........        --     (5,229)    (2,558)    (2,558)        --
                                              --------   --------   --------   --------   --------
Net cash used for investing activities......    (2,838)    (8,344)    (3,592)    (2,817)    (8,762)
FINANCING ACTIVITIES
Proceeds from long-term debt................    50,000     87,300     24,000     14,000    187,373
Repayments of long-term debt................   (27,224)   (51,861)   (29,975)   (14,075)   (89,303)
Equity transaction costs....................        --         --         --         --     (3,859)
Contributions from partner..................        --         --         --         --     85,756
Partnership distributions...................   (34,326)   (39,800)    (5,801)    (2,800)  (176,481)
                                              --------   --------   --------   --------   --------
Net cash provided by (used for) financing
  activities................................   (11,550)    (4,361)   (11,776)    (2,875)     3,486
                                              --------   --------   --------   --------   --------
Net increase (decrease) in cash.............       220        386        (66)       (20)       969
Cash at beginning of period.................       714        934      1,320      1,320      1,254
                                              --------   --------   --------   --------   --------
Cash at end of period.......................  $    934   $  1,320   $  1,254   $  1,300   $  2,223
                                              ========   ========   ========   ========   ========
Supplemental disclosure of cash flow
  information:
Cash paid for interest......................  $  3,066   $  7,223   $  7,131   $  3,674   $  2,459
                                              ========   ========   ========   ========   ========

                            See accompanying notes.

                           TRANSWESTERN HOLDINGS L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (ALL DOLLAR AMOUNTS ARE IN THOUSANDS, INFORMATION SUBSEQUENT TO APRIL 30, 1997
                                      AND
    FOR THE SIX MONTH PERIODS ENDED OCTOBER 31, 1996 AND 1997 ARE UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization, Business Activities and Basis of Presentation

     TransWestern Publishing Company, L.P. (the "Partnership") was formed in 1993 to acquire the business of TransWestern Publishing from US West Marketing Resources Group, Inc. TransWestern Publishing was a division of US West prior to May 1993.


     In November 1997, the Partnership changed its name to TransWestern Holdings L.P. ("Holdings") and formed and contributed substantially all of its assets to TransWestern Publishing Company LLC ("TransWestern" or the "Company"). The Partnership contributed substantially all of its assets (the "Asset Drop-Down") to TransWestern and TransWestern assumed or guaranteed all of the liabilities of the Partnership. As a result, Holdings' only assets are all of the TransWestern membership interests and all of Capital's capital stock. All of the operations that were previously conducted by the Partnership are now being conducted by TransWestern. Holdings has formed TWP Capital Corp. ("Capital") as a wholly-owned subsidiary and the Company has formed TWP Capital Corp. II ("Capital II") as a wholly-owned subsidiary. Neither Capital nor Capital II have any significant assets or operations.



     The general partner of Holdings is TransWestern Communications Company, Inc. (TCC) which holds approximately 2.0% of Holdings outstanding partnership units. TCC has no significant assets other than its investment in Holdings and has no operations.



     The accompanying financial statements give retroactive effect to the formation of the Company and the contribution of assets and liabilities by Holdings as if these events had occurred on the date of the Partnership's formation. The accompanying consolidated financial statements present the historical consolidated financial position and results of operations of Holdings, Capital, TransWestern and Capital II.


     TransWestern publishes and distributes local yellow page directories in twelve states.

  Cash and cash equivalents

     Holdings considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. Holdings evaluates the financial strength of the institutions at which significant investments are made and believes the related credit risk is limited to an acceptable level.

  Revenue Recognition, Deferred Directory Costs and Customer Deposits

     Revenues from the sale of advertising placed in each directory are recognized upon the distribution of directories in their individual market areas. Advance payments received for directory advertising are shown as customer deposits in the accompanying consolidated balance sheets. Expenditures directly related to sales, production, printing and distribution of directories are capitalized as deferred directory costs and matched against related revenues upon directory distribution. Holdings published and recognized revenue for 106, 118 and 128 directories in fiscal 1995, 1996 and 1997, respectively.

  Concentration of Credit Risk

     Credit is extended based upon customer collection history and generally a deposit is required. Holdings is not subject to a concentration of credit risk due to the geographic and economic diversity of its customer base, however credit losses have represented a cost of doing business due to the nature of the customer base (predominantly small businesses) and the use of extended credit terms.

                           TRANSWESTERN HOLDINGS L.P.

     A provision for doubtful accounts based on historical experience is recorded at the time revenue is recognized for individual directories. The estimated provision for doubtful accounts as a percentage of net revenues equaled 9.2%, 9.1% and 9.8% of net revenues in fiscal 1995, 1996 and 1997, respectively. Actual write-offs are taken against the allowance when management determines that an account is uncollectible. In general, management makes this determination when an account has declared bankruptcy, has gone out of business or fails to renew for the following year's directory.

  Fair Value of Financial Instruments

     In accordance with requirements of Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the following methods and assumptions were used by the Company in estimating the fair value disclosures:

  Cash and Short-Term Receivables

     The carrying amounts approximate fair values because of short maturities of these instruments.


  Long-Lived Assets



     Property, equipment and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the assets estimated useful lives which range from three to seven years. Leasehold improvements are amortized over the shorter of the assets useful lives or the lease period.



     Acquired intangibles are carried at cost which represent the excess of the purchase price over the fair value of net tangible assets acquired in connection with acquisitions of regional providers of yellow page directories. Acquired intangibles consist primarily of customer lists with initial carrying values, which, in the opinion of management, are equal to fair value on the date of acquisition. Acquired intangibles are being amortized using the straight-line method over five years.



     Effective May 1, 1996 Holdings adopted Statement of Financial Accounting Standard No. 121, "Accounting for Long-Lived Assets and Long-Lived Assets to be Disposed Of" which established standards for recording the impairment of long-lived assets, including property, equipment and leasehold improvements, intangible assets and goodwill.



     In accordance with this Statement, Holdings reviews the carrying value of property, equipment and leasehold improvements for evidence of impairment through comparison of the undiscounted cash flows generated from those assets to the related carrying amounts of those assets. The carrying value of acquired intangibles is evaluated for impairment through comparison of the undiscounted cash flows derived from publication of acquired directories to the carrying value of the related intangibles.



  Long-Term Debt



     Management believes that the carrying value of Holdings' long-term debt materially approximates its fair value as all debt outstanding at April 30, 1997 and October 31, 1997 is variable rate debt which is tied to standard indices which adjust over relatively short periods (one to six months). These rates are similar to current rates offered to Holdings for debt of similar maturity.


  Debt Issuance Costs

     Debt issuance costs are being amortized over the term of the related debt using the weighted-average declining balance method (which approximates the interest method). Amortization is included in interest expense in the accompanying statements of income.

                           TRANSWESTERN HOLDINGS L.P.

  Income Taxes

     No provision has been made in the accompanying statements of income for federal and state income taxes, except for the California minimum franchise tax, as any taxable income or loss of the Partnership prior to the formation of TransWestern was included in the income tax returns of the Partnership's partners.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Information

     The accompanying consolidated financial statements and related notes for the six month periods ended October 31, 1996 and 1997 are unaudited but include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of consolidated financial position, results of operations and cash flows for these interim periods. The consolidated results of operations for the six months ended October 31, 1997 are not necessarily indicative of operating results to be expected for the full fiscal year.

2.  DIRECTORY ACQUISITIONS

     During fiscal 1996 and 1997, Holdings completed acquisitions of certain tangible and intangible assets from companies which publish yellow page directories in California, Massachusetts, New York, Indiana, Kentucky and Tennessee. These transactions were accounted for as purchases and accordingly the purchase price was allocated to the tangible and intangible assets acquired based on their respective fair values at the date of acquisition as follows:

                                                                         APRIL 30,
                                                                     -----------------
                                                                      1996       1997
                                                                     ------     ------
        Deferred directory costs...................................  $  671     $  443
        Customer base..............................................   6,615      4,620
        Other......................................................     421         56
                                                                     ------     ------
        Total assets acquired......................................  $7,707     $5,119
                                                                     ======     ======

     In fiscal 1997, Holdings purchased certain tangible and intangible assets totaling $5,119 (including related liabilities totaling $535) of Alliance Media, Inc. for cash of $2,558 and recorded other obligations totaling $2,026. The obligations represent the realized contribution margin contingent upon the operating results (as defined in the purchase agreement) of certain directories acquired and certain acquisition related expenses. Management believes the contingent payments due under the 1997 acquisition agreement are reasonably assured.

                           TRANSWESTERN HOLDINGS L.P.

     Assuming that the acquisition of Alliance Media, Inc. had occurred on the first day of Holdings' fiscal years ended April 30, 1996 and 1997, pro forma consolidated condensed results of operations would be as follows:

                                                                    YEARS ENDED APRIL
                                                                           30,
                                                                   -------------------
                                                                    1996        1997
                                                                   -------     -------
                                                                       (UNAUDITED)
        Revenues.................................................  $82,180     $91,414
        Net income...............................................    7,110       9,651

     These results give effect to a pro forma consolidated adjustment for the amortization of acquired intangibles.

     In fiscal 1996, Holdings purchased certain tangible and intangible assets, totaling $7,707 (including related liabilities totaling $611) of J&J Marketing Services, Inc. and Golden State Directory Corporation for cash of $5,229, notes payable totaling $1,010 (Note 4) and other amounts due totaling $857.

     Assuming that the acquisitions of J&J Marketing Services, Inc. and Golden State Directory Corporation had occurred on the first day of Holdings' fiscal year ended April 30, 1996 pro forma consolidated condensed results of operations would be as follows:

                                                                           YEAR ENDED
                                                                            APRIL 30,
                                                                              1996
                                                                           -----------
                                                                           (UNAUDITED)
        Revenues.........................................................    $81,595
        Net income.......................................................      7,008

     These results give effect to pro forma consolidated adjustments for the amortization of acquired intangibles and additional interest expense on related debt.

3.  CONSOLIDATED FINANCIAL STATEMENT DETAILS

  Property, Equipment and Leasehold Improvements

                                                               APRIL 30,          OCTOBER 31,
                                                          -------------------     -----------
                                                           1996        1997          1997
                                                          -------     -------     -----------
                                                                                  (UNAUDITED)
    Computer and office equipment.......................  $ 3,337     $ 4,335       $ 4,794
    Furniture and fixtures..............................    1,340       1,370         1,471
    Leasehold improvements..............................      227         233           254
                                                          -------     -------       -------
                                                            4,904       5,938         6,519
    Less accumulated depreciation and amortization......   (2,145)     (3,098)       (3,638)
                                                          -------     -------       -------
                                                          $ 2,759     $ 2,840       $ 2,881
                                                          =======     =======       =======

                           TRANSWESTERN HOLDINGS L.P.

  Acquired Intangibles

                                                              APRIL 30,           OCTOBER 31,
                                                        ---------------------     -----------
                                                          1996         1997          1997
                                                        --------     --------     -----------
                                                                                  (UNAUDITED)
    Customer base.....................................  $ 23,073     $ 27,693      $  27,587
    Covenant not to compete...........................     1,200           --             --
                                                         -------      -------        -------
                                                          24,273       27,693         27,587
    Less accumulated amortization.....................   (11,406)     (15,600)       (18,306)
                                                         -------      -------        -------
                                                        $ 12,867     $ 12,093      $   9,281
                                                         =======      =======        =======

  Other Assets

                                                               APRIL 30,          OCTOBER 31,
                                                          -------------------     -----------
                                                           1996        1997          1997
                                                          -------     -------     -----------
                                                                                  (UNAUDITED)
    Debt issuance costs.................................  $ 2,883     $ 2,827       $ 8,434
    Other...............................................      214         264           271
                                                          -------     -------       -------
                                                            3,097       3,091         8,705
    Less accumulated amortization.......................     (501)     (1,256)         (459)
                                                          -------     -------       -------
                                                          $ 2,596     $ 1,835       $ 8,246
                                                          =======     =======       =======

4.  FINANCING ARRANGEMENTS

     Long-term financing arrangements consist of the following:

                                                                            APRIL 30,
                                                                       -------------------
                                                                        1996        1997
                                                                       -------     -------
    Senior term loan.................................................  $76,100     $68,100
    Revolving loan...................................................    7,300       9,400
    Other notes payable..............................................    1,010         935
                                                                       -------     -------
                                                                        84,410      78,435
    Less current portion.............................................    8,494      10,921
                                                                       -------     -------
                                                                       $75,916     $67,514
                                                                       =======     =======

     In November 1995, Holdings entered into a $95.0 million credit agreement with a group of banks in which First Union National Bank of North Carolina is the administrative agent. Under the terms of this agreement, Holdings borrowed $80.0 million under a senior term note and initially borrowed $5.0 million under a $15.0 million (maximum) revolving credit facility. Proceeds from the term note and the revolving credit facility were used to repay principal and interest outstanding under the then existing term note and revolving credit facilities of $40.5 million, repay principal and accrued interest of $5.8 million on the Junior Subordinated Note (as defined below), make a distribution to the general and limited partners totaling $36.4 million and $2.3 million for working capital purposes. In connection with the repayment of the previous term notes and revolving credit facilities, unamortized debt issue costs of $392 and $1,368 were written off and recorded in the accompanying consolidated 1995 and 1996 income statements as extraordinary items.

                           TRANSWESTERN HOLDINGS L.P.

     Principal payments on the senior term note are due quarterly through maturity, April 30, 2002. The revolving credit agreement also expires on April 30, 2002. Borrowings under this agreement rank senior to all other indebtedness of the Partnership and are secured by all of Holdings' assets.

     Annual maturities under the long-term financing arrangements as of April 30, 1997 are as follows:

                                                                         REVOLVING
                                                            SENIOR        LOAN AND
                                                           TERM LOAN       OTHER         TOTAL
                                                           ---------     ----------     -------
    1998.................................................   $ 9,986       $    935      $10,921
    1999.................................................    11,984             --       11,984
    2000.................................................    15,480             --       15,480
    2001.................................................    17,977             --       17,977
    2002.................................................    12,673          9,400       22,073
                                                            -------        -------      -------
                                                            $68,100       $ 10,335      $78,435
                                                            =======        =======      =======

     Holdings may prepay any or all of the outstanding borrowings under the term or revolving credit notes, in minimum increments of $50, without penalty. The agreement requires that excess cash flows (as defined) and net cash proceeds from the sale of assets, issuance of debt or partnership equity (in excess of prescribed amounts) shall be used to repay term or revolving credit borrowings. Such mandatory prepayments shall first be applied to the outstanding term note balance with any excess being applied to the revolving credit note balance.

     Under the terms of the agreement, Holdings can elect to have the interest rate on borrowings tied to either of two indices: the administrative agent's prime rate based on the Alternative Base Rate (ABR) (as defined) plus a margin of 1.75 percentage points, or the administrative agent's LIBOR base rate (as defined) plus a margin of 2.75 percentage points. The margin applicable for ABR and LIBOR loans is subject to adjustment based on the ratio of Holdings' total indebtedness to EBITDA. The ABR margin ranges from 1.25% to 1.75% and the LIBOR margin ranges from 2.25% to 2.75%.

     Interest tied to LIBOR may be based on one, three or six month interest rate periods. At April 30, 1997, all outstanding term loan borrowings of $68.1 million were tied to a one month LIBOR period and the total interest rate in effect was 8.4375%. Borrowings under the revolving credit facility at April 30, 1997 consisted of $7.0 million under a one month LIBOR period (total interest rate of 8.4375%) and $2.4 million under an ABR rate (interest rate of 10.25%). Interest on loans tied to the ABR is payable quarterly, interest on debt tied to one month and three month LIBOR periods is payable at the end of the respective period and interest on six month LIBOR periods is payable at three month intervals. Holdings is also required to pay a quarterly fee of 0.5% of the average daily available balance outstanding under the revolving credit facility. Additionally, Holdings is also required to pay a annual fee of $75 to the administrative agent which Holdings accrues for ratably over the twelve month period.

     Under the terms of the term loan agreement, Holdings is required to have interest rate protection for at least 50% of the initial balance of the term loan. In December 1996, Holdings entered into interest rate swap agreements with two banks which are effective through October 30, 1998. Interest rate coverage under these agreements is tied to the one month LIBOR rate relative to a fixed "Swap Reset Rate" (equal to 5.375%). Under these agreements, if the one month LIBOR rate is greater than the "Swap Reset Rate," Holdings will receive an amount equal to the interest rate differential multiplied by the "Notional Amount" (the "Notional Amount" at April 30, 1997 equaled $61.0 million). The "Notional Amount" decreases by approximately $3.0 million per quarter through March 1998.

                           TRANSWESTERN HOLDINGS L.P.

     If the LIBOR rate is less than the "Swap Reset Rate," Holdings would owe the banks an amount calculated in a similar manner. As of April 30, 1997, amounts paid or received by Holdings under the interest rate swap agreements were not significant.

     In addition to the interest rate swap agreements, at April 30, 1997, Holdings has nine months remaining under an interest rate cap contract entered into in 1996 and to date amounts paid or received by Holdings under the interest rate cap agreement were not significant.

     Terms of the credit agreements include certain financial covenants, including minimum annual EBITDA (earnings before interest, taxes, depreciation and amortization, as defined), a leverage ratio, an interest coverage ratio, and a fixed charge coverage ratio. These covenants also limit capital expenditures and indebtedness of Holdings as well as restricting distributions to the partners. As of April 30, 1997 and October 31, 1997 Holdings was in compliance with these covenants.

     In conjunction with the November 1996 refinancing, Holdings retired all indebtedness associated with a $4.5 million 12% Junior Subordinated Note.

     In connection with the acquisition of certain assets from other directory companies in fiscal 1996 (Note 2) Holdings issued two 7% notes payable totaling $1,010, of which $935 remains outstanding at April 30, 1997. The outstanding balance is due in fiscal 1998.

     In connection with a recapitalization transaction (the "Recapitalization") completed in October 1997 (Note 9) Holdings entered into a Senior Credit Facility and a Senior Subordinated Facility under which Holdings may borrow up to $200 million. A portion of the $182.7 million borrowed under these facilities in connection with the Recapitalization was used to repay approximately $75.6 million of existing indebtedness.

     In November 1997, Holdings issued approximately $32.5 million of 11 7/8% Senior Discount Notes. Such Notes have an aggregate principal amount at maturity in 2008 of $57,916,000. Approximately $31.3 million of proceeds raised from the Notes was used to repurchase preferred limited partnership units from the holders of such units.

5.  PARTNERSHIP DEFICIT

     As of April 30, 1996 and 1997, the Partnership's general partner equity consisted of 9,800 authorized, issued and outstanding units with such units representing a 1.0% interest in the limited partnership. Also as of April 30, 1996 and 1997, limited partner equity of the Partnership consisted of 3,968,236 authorized, issued and outstanding Class A Common units and 314,290 authorized Class E Incentive units, of which 299,698 were issued and outstanding. In May 1995, the Class E units were authorized as performance-based equity units issued principally to senior management. The value of these units on the date of issuance were determined to not be material. These units vest at a rate of 20% per year for five years and as of April 30, 1997, 20% of these units had vested. The Class E Incentive units will become Common units and share in the allocation of partnership earnings and distributions upon achievement of certain financial milestones (as defined in the Partnership Agreement dated May 13, 1993, as amended). As of April 1997, none of the Class E Incentive units were eligible to share in the allocation of earnings or distributions as such milestones had not been achieved.

     As of October 31, 1997, the general partner's equity consisted of 9,800 authorized, issued and outstanding units with such units representing a 1.7% interest in Holdings. Also as of October 31, 1997, the limited partner's equity in Holdings consisted of 1,270,456 authorized, issued and outstanding Preferred units, 1,270,456 authorized, issued and outstanding Class A Common units and 10,000 authorized, issued and outstanding Class B Common units. The Preferred units are entitled to a preferred yield of 12.0% per annum, compounded quarterly, and an amount equal to the original investment in such Preferred units (net of any prior repayments of Preferred units) plus any accrued and unpaid preferred yield (collectively the "Preference

                           TRANSWESTERN HOLDINGS L.P.

Amount") on any liquidation or other distribution by Holdings. Partners holding Class A units are entitled to share in any remaining proceeds of any liquidation or other distribution by Holdings pro rata according to the number of Class A units held by such partner. Holders of Class B units will also be entitled to share in a percentage of any such distributions, but only if the holders of the Preferred units and the Class A units have achieved specific levels of return on their investment (the "Target IRR's") as defined in the Partnership Agreement (as amended).

     In November 1997, Holdings redeemed approximately 610,800 Preferred units with approximately $31.3 million of proceeds raised through the issuance of 11 7/8% Senior Discount Notes which mature in 2008.

     Holdings made distributions to Common unit holders for income taxes totaling $3,250, $3,400 and $5,801 in fiscal 1995, 1996 and 1997, respectively and $2,100 in the six months ended October 31, 1997. Holdings also made distributions in connection with recapitalization transactions completed in fiscal 1995 and 1996 and in the six months ended October 31, 1997 which totaled $31,076, $36,400 and $174,381, respectively. Other than tax distributions, Holdings is restricted under the terms of its senior lending agreements from making additional partnership distributions.

6.  BENEFIT PLANS

  401(k) and Profit Sharing Plan

     Substantially all of Holdings' employees are covered by a 401(k) and profit sharing retirement plan. Employees can make contributions to the plan up to the maximum amount allowed by federal tax code regulations. Holdings may match the employee contributions, up to a limitation of 83% of the first 6% of annual earnings per participant. Holdings may also make annual discretionary profit sharing contributions. Contributions to the plan for the years ended April 30, 1995, 1996 and 1997 were approximately $608, $761 and $761, respectively.

  Equity Compensation Plan


     During fiscal 1994, Holdings established the TransWestern Publishing Company, L.P. Equity Compensation Plan (the "Plan"). The Plan provides select key full-time employees with deferred compensation benefits for income tax purposes. Special distributions to the Plan are recorded as expense in the accompanying statements of income when declared by the Board of Directors, generally following a significant refinancing transaction.



     To determine the value of the distributions to the partners and the Plan, the actual partnership units outstanding are increased by approximately 87,000 common and Class E equity incentive units as if the Plan held these units. Distributions to the Plan related to refinancing transactions completed in fiscal 1995, 1996 and in the six-months ended October 31, 1997 totaled $525, $796 and $5,543, respectively. Employees receiving units in the Plan are eligible to receive a ratable per unit share of cash distributions from the Plan, if and when declared by the Plan Administrators.


     Generally, the Plan Administrators intend to distribute to employee unit holders all assets contributed to the Plan within three years of the date of contribution. In fiscal 1997, the Plan Administrators paid distributions totaling $411 and at April 30, 1997 there was no undistributed equity trust proceeds.

7.  LEASE COMMITMENTS

     Holdings leases office facilities in several cities throughout the United States under operating leases with remaining terms ranging from one to six years. Total rent expense for the years ended April 30, 1995, 1996 and

                           TRANSWESTERN HOLDINGS L.P.

1997, was $1,711, $1,750 and $1,866, respectively. Future minimum lease payments, under these leases are as follows for fiscal years ending April 30:

                1998................................................  $1,428
                1999................................................   1,301
                2000................................................   1,002
                2001................................................     827
                2002................................................     558
                Thereafter..........................................     627
                                                                      ------
                                                                      $5,743
                                                                      ======

8.  RELATED PARTY TRANSACTION

     The General Partner advanced $694 and $4 in fiscal 1996 and 1997, respectively, to Holdings for working capital purposes. Holdings accrues interest on these advances at the established senior term loan rate (see Note
4). As of April 30, 1997, $805, including accrued interest of $124, was due the General Partner. The amount due to the General Partner is payable upon demand by the General Partner.

9.  SUBSEQUENT EVENTS (UNAUDITED)

     In October 1997, the Partnership completed the $312,700 Recapitalization. In the Recapitalization, new investors including Thomas H. Lee Equity Fund III, L.P. and its affiliates along with other investors, existing limited partners of the Partnership and the Partnership's senior managers invested new and continuing capital of $130,009 in the Partnership and TransWestern Communications Company, Inc. (which is the general partner of the Partnership). The proceeds of the equity investment together with approximately $182,700 of senior and senior subordinated debt financing were used (i) for $224,500 of consideration paid to redeem a portion of the limited partnership interests from existing limited partners, (ii) to repay $75,600 outstanding under credit facilities in existence since 1995, (iii) to pay $10,600 of fees and expenses associated with the Recapitalization and (iv) for $2.0 million for general corporate purposes, including working capital.

     The Recapitalization was financed with (i) the $130,009 equity investment,
(ii) borrowings of $107,700 under a $125,000 (maximum) variable interest rate Senior Credit Facility and (iii) borrowings of $75,000 under a Senior Subordinated Facility. The assets and liabilities of Holdings are stated at historical cost and were not revalued to fair market value at the date of the Recapitalization. As a result of the Recapitalization, Thomas H. Lee Equity Fund III, L.P. and its affiliates will collectively own approximately 59% of the equity of the Partnership.

     In November 1997, the Partnership changed its name to TransWestern Holdings L.P. and formed and contributed substantially all of its assets to TransWestern. TransWestern assumed or guaranteed all of the liabilities of the Partnership. As a result, Holdings only assets are all of the TransWestern membership interests and all of Capital's capital stock. All of the operations that were previously conducted by the Partnership are now being conducted by TransWestern. Holdings formed Capital as a wholly-owned subsidiary. Neither Capital nor Capital II has any significant assets or operations.

     The Partnership intends to utilize the proceeds of an offering by TransWestern of $100,000 of unsecured notes to repay the $75,000 Senior Subordinated Facility and to pay down the balance outstanding under the revolving Senior Credit Facility. See "Description of the Notes" beginning on page 69 of this Prospectus for a description of the terms of the $100,000 unsecured notes. Subsequent to the Recapitalization, Holdings commenced an offering of $32,500 initial aggregate principal amount of unsecured senior discount notes, the net proceeds of which will be used to redeem approximately $31,300 of preferred units of Holdings.


     On February 2, 1998, the Company acquired eight directories from Mast Advertising and Publishing, Inc. ("Mast") for cash of approximately $7.7 million and a $265,000 promissory note due in one year. In connection with the acquisition, the Company also assumed certain liabilities of Mast totaling approximately $995,000. The acquisition has been accounted for as a purchase and accordingly the purchase price has been

                           TRANSWESTERN HOLDINGS L.P.

allocated to the tangible and intangible assets acquired based on their respective fair values at the date of acquisition, as follows:



            Customer List............................................   $8,058,000
            Deferred directory costs.................................      258,000
            Other current and non-current assets.....................      678,000

============================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERS CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DISCOUNT NOTE ISSUERS OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE DISCOUNT NOTE ISSUERS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Available Information.......................    i
Summary.....................................    1
Risk Factors................................   14
The Discount Note Issuers...................   22
The Transactions............................   23
The Principal Investors.....................   26
Use of Proceeds.............................   27
Capitalization..............................   28
Unaudited Pro Forma Consolidated Financial
  Data......................................   29
Selected Historical Consolidated Financial
  and Other Data............................   36
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   38
Business....................................   47
Management..................................   54
Security Ownership of Certain Beneficial
  Owners and Management.....................   59
Certain Transactions........................   61
Limited Partnership Agreement...............   65
Limited Liability Company Agreement.........   66
Description of Senior Credit Facility.......   67
Description of the Notes....................   69
The Discount Note Exchange Offer............   95
Description of the Discount Notes...........  103
Certain U.S. Federal Income Tax
  Considerations............................  128
Plan of Distribution........................  134
Legal Matters...............................  135
Experts.....................................  135
Index to Consolidated Financial
  Statements................................  F-1

============================================================
============================================================
                                  $57,916,000

                           TRANSWESTERN HOLDINGS L.P.

                               TWP CAPITAL CORP.

OFFER TO EXCHANGE THEIR 11 7/8% SERIES B SENIOR DISCOUNT NOTES DUE 2008 FOR ANY
              AND ALL OF THEIR OUTSTANDING 11 7/8% SENIOR DISCOUNT
                                 NOTES DUE 2008

                               -----------------

                                   PROSPECTUS
                               -----------------

                                FEBRUARY  , 1998
============================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Holdings. Holdings is a limited partnership organized under the laws of the State of Delaware. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the "Act") provides that, subject to such standards and restrictions, if any, as are set forth in its limited partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any member or general partner or other person from and against any and all claims and demands whatsoever.

     Section 5.10 of Holdings' Third Amended and Restated Agreement of Limited Partnership provides, among other things, that Holdings shall indemnify and hold harmless TCC and each affiliate, officer, director, controlling person, partner, employee or shareholder of TCC ("Indemnified Person") from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts relating to any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, which relate to TCC's status or activities as the general partner or to Holdings' property, business or affairs ("Claims"). An Indemnified Person's expenses paid or incurred in defending itself against any Claim shall be reimbursed as paid or incurred.

     Holdings may maintain insurance, at its expense, to protect any person against any expense, liability or loss, to the extent that Holdings would have the power to indemnify such person against such expense, liability or loss under the Act.

     Holdings intends to obtain insurance policies covering all of its directors and officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

     Capital.  Capital is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware, inter alia ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

     Capital's Certificate of Incorporation provides that to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of Capital shall not be liable to Capital or its stockholders for monetary damages for a breach of fiduciary duty as a director.

     Article V of the By-laws of Capital ("Article V") provides, among other things, that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of Capital as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by Capital to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Capital to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, Capital shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of Capital.

     Article V also provides that persons who are not covered by the foregoing provisions of Article V and who are or were employees or agents of Capital, or who are or were serving at the request of Capital as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

     Article V further provides that Capital may purchase and maintain insurance on its behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of Capital or was serving at the request of Capital as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not Capital would have the power to indemnify such person against such liability under Article V.

     All of Capital's directors and officers will be covered by insurance policies intended to be obtained by Capital against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

         See Index to Exhibits.

     (b) Financial Statement Schedules.

        All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuers undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (5) The registrants undertake that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (8) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (9) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, TransWestern Holdings L.P. has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of San Diego, State of California, on the 19th day of February, 1998.


                                          TRANSWESTERN HOLDINGS L.P.

                                          By: TransWestern Communications
                                          Company, Inc.

                                          --------------------------------------
                                          (General Partner)

                                          By:     /s/ LAURENCE H. BLOCH

                                            ------------------------------------
                                            Name: Laurence H. Bloch
                                            Title: Vice President, Secretary

                                   * * * * *


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement and power of attorney has been signed below by the following persons in the capacities indicated on the 19th day of February, 1998.


                  SIGNATURE                                        CAPACITY
---------------------------------------------   ----------------------------------------------


                      *                         President and Chief Executive Officer and
---------------------------------------------     Director of TCC (Principal Executive
               Ricardo Puente                     Officer)

                      *                         Chairman and Secretary and Director of TCC
---------------------------------------------
              Laurence H. Bloch

                      *                         Vice President, Chief Financial Officer and
---------------------------------------------     Assistant Secretary (Principal Financial and
               Joan M. Fiorito                    Accounting Officer)
                      *                         Director of TCC
---------------------------------------------
               C. Hunter Boll

                      *                         Director of TCC
---------------------------------------------
             Terrence M. Mullen

                      *                         Director of TCC
---------------------------------------------
            Christopher J. Perry

                      *                         Director of TCC
---------------------------------------------
               Scott A. Schoen

                      *                         Director of TCC
---------------------------------------------
              Marcus D. Wedner

* The undersigned, by signing her name hereto, does sign and execute this Amendment No. 2 to the Registration Statement on behalf of the above named officers and directors of the Company pursuant to the Power of Attorney executed by such officers and directors and previously filed with the Securities and Exchange Commission.


             /s/ JOAN M. FIORITO
---------------------------------------------
      Joan M. Fiorito, Attorney in Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, TWP Capital Corp. has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of San Diego, State of California, on the 19th day of February, 1998.


                                          TWP CAPITAL CORP.

                                          By:     /s/ LAURENCE H. BLOCH

                                            ------------------------------------
                                            Name: Laurence H. Bloch
                                            Title: President and Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on the 19th day of February, 1998.


                  SIGNATURE                                        CAPACITY
---------------------------------------------   ----------------------------------------------


            /s/ LAURENCE H. BLOCH               President, Secretary and Director (Principal
---------------------------------------------     Executive Officer)
              Laurence H. Bloch

             /s/ JOAN M. FIORITO                Vice President and Assistant Secretary
---------------------------------------------     (Principal Financial and Accounting Officer)
               Joan M. Fiorito

                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER                                         EXHIBIT
  ------    ----------------------------------------------------------------------------------
    2.1     Securities Purchase and Redemption Agreement, dated August 27, 1997, as amended, by and among Holdings, TCC, TWP Recapitalization Corp., THL and certain limited partners of Holdings.+*
    2.2     Contribution and Assumption Agreement, dated November 6, 1997, by and among
            Holdings and TransWestern.(1)
    2.3     Assignment and Assumption Agreement, dated November 6, 1997, by and among Holdings and TransWestern.(1)
    2.4     Bill of Sale, dated November 6, 1997, by and among Holdings and TransWestern.(1)
    3.1     Certificate of Limited Partnership of Holdings.*
    3.2     Certificate of Incorporation of Capital.*
    3.3     By-Laws of Capital.*
    3.4     Third Amended and Restated Agreement of Limited Partnership, as amended, of
            Holdings.*
    3.5     Certificate of Incorporation of TCC.*
    3.6     By-Laws of TCC.*
    4.1     Indenture, dated as of November 12, 1997, by and between the Discount Note Issuers and Wilmington Trust Company, as Trustee.(1)
    4.2     Form of 11 7/8% Senior Discount Notes due 2008.*
    4.3     Securities Purchase Agreement, dated as of November 6, 1997, by and among the
            Discount Note Issuers, TransWestern, TCC, and the Initial Purchasers.(1)
    4.4     Registration Rights Agreement, dated as of November 12, 1997, by and among the
            Discount Note Issuers and the Initial Purchasers.(1)
    5.1     Opinion of Kirkland & Ellis.*
    8.1     Opinion of Kirkland & Ellis.
   10.1     Management Agreement, dated as of October 1, 1997, by and between Holdings
            (formerly known as TransWestern Publishing Company, L.P.) and Thomas H. Lee
            Company.*
   10.2     Investors Agreement, dated as of October 1, 1997, by and between Holdings
            (formerly known as TransWestern Publishing Company, L.P.), TCC and the limited partners of Holdings.+*
   10.3     Registration Agreement, dated as of October 1, 1997, by and between Holdings
            (formerly known as TransWestern Publishing Company, L.P.), TCC and the limited partners of Holdings.*
   10.4     Form of Executive Agreement between Holdings (formerly known as TransWestern
            Publishing Company, L.P.), TCC and each Management Investor.(1)
   10.5     Employment Agreement, dated as of October 1, 1997, by and between Laurence H.
            Bloch and TransWestern.(1)
   10.6     Employment Agreement, dated as of October 1, 1997, by and between Ricardo Puente and TransWestern.(1)
   10.7     Assumption Agreement and Amended and Restated Credit Agreement, dated as of
            November 6, 1997, among the Company, the lenders listed therein and Canadian
            Imperial Bank of Commerce, as administrative agent, and First Union National Bank, as documentation agent.(1)
   10.8     Securities Purchase Agreement, dated as of November 6, 1997, by and among the
            Company, Holdings, TCC and the Initial Purchasers.(1)
   10.9     Indenture, dated as of November 12, 1997, by and between the Company and
            Wilmington Trust Company, as Trustee.(1)

  EXHIBIT
  NUMBER                                         EXHIBIT
  ------    ----------------------------------------------------------------------------------
   10.10    Registration Rights Agreement, dated as of November 12, 1997, by and among the
            Company and the Initial Purchasers.(1)
   10.11    Form of Equity Compensation Plan.*
   12.1     Statement regarding computation of ratios of earnings to fixed charges.*
   21.1     Subsidiaries of Holdings and TransWestern.*
   23.1     Consent of Ernst & Young LLP Independent Auditors.
   23.2     Consent of Kirkland & Ellis (included in Exhibit 5.1 above).*
   24.1     Power of Attorney (included in Part II of the Registration Statement).*
   25.1     Statement of Eligibility of Trustee on Form T-1.*
   27.1     Financial Data Schedule.*
   99.1     Form of Letter of Transmittal.*
   99.2     Form of Notice of Guaranteed Delivery.*
   99.3     Form of Tender Instructions.*


---------------
 *  Previously Filed.

 + Holdings agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by the Commission.

(1) Filed as an Exhibit to the Registration Statement on Form S-4 (Registration No. 333-42085) filed by TransWestern Publishing Company LLC and TWP Capital Corp. II with the Securities and Exchange Commission on December 12, 1997.